UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check	the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a - 12

ROXIO, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$80,000,000

(5)	Total fee paid:

$10,136

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2004

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2004 Annual Meeting of Stockholders of Roxio, Inc. to be held at our Napster offices located at 9044 Melrose Avenue, Los Angeles, California 90069, on November 1, 2004 at 10:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

On August 9, 2004, we announced a definitive agreement to sell all of the assets and certain liabilities of our consumer software division to Sonic Solutions. Roxio made this strategic decision based on the compelling growth expectations for the online music market, coupled with a maturing market for consumer software sales. Divesting the consumer software division will enable us to channel one hundred percent of our focus on Napster and will put us in an extremely strong position competitively with a net cash balance well in excess of $100 million. To emphasize our commitment to this strategic path, we will change the company’s name to “Napster” and will trade under the ticker symbol “NAPS” upon successful completion of this transaction. You will have an opportunity to vote on these important initiatives at the 2004 Annual Meeting of Stockholders.

During the Annual Meeting, stockholders will hear a presentation by Roxio and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on November 1, 2004 and urge you to return your proxy card as soon as possible.

Sincerely,

Wm. Christopher Gorog Chairman and Chief Executive Officer

ROXIO, INC.

455 EL CAMINO REAL

SANTA CLARA, CALIFORNIA 95050

(408) 367-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 1, 2004

To the Stockholders of Roxio, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Roxio, Inc. will be held at 10:00 a.m., local time, on November 1, 2004, at our Napster offices located at 9044 Melrose Avenue, Los Angeles, California 90069 for the following purposes, as more fully described in the accompanying proxy statement:

1. To consider and vote upon a proposal to approve the proposed sale of our consumer software division to Sonic Solutions pursuant to the asset purchase agreement dated as of August 9, 2004 between us and Sonic Solutions, as further described in the attached proxy statement, which for the purpose of §271 of the General Corporation Law of the State of Delaware would constitute a sale of substantially all of our assets;

2. To consider and vote upon a proposal to amend and restate our Certificate of Incorporation to change our name to “Napster, Inc.”;

3. To vote for the election of Vernon E. Altman and Wm. Christopher Gorog to our Board of Directors, each for a three-year term expiring at the Annual Meeting in 2007;

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2005; and

5. To transact such other business as may properly come before the meeting and any adjournments thereof.

All of the above matters are more fully described in the accompanying proxy statement. Under the General Corporation Law of the State of Delaware, stockholders do not have appraisal rights in connection with the proposed sale of our consumer software division. A list of stockholders entitled to vote will be kept at our offices for inspection prior to the annual meeting. This list will also be available at the annual meeting.

Our Board of Directors has determined that the asset purchase agreement, the sale of our consumer software division and the corporate name change referred to above are advisable, fair to and in the best interests of our company and our stockholders and recommends that stockholders vote FOR the approval of the proposed sale of our consumer software division to Sonic Solutions, FOR the corporate name change, FOR the election of two of our directors (Vernon E. Altman and Wm. Christopher Gorog) and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

By order of the Board of Directors,

William E. Growney, Jr. Secretary

Santa Clara, California

                    , 2004

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE FURNISHED FOR THAT PURPOSE.

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PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of Roxio, Inc., a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our Annual Meeting of Stockholders to be held at our Napster offices located at 9044 Melrose Avenue, Los Angeles, California 90069, on November 1, 2004 at 10:00 a.m., local time, and any adjournments thereof.

We are mailing this Proxy Statement and proxy card on or about October 4, 2004. We are also enclosing a copy of our 2004 Annual Report to Stockholders, which includes our fiscal 2004 financial statements. The Annual Report is not, however, part of the proxy materials.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand fully the details of the sale of our consumer software division to Sonic Solutions, and for a more complete description of the terms of the sale, you should carefully read this entire document and the documents we have referred you to in this proxy statement. See “Where You Can Find More Information.”

THE PARTIES TO THE SALE

The following description is qualified in its entirety by reference to the complete text of the asset purchase agreement, which is incorporated by reference and attached to this proxy statement as Annex A.

Roxio, Inc. 455 El Camino Real Santa Clara, California 95050 (408) 367-3100

Roxio is a leading provider of digital media software and services for the consumer market. We operate our business in two divisions, the consumer software division and the online music distribution division, also known as the the Napster division. To date, we have derived the majority of our revenues from sales of consumer software products. Through our consumer software division, we provide software that enables individuals to record digital content onto CDs and DVDs as well as photo and video editing products. Taken together, these products enable us to deliver a comprehensive digital media solution to our customers. Through our Napster service, users can legally stream, download and copy, or “burn” a wide variety of digital music. Our products and services allow customers to access, archive, create, customize and share digital materials in formats compatible with the growing number of digital entertainment devices such as personal computers, or PCs, CD and DVD players, compressed audio players and personal digital assistants.

On August 9, 2004, we and Sonic Solutions, a California corporation (“Sonic Solutions”) entered into an asset purchase agreement, pursuant to which the parties contemplate a sale by us to Sonic Solutions of all of the assets and certain liabilities constituting our consumer software division, including all of the capital stock of certain international subsidiaries. With this sale, we contemplate focusing our strategy on our online music distribution division. Currently, we intend to retain the proceeds and use them for general working capital purposes and to operate and expand our Napster division.

If the sale is approved by our stockholders and is consummated, we will no longer be engaged in the consumer software business and will be engaged in the online music distribution business. You can find more information about us in the documents that are incorporated by reference in this proxy statement. See “Where You Can Find More Information.”

Sonic Solutions 101 Rowland Way, Suite 110, Novato, California (415) 893-8000

Sonic is the world’s leading supplier of authoring systems for digital media – DVD and CD – production. Beginning in 1986, Sonic set the standard for quality, productivity and creativity for digital audio workstations and CD premastering. It built upon this success with the introduction of the first commercial systems for DVD production in 1996.

Sonic’s core strengths include an in-depth knowledge of digital media formats, including CD and the many variations of DVD media, and the formats used for audio and video information including MPEG. In addition, the company has built considerable expertise in the presentation of friendly, yet powerful, authoring and editing environments to facilitate the rapid, yet creative, production of titles. Sonic’s success through the years, in fact, has come from this ability to leverage format and presentation knowledge into powerful and practical products that enable non-technical creative people to author award winning titles.

THE ANNUAL MEETING

Time and Place	The annual meeting will take place at our Napster offices located at 9044 Melrose Avenue, Los Angeles, California 90069, on November 1, 2004 at 10:00 a.m., local time.

The Proposals	At the annual meeting, our stockholders will be voting on four proposals:

(i) the proposed sale of our consumer software division to Sonic Solutions;

(ii) changing our corporate name to “Napster, Inc.”;

(iii) the election of two of our directors (Vernon E. Altman and Wm. Christopher Gorog); and

(iv) the ratification of the selection of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for the fiscal year ending March 31, 2005.

Voting and Revocation of Proxies	Only stockholders of record as of the close of business on September 15, 2004, which is known as the record date, are entitled to notice of and to vote at the annual meeting.

Proposal 1:    The affirmative vote of a majority of our issued and outstanding stock is required to approve the proposed sale of our consumer software division to Sonic Solutions.

Proposal 2:    The affirmative vote of a majority of our issued and outstanding stock is required to approve the change of our corporate name to “Napster, Inc.”

Proposal 3:    A plurality of the shares of common stock voting in person or by proxy is required to elect each of the nominees for director. A plurality means that the nominees receiving the largest number of votes cast will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors.

Proposal 4:    The affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to ratify the selection of PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005.

If other matters are properly brought before the Annual Meeting, the vote required will be determined in accordance with applicable law, the Nasdaq Marketplace Rules, and our company’s charter and bylaws, as applicable.

You have the right to revoke your proxy at any time before your shares are actually voted at the Annual Meeting by notifying our corporate secretary in writing, signing and returning a later-dated proxy card or voting in person at the Annual Meeting.

PROPOSAL NO. 1: THE SALE OF OUR CONSUMER SOFTWARE DIVISION

Overview

We are proposing to sell our consumer software division to Sonic Solutions because we believe the terms of the proposed sale are advisable, fair to and in the best interests of our company and our stockholders. The Board of Directors has identified various benefits that are likely to result from the sale of our consumer software division. The Board of Directors believes the sale will:

•	allow us to devote substantially all of our energies and resources to the development of our online music distribution business;

•	provide substantial cash proceeds and allow us to reduce substantially the additional capital funding requirements of operating and expanding our online music distribution business; and

•	allow us to exploit the significant market opportunity we see for our online music distribution business.

These and other reasons for approving and recommending the sale of our consumer software division to Sonic Solutions are discussed further in this document. See “Proposal No. 1: Sale of the Consumer Software Division—Reasons for the Sale” and “—Recommendation of the Board of Directors.”

Opinion of Financial Advisor

In deciding to approve the sale of our consumer software division to Sonic Solutions, our Board of Directors considered the opinion of its financial advisor, Piper Jaffray & Co., that, as of August 9, 2004, based upon and subject to the various considerations set forth in its opinion, the payment of $70 million in cash, subject to adjustments, and 653,837 shares of Sonic Solutions common stock, as set forth in the asset purchase agreement, was fair to us from a financial point of view. See “Proposal No. 1: Sale of the Consumer Software Division—Opinion of Roxio’s Financial Advisor.”

Recommendation of the Board of Directors

Our Board of Directors has determined that the sale of our consumer software division to Sonic Solutions is advisable, fair to and in the best interests of our company and our stockholders and has unanimously approved the asset purchase agreement with Sonic Solutions. Accordingly, our Board of Directors unanimously recommends that our stockholders vote to approve the asset purchase agreement and the sale. In reaching its conclusions, our Board of Directors considered the factors described under “Proposal No. 1: Sale of the Consumer Software Division—Reasons for the Sale,” “—Opinion of Roxio’s Financial Advisor” and “—Recommendation of the Board of Directors.”

Required Vote

The affirmative vote of a majority of our issued and outstanding stock is required to approve the proposed sale of our consumer software division to Sonic Solutions. See “Proposal No. 1: Sale of the Consumer Software Division—Required Vote.”

Absence of Dissenters’ Rights of Appraisal

The General Corporation Law of the State of Delaware (“DGCL”) governs stockholders’ rights in connection with the proposed sale. Under the applicable provisions of the DGCL, our stockholders will have no right to seek appraisal of their shares of common stock in connection with the proposed sale of our consumer software division to Sonic Solutions.

See “Risk Factors” for a discussion of some important considerations you should take into account before deciding how to vote.

THE ASSET PURCHASE AGREEMENT

The following description is qualified in its entirety by reference to the complete text of the asset purchase agreement, which is incorporated by reference and attached to this proxy statement as Annex A.

Purchase Price	Under the terms of the asset purchase agreement, Sonic Solutions has agreed to pay us $70 million in cash and 653,837 shares of Sonic

Solutions common stock for the assets used in the business of our consumer software division and its subsidiaries, subject to certain adjustments that could increase or decrease the cash portion of the purchase price depending on the occurrence of specific events. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Purchase Price.”

In addition, Sonic Solutions has agreed to assume the liabilities relating to, arising out of, or in connection with, our consumer software division that are not retained by us, as described below. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Retained Liabilities” and “—Assumed Liabilities.”

Assets Being Sold

We are selling to Sonic Solutions all of the assets used in, held for use in or related to the conduct of the business of our consumer software division and its subsidiaries (except for specific retained assets discussed below). See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Transferred Assets.”

Assumed Liabilities

Following the completion of the transaction, Sonic Solutions will assume all liabilities relating to, arising out of, or in connection with, our consumer software division that are not retained by us. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Assumed Liabilities.”

Assets Being Retained

Following the completion of the transaction, we will retain certain assets, including our wholly-owned subsidiary Napster, LLC and all of its assets, our bank accounts, our securities of our subsidiaries, Wildfile, Inc. and MGI Holding Co, Inc., specific agreements with CDDB, Inc., our insurance policies, and specific domain names. We will also retain our trademark rights to “The Digital Media Company.” See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Excluded Assets.”

Retained Liabilities	We are retaining the following liabilities related to the consumer software division:

•	all liabilities associated with threats, claims or litigation relating to corporate, securities or tax related matters associated with Adaptec, Inc.’s spin-off of its software product group which resulted in the formation of Roxio;

•	all liabilities under our tax sharing agreement, dated May 5, 2001, with Adaptec, Inc.;

•

all liabilities related to claims brought by employees of our consumer software division who Sonic Solutions does not hire as employees following the closing, with the exception that Sonic Solutions will be liable for certain severance payments as specified in the asset purchase agreement and liabilities related to claims that allege that the failure to retain such employee violated applicable law, but Sonic Solutions will not be responsible for any claims made by former employees to the extent the claims made relate to a violation of a prior agreement or undertaking by us, and we will have to repay any severance payment made by Sonic Solutions pursuant to the foregoing with respect to any employee that is rehired by us within six months of termination;

•	liability to reimburse Sonic Solutions for up to $500,000 for its direct expenses relating to copying of our financial reporting applications, to split such costs to the extent they exceed $1,000,000, and to provide the services of a specific consultant with regard thereto at no cost to Sonic Solutions;

•	all tax liabilities of Roxio and certain subsidiaries of our consumer software division to the extent that the tax liability exceeds the tax liabilities on the face of the balance sheet we are delivering at the close of the proposed transaction;

•	all liabilities or continuing indemnity obligations pursuant to the transaction contemplated by our license agreements with NEC CI;

•	all liabilities or continuing indemnity obligations pursuant to the sale of certain of our assets to Symantec Corporation pursuant to an Asset Purchase Agreement dated as of April 17, 2003; and

•	all liabilities arising from the assets retained by us discussed above.

See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Retained Liabilities.”

Certain Covenants of Roxio and Sonic Solutions

Other Proposals

We and our subsidiaries have agreed not to solicit or entertain other proposals for the acquisition of Roxio or our consumer software division. However, we may enter into negotiations or an agreement with respect to certain unsolicited superior proposals. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Covenants.”

Conduct of the Consumer Software Division Prior to Closing

We have agreed to conduct the business of our consumer software division and its subsidiaries prior to the closing of the proposed transaction in the ordinary course, consistent with past practice, and to keep their respective business and properties substantially intact. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Covenants.”

Non-Competition

We have agreed not to compete with Sonic Solutions in any business that our consumer software division or its subsidiaries conducts in that geographic area for a period of 4 years after the closing date. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Covenants.”

Name Change

We have agreed to permanently change, on or as soon as practicable after the closing, our corporate name to a name approved by Sonic Solutions that is dissimilar, or is not likely to be confused with, the name “Roxio, Inc.” See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Covenants.”

Resale Registration Statement

Sonic Solutions has agreed to prepare and file with the Securities and Exchange Commission a registration statement relating to the resale of the shares it will issue to us as a part of the purchase price, declared effective as of the closing date, and has further agreed to use its commercially reasonable efforts to keep such registration statement effective for two years unless the shares can be sold sooner without restriction, and to pay us certain liquidated damages for failure to keep the registration statement effective, under certain circumstances. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Covenants.”

License Fees and Royalties

Sonic Solutions has agreed to pay us 50% (subject to adjustment) of net license fees and royalties it receives during the three year period following the closing on certain patents included in the assets sold to Sonic Solutions as listed in the asset purchase agreement, with a minimum guarantee of $1,000,000 over this time period. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Covenants.”

Conditions to Completion of the Sale	The asset purchase agreement contains various customary conditions to closing, including:

•	expiration or termination of any Hart-Scott-Rodino Act waiting period and the receipt of any other required consents of any government or government agency;

•	absence of any law, court order or decree prohibiting the transaction or adversely affecting Sonic Solutions’ right to own the assets used in our consumer software division or to operate our consumer software division;

•	delivery of this proxy statement, and approval of the proposed sale by our stockholders;

•	execution and delivery of the license agreement with us and our wholly-owned subsidiary Napster, LLC, described below;

•	execution and delivery of the transition agreement described below;

•	Sonic Solutions’ entry into employment agreements with at least 15 of our key employees, subject to specific conditions;

•	the procurement of certain material third-party consents by us and our consumer software division subsidiaries;

•	accuracy of representations and warranties given by us to Sonic Solutions;

•	accuracy of representations and warranties given by Sonic Solutions to us;

•	each party’s receipt from the counsel to the other party of an opinion as to certain matters;

•	performance in all material respects of obligations under the asset purchase agreement by us and by Sonic Solutions; and

•	the absence of a material adverse effect with respect to us or our consumer software division.

See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Conditions to the Completion of the Sale.”

Termination of the Purchase Agreement	The asset purchase agreement may be terminated at any time prior to the closing:

•	by mutual written consent;

•	by either party if the conditions stated in the asset purchase agreement are not satisfied by January 15, 2005 or such later date as the parties may agree (unless the failure results primarily from the terminating party’s breach of a representation, warranty or covenant);

•	by either party if any governmental entity issues a law or final, nonappealable court order that permanently prohibits the sale;

•	by either party if approval of our stockholders for the proposed sale is not obtained;

•	by Sonic Solutions if we materially breach any material representation, warranty, or covenant, and after a 30-day notice and cure period the breach has resulted in a material adverse effect or by us in the event Sonic Solutions materially breaches any material representation, warranty, or covenant, and the breach continues after a 30-day notice and cure period;

•	by Sonic Solutions, if our Board of Directors withdraws or modifies in any manner adverse to Sonic Solutions its approval or recommendation of the asset purchase agreement or the transactions contemplated thereby; and

•	by either party if our Board of Directors determines to enter into an agreement with respect to a superior proposal.

See “See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Termination.”

Obligations upon Termination

All obligations of either party will cease upon termination except that each of our confidentiality obligations will survive any termination of the asset purchase agreement. In addition, if the asset purchase agreement is terminated because our Board of Directors or any committee thereof either decides to enter into an agreement with respect to a superior proposal, we fail to receive the requisite stockholder vote to approve the proposed sale, or our Board of Directors or any committee thereof withdraws or modifies in any manner adverse to Sonic Solutions its approval or recommendation of the asset purchase agreement and the transactions contemplated thereby, we have agreed to pay Sonic Solutions a termination fee equal to $2.4 million within five business days after the termination. In addition, we have agreed to pay Sonic Solutions its reasonable costs, fees and expenses related to the asset purchase agreement and the transactions contemplated thereby if the termination is due to the failure to receive the requisite stockholder vote or the withdrawal or modification in any manner adverse to Sonic Solutions by our Board of Directors or any committee thereof of its approval or recommendation of the asset purchase agreement and the transactions contemplated thereby. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Obligations upon Termination.”

Indemnification

We have agreed to indemnify Sonic Solutions and other related persons, and Sonic Solutions has agreed to indemnify us, for any damages incurred in connection with a breach of our or Sonic Solutions’ respective representations and warranties (other than with respect to taxes in case of our indemnification of Sonic Solutions), covenants or obligations contained in the asset purchase agreement.

We have also agreed to indemnify Sonic Solutions in connection with any known but undisclosed liability relating to our consumer software division and its subsidiaries.

Under our indemnification obligations listed above, with the exception of our covenant not to compete, we are not responsible until Sonic Solutions has suffered losses in excess of $1,000,000, and then only to the extent of such excess, and our maximum liability for these matters will not exceed $15.0 million (reduced to $12.0 million after 12 months from the date of closing and $0 after 18 months from the date of closing).

We have also agreed to indemnify Sonic Solutions for any damages incurred in connection with the liabilities that we will retain after the sale, unpaid tax liabilities for the time before the closing to the extent not reflected on the final closing balance sheet, and certain tax liabilities of the subsidiaries of our consumer software division as a transferee or successor. These indemnification obligations are not subject to a minimum threshold or maximum limit. Sonic Solutions has also agreed to indemnify us for any damages incurred in connection with the liabilities it will assume after the sale. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Indemnification.”

Additional Agreements Related to The Asset Purchase Agreement

License Agreement

As a condition to the completion of the sale, Sonic Solutions has agreed to enter into a license agreement with us and our wholly-owned subsidiary, Napster, LLC, concurrent with the closing of the asset purchase agreement, whereby Sonic Solutions grants us and Napster, LLC a license to the CD/DVD burning technology that is part of the assets being sold to Sonic Solutions, in connection and solely to be used with the commercial services provided to users by us and Napster, LLC. Pursuant to the license agreement, Sonic Solutions further agrees to provide us and Napster, LLC with updates as well as engineering level support to ensure that the licensed technology is compatible with the commercial services provided to users by us and Napster, LLC, free of charges beyond the actual cost of providing such support to us. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Related Agreements.”

Transition Agreement

As a condition to the completion of the sale, Sonic Solutions has agreed to enter into a transition services agreement with us. We have agreed with Sonic Solutions to use our respective best efforts to negotiate, execute and deliver a commercially reasonable transition services agreement by August 30, 2004. We and Sonic Solutions have agreed to extend the deadline for the negotiation, execution and delivery of the transition services agreement to September 27, 2004. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Related Agreements.”

Other Considerations

Regulatory Matters

The sale is subject to review under federal antitrust law. As of September     , 2004, we had not yet been notified by federal authorities that the federal antitrust review of the asset sale had been completed. In addition, the proposed transaction may be subject to other domestic and foreign governmental and regulatory entities. As of September     , 2004, we had not been notified by any such entity that any such reviews are required, or had been completed. See “Proposal No. 1: Sale of the Consumer Software Division—Conditions to Completion of the Sale.”

In addition, the closing of the transaction is subject to the registration by Sonic Solutions with the SEC of the shares of Sonic Solutions common stock to be issued to us under the asset purchase agreement.

Use of Proceeds

We will use the proceeds of the sale for general working capital purposes and to operate and expand the online music distribution business. None of the proceeds of the sale will be distributed to our stockholders. See “Proposal No. 1: Sale of the Consumer Software Division—Use of Proceeds.”

Federal Income Tax Consequences

The sale should not have any direct federal income tax consequences to you. However, the sale will constitute a taxable sale of assets for us and we will recognize taxable income with respect to the sale. See “Proposal No. 1: Sale of the Consumer Software Division—Material Federal Income Tax Consequences.”

PROPOSAL NO. 2: CHANGE OF OUR CORPORATE NAME TO “NAPSTER, INC.”

Reasons for the Change of our Name

We are proposing to amend and restate our Certificate of Incorporation to change our corporate name to “Napster, Inc.” because we believe this new name reflects our new corporate focus on the Napster online music distribution service and to comply with our obligations under the asset purchase agreement. See “Proposal No. 2: Change of Our Corporate Name to ‘Napster, Inc.’”

Recommendation of the Board of Directors

Our Board of Directors has determined that changing our name to “Napster, Inc.” is advisable and in the best interests of our company and our stockholders, and has unanimously approved the name change. Accordingly, our Board of Directors unanimously recommends that our stockholders vote to approve the name change. See “Proposal No. 2: Change of Our Corporate Name to ‘Napster, Inc.’—Recommendation of Board of Directors.”

Required Vote

The affirmative vote of a majority of our issued and outstanding stock is required to approve the change of our corporate name to “Napster, Inc.” See “Proposal No. 2: Change of Our Corporate Name to ‘Napster, Inc.’—Required Vote.”

PROPOSAL NO. 3: ELECTION OF DIRECTORS

The Nominees

At the Annual Meeting, two directors will be elected for a term of three years expiring at our 2007 Annual Meeting of Stockholders and until their successors are duly elected and have qualified. The nominees, Vernon E. Altman and Wm. Christopher Gorog, are presently members of our Board of Directors. See “Proposal No. 3: Election of Directors.”

Recommendation of the Board of Directors

Our Board of Directors, following the recommendation of the nominating and corporate governance committee of the Board of Directors, has determined that the election of the nominees to the Board of Directors is advisable and in the best interests of our company and our stockholders, and has unanimously approved the appointment of the nominees. Accordingly, our Board of Directors unanimously recommends that our stockholders vote to elect the nominees. See “Proposal No. 3: Election of Directors—Recommendation of Board of Directors.”

Required Vote

A plurality of the shares of common stock voting in person or by proxy is required to elect each of the nominees for director. A plurality means that the nominees receiving the largest number of votes cast will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. See “Proposal No. 3: Election of Directors—Required Vote.”

PROPOSAL NO. 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Independent Registered Public Accounting Firm

Based on the recommendation of the audit committee, our Board of Directors has selected PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for the fiscal year ending March 31, 2005. The audit committee has further recommended to our Board of Directors that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PWC has audited our financial statements since 2001. It is expected that representatives of PWC will be present at the Annual Meeting and will be available to respond to questions. See “Proposal No. 4: Ratification of Independent Registered Public Accounting Firm.”

Recommendation of the Board of Directors	Although stockholder ratification of the selection of PWC as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of PWC to the stockholders for ratification as a matter of good corporate practice. The Board of Directors has unanimously approved the selection of PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005 and unanimously recommends that our stockholders vote to approve the ratification of PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005. See “Proposal No. 4: Ratification of Independent Registered Public Accounting Firm—Recommendation of Board of Directors.”

Required Vote

The affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to ratify the selection PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005. See “Proposal No. 4: Ratification of Independent Registered Public Accounting Firm—Required Vote.”

SUMMARY FINANCIAL DATA

The following summary financial data has been derived from our unaudited pro forma condensed combined financial statements included elsewhere within this proxy statement. The information set forth below is not necessarily indicative of our future performance and should be read in conjunction with our audited consolidated financial statements and pro forma condensed combined financial statements, including the notes thereto, which are included elsewhere within this proxy statement.

Balance Sheet Data as of June 30, 2004

(in thousands, unaudited)	As Reported	Pro Forma
Total assets	$203,786	$199,162
Total liabilities	$56,807	$33,772
Total stockholders’ equity	$146,979	$165,390

Statement of Operations Data for year ended March 31, 2004

(in thousands, except for per share data)	As Reported	Pro Forma
Net revenues	$99,296	$11,964
Net income (loss)	$(44,413)	$(50,769)
Basic and diluted net loss per share	$(1.62)	$(1.85)
Weighted average shares used in computing net income (loss) per share:
Basic & Diluted	27,496	27,496

Statement of Operations Data for the three months ended June 30, 2004

(in thousands, except for per share data)	As Reported	Pro Forma
Net revenues	$29,915	$7,867
Net income (loss)	$(2,640)	$(11,159)
Basic and diluted net loss per share	$(0.08)	$(0.33)
Weighted average shares used in computing net income (loss) per share:
Basic & Diluted	33,726	33,726

COMPARATIVE PER SHARE DATA

Set forth below are our historical loss per share and our unaudited pro forma combined per share data. The data set forth below should be read in conjunction with our audited consolidated financial statements and proforma condensed combined financial statements, including the notes thereto, which are included elsewhere within this proxy statement.

	Year ended March 31, 2004	Three months ended as of June 30, 2004
Historical:
Basic and diluted net loss per share(1)	$(1.62)	$(0.08)

Pro Forma:
Proforma basic and diluted net loss per share(1)	$(1.85)	$(0.33)

(1)	Weighted average shares used in computing basic and diluted net loss per share for the year ended March 31, 2004 and the three months ended June 30, 2004 are 27,495,838 and 33,726,280, respectively.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

AND THE PROPOSED SALE OF OUR CONSUMER SOFTWARE DIVISION

When and where is the annual meeting?

The annual meeting will take place at our Napster offices located at 9044 Melrose Avenue, Los Angeles, California 90069, on November 1, 2004 at 10:00 a.m., local time.

What am I voting on?

At the annual meeting, our stockholders will be voting on four proposals: (i) the proposed sale of our consumer software division to Sonic Solutions; (ii) changing our corporate name to “Napster, Inc.”; (iii) the election of two of our directors (Vernon E. Altman and Wm. Christopher Gorog) for additional three-year terms; and (iv) the ratification of the selection of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for the fiscal year ending March 31, 2005.

What is being sold under the proposed sale of our consumer software division?

Under the asset purchase agreement dated as of August 9, 2004 between us and Sonic Solutions, we have agreed to sell to Sonic Solutions our consumer software division for a total purchase price of $70 million in cash, subject to adjustments, and 653,837 shares of Sonic Solutions common stock and the assumption of certain liabilities of the consumer software division. Following the sale, we will no longer be involved in the consumer software business.

Why is our company proposing to sell its consumer software division?

We are proposing to sell our consumer software division to Sonic Solutions because we believe the terms of the proposed sale are advisable, fair to and in the best interests of our company and our stockholders. The Board of Directors has identified various benefits that are likely to result from the sale of our consumer software division. The Board of Directors believes the sale will:

•	allow us to devote substantially all of our energies and resources to the development of our online music distribution business;

•	provide substantial cash proceeds and allow us to reduce substantially the additional capital funding requirements of operating and expanding our online music distribution business; and

•	allow us to exploit the significant market opportunity we see for our online music distribution business.

These and other reasons for approving and recommending the sale of our consumer software division to Sonic Solutions are discussed further in this document. See “Proposal No. 1: Sale of the Consumer Software Division—Reasons for the Sale” and “—Recommendation of the Board of Directors.”

Will any of the proceeds from the sale of the consumer software division be distributed to me as a stockholder?

No. We intend to retain the proceeds and use them for general working capital purposes and to operate and expand our online music distribution business.

What will our company’s business be after the sale?

We intend to focus on operating and expanding our online music distribution business, which we operate under the Napster brand.

Will I continue to be able to sell my shares?

The sale of our consumer software division will not affect your right to sell or otherwise transfer your shares of our common stock.

Will I have appraisal rights?

No. Under the applicable provisions of the DGCL, our stockholders will have no right in connection with the proposed transaction to seek appraisal of their shares of common stock.

When do you expect the sale to be completed?

We are working towards completing the sale as quickly as possible. We hope to complete the sale in the fourth quarter of calendar year 2004.

What are the United States federal income tax consequences of the sale of our consumer software division to the stockholders?

Proceeds from the sale of our consumer software division will not be distributed to stockholders, and, therefore, the sale should not have any direct federal income tax consequences to you. However, the sale will constitute a taxable sale of assets to us, and we will recognize taxable income with respect to the sale.

What will happen if the sale of our consumer software division is not approved?

If the sale is not approved, we will not complete the proposed sale, we will retain and continue to operate the consumer software division and we will continue to assess the feasibility of available alternatives, including other disposition alternatives that may arise, if any. In this event, we would likely require additional financing to operate our business. In addition, under the terms of the asset purchase agreement, we will be obligated to pay Sonic Solutions a termination fee of $2.4 million plus Sonic Solutions’ reasonable related costs, fees and expenses if the sale is not consummated for specific reasons. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Termination.”

How does the Board of Directors recommend I vote on the proposals?

Our Board of Directors recommends you vote FOR the sale of our consumer software division to Sonic Solutions, FOR the changing of our corporate name to “Napster, Inc.”, FOR the election of the Board of Directors’ nominees for additional three-year terms and FOR the ratification of the selection of PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005.

Who is entitled to vote at the meeting?

Only stockholders of record as of the close of business on September 15, 2004, which is known as the record date, are entitled to notice of and to vote at the annual meeting.

How do I vote?

Sign and date each proxy card you receive and return it in the postage-prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposed sale of our consumer software division to Sonic Solutions, FOR changing our corporate name to “Napster, Inc.”, FOR the election of two of our directors (Vernon E. Altman and Wm. Christopher

Gorog) and FOR the ratification of the PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005. You have the right to revoke your proxy at any time before your shares are actually voted at the Annual Meeting by:

•	notifying our corporate secretary in writing;

•	signing and returning a later-dated proxy card; or

•	voting in person at the Annual Meeting.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, your signed proxy card authorizes Wm. Christopher Gorog, chairman and chief executive officer, and Nand Gangwani, our vice president and chief financial officer, to vote on those matters according to their best judgment.

Who will count the vote?

Representatives of Mellon Investor Services LLC, the independent inspector of elections, will count the vote.

What does it mean if I receive more than one proxy card?

It probably means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 34,774,708 shares of our common stock were issued and outstanding. Holders of our common stock as of the record date are entitled to one vote per share for each matter before the meeting.

How many votes are required to approve the proposals?

Proposal 1:    The affirmative vote of a majority of our issued and outstanding stock is required to approve the proposed sale of our consumer software division to Sonic Solutions.

Proposal 2:    The affirmative vote of a majority of our issued and outstanding stock will be needed to approve the change of our corporate name to “Napster, Inc.”

Proposal 3:    A plurality of the shares of common stock voting in person or by proxy is required to elect each of the nominees for director. A plurality means that the nominees receiving the largest number of votes cast will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors.

Proposal 4:    The affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to ratify the selection of PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005.

If other matters are properly brought before the Annual Meeting, the vote required will be determined in accordance with applicable law, the Nasdaq Marketplace Rules, and our company’s charter and bylaws, as applicable.

What constitutes a quorum?

A quorum is a majority of the voting power of the shares entitled to vote at the Annual Meeting. As there were 34,774,708 eligible votes as of the record date, we will need at least 17,387,355 votes present in person or by proxy at the Annual Meeting for a quorum to exist.

What happens if I abstain?

If you submit a properly signed proxy card, but you abstain on one or more proposals, you will still be considered present for purposes of calculating a quorum. However, your abstention will not count as a vote FOR or AGAINST any matter.

What happens if my shares are held by a broker or nominee?

If you are the beneficial owner of shares held in “street name” by a broker or nominee, the broker or nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker or nominee, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as broker non-votes).

How will “broker non-votes” be treated?

“Broker non-votes” are shares held by brokers or nominees for whom the broker or nominee lacks discretionary power to vote and never received specific voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker or nominee notes on the proxy card that it lacks discretionary authority to vote shares on a particular matter, those shares will not count FOR or AGAINST that matter.

Who can attend the Annual Meeting?

All stockholders as of September 15, 2004, the record date, can attend the Annual Meeting. If you plan to attend, please check the box on your proxy card. If your shares are held through a broker and you would like to attend, please either: (1) write William E. Growney, Jr., our general counsel and secretary, at 9044 Melrose Avenue, Los Angeles, California 90069, or (2) bring to the meeting a copy of your brokerage account statement or an omnibus proxy (which you can obtain from your broker).

When are stockholder proposals due for the 2005 Annual Meeting?

If you want to include a stockholder proposal in the proxy statement for our 2005 Annual Meeting of Stockholders, it must be delivered to Roxio’s Secretary at our Napster offices located at 9044 Melrose Avenue, Los Angeles, CA 90069 before the close of business on May 18, 2005. If you intend to present a proposal at our 2005 Annual Meeting and do not request timely inclusion of the proposal in our proxy statement, then we must receive notice of such proposal no later than the close of business on July 1, 2005. If we do not receive notice by that date, no discussion of your proposal is required to be included in our 2005 proxy statement and we may use our discretionary authority to vote on the proposal if you do present it at our Annual Meeting.

Stockholders can also nominate persons to be directors. If you want to nominate a person, you must follow the procedures set forth in our amended and restated bylaws. You must deliver a notice to Roxio’s Secretary at our principal executive offices before the close of business on June 29, 2005.

How will Roxio solicit proxies for the Annual Meeting?

We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders. We will pay the solicitation costs, and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners. We plan to engage a proxy solicitation company in connection with the Annual Meeting and will pay $10,000 for such services.

How do I obtain a copy of the Annual Report on Form 10-K that Roxio filed with the Securities and Exchange Commission?

Our Annual Report on Form 10-K is a part of the Annual Report that is being mailed to you with this Proxy Statement. If, for whatever reason, you need another copy, we will provide one to you free of charge upon your written request to William E. Growney, Jr., our general counsel and secretary, at 9044 Melrose Avenue, Los Angeles, CA 90069.

What do I need to do now?

Mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at the Annual Meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend the annual meeting in person. Our Board of Directors recommends that you vote FOR of the proposed sale of the consumer software division to Sonic Solutions, FOR the changing of our corporate name to “Napster, Inc.”, FOR the election of two of our directors (Vernon E. Altman and Wm. Christopher Gorog) for additional three-year terms and FOR the ratification of the PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005.

RISK FACTORS

You should carefully consider the risk factors described below as well as other information provided to you in this document in deciding how to vote on the proposal to sell our consumer software division. The risk factors described below are not the only ones facing our company. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the risks discussed below come to fruition, our business, financial condition or results of operations could be materially and adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Risks Relating to the Proposed Sale of Our Consumer Software Division

If we fail to complete the sale of our consumer software division, our business may be harmed.

We plan to sell all of the assets related to our consumer software division to Sonic Solutions. We cannot assure you that the sale of our consumer software division will be completed. As a result of our announcement of the sale of our consumer software division, third parties may be unwilling to enter into material agreements with respect to our consumer software division. If we fail to complete the proposed sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if we fail to complete the proposed sale, we will retain and continue to operate the consumer software division and we will continue to assess the feasibility of available alternatives, including other disposition alternatives that may arise, if any. In this event, we would likely require additional financing to operate our business. In addition, under the terms of the asset purchase agreement, we may be obligated to pay Sonic Solutions a termination fee of $2.4 million plus Sonic Solutions’ reasonable related costs, fees and expenses.

Selling our consumer software division will constitute a sale of substantially all of our historical operating assets.

Since May 19, 2003, our consumer software division has accounted for the majority of our revenues, and prior to that, our consumer software division accounted for substantially all of our revenues. Upon consummation of the sale of our consumer software division, all of our revenues will be generated by our online music distribution business. As described below in “Risks Relating to Our Business If Our Consumer Software Division Is Sold,” we have limited experience in the highly competitive online music distribution business and cannot assure you that we will be successful in operating and growing such business. If we are not successful in operating and growing our online music distribution business, our business, results of operations and financial condition will be adversely affected.

The completion of the sale of our consumer software division is subject to a number of closing conditions, and the failure to satisfy any of these closing conditions may make it impossible to complete the sale of our consumer software division.

Under Delaware Law, the sale of the consumer software division to Sonic Solutions is deemed the sale of substantially all of our assets, requiring the approval of the majority of our stockholders. As part of this proxy statement, we are soliciting stockholder approval at our upcoming annual meeting of stockholders. Because the sale of the consumer software division will constitute a significant change in our business strategy, some of our stockholders may choose to vote against the transaction, which could make it impossible to obtain majority stockholder approval and to close the sale of our consumer software division to Sonic Solutions.

The sale of the consumer software division is also subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and may be subject to our receipt of approval by certain state and foreign regulatory bodies. Further, the sale of the consumer software division is subject to our obtaining consents of various third parties. We cannot assure you that we will be able to obtain these approvals or consents in a timely manner or at all. Because the asset purchase agreement contains a deadline for the closing of the transaction and because these approvals and consents are necessary conditions to the closing of the transaction, a substantial delay in obtaining any of these approvals or consents, or failure to obtain any such approval or consent may make it impossible to complete the sale of our consumer software division.

In addition, the sale of the consumer software division is subject to certain closing conditions including, among others, the accuracy of representations and warranties given by us to Sonic Solutions as of the closing date of the transaction, performance of obligations under the asset purchase agreement by us and by Sonic Solutions and the absence of a material adverse effect with respect to us or our consumer software division. We may not be able to ensure that all of such closing conditions are met, and the failure to do so may make it impossible to complete the sale of our consumer software division. See “Proposal No. 1: Sale of the Consumer Software Division—Conditions to the Completion of the Sale.”

If we are unable to complete the sale of our consumer software division, we may, under certain circumstances be liable to Sonic Solutions for a termination fee of $2.4 million plus expenses.

If we and Sonic Solutions are unable to close this acquisition, the terms of the asset purchase agreement provide that, under certain circumstances, we may be liable to Sonic Solutions for a termination fee of $2.4 million and reasonable related costs, fees and expenses of Sonic Solutions, which may have a material adverse effect on our business, results of operations and financial condition. The circumstances under which we would be liable to Sonic Solutions for a termination fee of $2.4 million plus costs, fees and expenses include termination of the asset purchase agreement:

•	By us if our Board of Directors determines in good faith that it is required to do so to comply with its fiduciary duties to our stockholders under applicable law because it has received a superior competing offer;

•	By us or Sonic Solutions if the proposed sale does not receive the approval of a majority of our stockholders; or

•	By Sonic Solutions if our Board of Directors withdraws or modifies, in a manner adverse to Sonic Solutions, its approval of or recommendation for the proposed sale or the asset purchase agreement.

See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Obligations upon Termination.”

The purchase price for our consumer software division is subject to adjustment, and we may receive less proceeds than we expect.

Under the asset purchase agreement, the purchase price will be reduced by the amount that the net tangible working capital (as defined in the asset purchase agreement) of the consumer software division as of the closing date is less than the net tangible working capital of the consumer software division as of March 31, 2004. In addition, the purchase price is subject to additional adjustments based on certain reserves and channel inventory levels. To the extent the purchase price is reduced, we will have less cash available to operate the online music distribution business. If we are required to seek additional financing, such financing may not be available on acceptable terms, if at all. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Purchase Price.”

The asset purchase agreement will expose us to contingent liabilities.

Under the asset purchase agreement, we have retained various liabilities relating to the consumer software division and have agreed to indemnify Sonic Solutions for any breach of our representations and warranties contained in the asset purchase agreement and for other matters, including all liabilities retained by us under that agreement. For example, an indemnification claim by Sonic Solutions might result if we breach or default on any of our representations about the assets comprising our consumer software division. Under the terms of the asset purchase agreement, if claims in excess of $1.0 million are made by Sonic Solutions, we may be required to expend significant cash resources in defense and settlement of such claims, which may adversely affect our business, results of operations and financial condition. “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Retained Liabilities” and “—Indemnification.”

Management could spend or invest the proceeds from the sale of our consumer software division in ways with which our stockholders may not agree.

Our management could spend or invest the proceeds from the sale of our consumer software division in ways with which our stockholders may not agree. We currently intend to invest the proceeds from the sale of our consumer software division into our online music distribution business. The investment of these proceeds may not yield a favorable return. Furthermore, because our online music distribution business is evolving, in the future we may discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. If we change our business focus, we may face risks that are different from the risks currently associated with our online music distribution business. “Proposal No. 1: Sale of the Consumer Software Division—Use of Proceeds.”

Risks Relating to Our Business Assuming Our Consumer Software Division Is Sold

Our online music services initiatives have a limited operating history and a history of losses and may not be successful.

On May 19, 2003 we acquired substantially all of the ownership interest of Napster, LLC (f/k/a Pressplay). We used the Pressplay-branded service as a technology platform to roll-out our online music services division in October 2003. The business models, technologies and market for online music services are new and unproven. Prior to our acquisition of Napster, LLC, consumer adoption and usage of the Pressplay-branded service had not been significant. You should consider the online music distribution business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development. Napster has experienced significant net losses since its inception and, given the significant operating and capital expenditures associated with our business plan, we expect to incur net losses for at least the next twelve months and may experience net losses thereafter. No assurance can be made that our Napster business will ever contribute net income to our statement of operations. If our Napster business is not successful, our business and business prospects could be harmed. Napster, LLC (f/k/a Pressplay) has incurred cumulative losses of approximately $52.6 million from inception (April 2001) through May 19, 2003. Napster has incurred cumulative losses of approximately $46.7 million from May 20, 2003 through June 30, 2004.

The success of our online music service depends upon our ability to add new subscribers.

We cannot assure you that we will be able to attract new subscribers to the Napster service or that existing subscribers will continue to subscribe. Existing subscribers may cancel their subscriptions to the Napster service for many reasons, including cost, availability of content, or a perception that they do not use the services sufficiently or that the service does not provide enough value relative to our competition. If we do not continue to increase the total number of subscribers each quarter, our operating results will be adversely impacted.

Our online music distribution business has lower margins than our consumer software business.

Costs of our online music distribution business as a percentage of the revenue generated by that business are higher than those of consumer software business. The cost of third party content, in particular, is a substantial portion of revenues we receive from subscribers and end users and is unlikely to decrease significantly over time as a percentage of revenue. We expect this trend will continue to negatively impact our overall gross margins as our online music distribution business increases as a percentage of our total revenue or, if we successfully complete the sale of our consumer software division, becomes our sole source of revenue, which may affect our ability to regain profitability.

We cannot provide assurances that the usage of the Napster brand will increase revenues.

Customers may not associate the Napster brand with a paid service model. If the Napster brand fails to attract new customers, our revenues and business will suffer, and we may need to incur additional marketing expenditures to compensate for such failure.

We face significant competition from traditional retail music distributors, from emerging paid online music services delivered electronically such as ours, and from “free” peer-to-peer services.

Our paid online music services face significant competition from traditional retail music distributors such as Tower Records as well as online retailers such as Amazon.com. These retailers may include regional and national mall-based music chains, international chains, deep-discount retailers, mass merchandisers, consumer electronics outlets, mail order, record clubs, independent operators and online physical retail music distributors, some of which have greater financial and other resources than we do. To the extent that consumers choose to purchase media in non-electronic formats, it may reduce our sales, reduce our gross margins, increase our operating expenses and decrease our profit margins in specific markets.

Our online music services competitors include Apple Computer’s iTunes Music Store, Listen.com, the provider of the Rhapsody service and a subsidiary of RealNetworks, Inc., MusicMatch, Sony Connect, Walmart.com, Microsoft’s MSN Music service and online music services powered by MusicNet such as AOL Music and Virgin. We anticipate significant competition for online music distribution service revenue from a wide range of companies, including broadband Internet service providers such as Yahoo!, who recently announced their proposed purchase of MusicMatch. Internationally, we currently compete with OD2 and Puretracks as well as with a number of the other competitors described above.

Our online music services also face significant competition from “free” peer-to-peer services, such as KaZaA, Morpheus, Grokster and a variety of other similar services that allow computer users to connect with each other and to copy many types of program files, including music and other media, from one another’s hard drives, all without securing licenses from content providers. The legal status of these “free” services is uncertain, because although some courts have found that these services violate copyright laws, other courts have found that these same services do not violate any copyright laws, particularly in the case of Grokster. Additionally, enforcement efforts against those in violation have not effectively shut down these services, and there can be no assurance that these services will ever be shut down. The ongoing presence of these “free” services substantially impairs the marketability of legitimate services, regardless of the ultimate resolution of their legal status.

Many of our competitors have significantly more resources than we do, and some of our competitors may be able to leverage their experience in providing online music distribution services or similar services to their customers in other businesses. Some of these competitors offer other goods and services and may be willing and able to offer music services at a lower price than we can in order to promote the sale of these goods and services. We or our competitors may be able to secure limited exclusive rights to content from time to time. If our competitors secure significant exclusive content, it could harm the ability of our online music services to compete effectively in the marketplace.

Online music distribution services in general are new and rapidly evolving and may not prove to be a profitable or even viable business model.

Online music distribution services are a relatively new business model for delivering digital media over the Internet. It is too early to predict whether consumers will accept, in significant numbers, online music services and accordingly whether the services will be financially viable. If online music distribution services do not prove to be popular with consumers, or if these services cannot sustain any such popularity, our business and prospects would be harmed.

We rely on content provided by third parties, which may not be available to us on commercially reasonable terms or at all.

We rely on third-party content providers to offer music online content that can be delivered to users of our service. These third party providers include music publishers and music labels. Rights to provide this content to our customers, particularly publishing rights, are difficult to obtain and require significant time and expense. In some cases, we pay substantial fees to obtain this third party content. In order to provide a compelling service, we must be able to continue to license a wide variety of music content to our customers with attractive usage rules such as CD recording, output to digital audio devices, portable subscription rights and other rights. In addition, if we do not have sufficient breadth and depth of the titles necessary to satisfy increased demand arising from growth in our subscriber base, our subscriber satisfaction may be affected adversely. We cannot guarantee that we will be able to secure licenses to music content or that such licenses will be available on commercially reasonable terms. Recently, we have begun to offer the Napster service outside of the United States. The expansion of the service abroad requires that additional publishing and sound recording licenses be obtained for music currently offered in the United States as well as for music that is available only in foreign markets. We cannot assure you that we will be able to obtain such licenses on favorable terms or at all. Failure to obtain these licenses will harm our business in existing and potential foreign markets and our revenues.

Under copyright law, we may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming in our Napster service. Copyright law generally does not specify the rate and terms of the licenses, which are determined by voluntary negotiations among the parties or, for certain compulsory licenses where voluntary negotiations are unsuccessful, by arbitration proceedings known as CARP proceedings which are subject to approval by the United States Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these negotiations or CARP proceedings and may elect instead to attempt to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. There are other negotiations and CARP proceedings in process which will set rates for subscription music services and services that deliver digital downloads of music, and the outcome of these negotiations and CARP proceedings will also likely affect our business in ways that we cannot predict. Voluntarily negotiated rates for mechanical licenses with respect to streaming and conditional digital downloads with the Harry Fox Agency and National Music Publishers Association have not been agreed to, and we are currently operating under a standstill agreement until such time as such rates are negotiated. No agreement has been reached with performing rights societies such as ASCAP or BMI regarding whether digital downloads constitute public performances of copyrighted works that would trigger payment of public performance royalties. Depending on the rates and terms adopted for these voluntary and/or statutory licenses, our business could be harmed by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers. We anticipate future CARP proceedings relating to music subscription delivery services, which may also adversely affect the online distribution of music.

We must provide digital rights management solutions that are acceptable to both content providers and consumers.

We must provide digital rights management solutions and other security mechanisms in our online music distribution services in order to address concerns of content providers and artists, and we cannot be certain that we can develop, license or acquire such solutions, or that content licensors or consumers will accept them. Content providers may be unwilling to continue to support portable subscription services. Consumers may be unwilling to accept the use of digital rights management technologies that limit their use of content, especially with large amounts of free content readily available.

Third-party providers of digital rights management software, such as Microsoft, may be unwilling to continue to provide such software to us upon reasonable or any terms. If we are unable to acquire these solutions on reasonable or any terms, or if customers are unwilling to accept these solutions, our business and prospects could be harmed.

Our business could be harmed by a lack of availability of popular content.

Our business is affected by the release of “hit” music titles, which can create cyclical trends in sales distinctive to the music industry. It is not possible to determine the timing of these cycles or the future availability of hit titles. Hit products are important because they generate customer interest. We depend upon the music content providers to continue to produce hit products. To the extent that new hits are not available, or not available at prices attractive to consumers, our sales and margins may be adversely affected.

Our success depends on our music service’s interoperability with our customer’s music playback hardware.

In order for our Napster service to be successful we must design our service to interoperate effectively with a variety of hardware products, including home stereos, car stereos, portable digital audio players, and PCs. We depend on significant cooperation with manufacturers of these products and with software manufacturers that create the operating systems for such hardware devices to achieve our design objectives and to offer a service that is attractive to our customers. Our software is currently not compatible with the iPod music player. If we cannot successfully design our service to interoperate with the music playback devices that our customers own, our business will be harmed.

We may not successfully develop new products and services.

The success of the Napster service will depend on our ability to develop leading edge media and digital distribution products and services. Our business and operating results will be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues or gross profits to offset our development and operating costs. We may not timely and successfully identify, develop and market new product and service opportunities. We may not be able to add new content such as video, spoken word or other content as quickly or as efficiently as our competitors or at all. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments.

Because the markets for our products and services are changing rapidly, we must develop new offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

The growth of our business depends on the increased use of the Internet for communications, electronic commerce and advertising.

The growth of our business depends on the continued growth of the Internet as a medium for media consumption, communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services. Our success also depends on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. We believe that other Internet-related issues, such as security, privacy, reliability, cost, speed, ease of use and access, quality of service and necessary increases in bandwidth availability, remain largely unresolved and may affect the amount and type of business that is conducted over the Internet, and may impact our ability to sell our products and services and ultimately impact our business results and prospects.

If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. As a result, its performance and reliability may decline. In addition, Websites have experienced interruptions in service as a result of outages, system attacks and other delays occurring throughout the Internet network infrastructure. If these outages, attacks or delays occur frequently or on a broad scale in the future, Internet usage, as well as the usage of our products, services and Websites, could grow more slowly or decline.

If broadband technologies do not become widely available or widely adopted, our online music distribution services may not achieve broad market acceptance, and our business may be harmed.

We believe that increased Internet use and especially the increased use of media over the Internet may depend on the availability of greater bandwidth or data transmission speeds (also known as broadband transmission). If broadband technologies do not become widely available or widely adopted, our online music distribution services may not achieve broad market acceptance and our business and prospects could be harmed. To date, we believe that broadband technologies have been adopted at a slower rate than expected, which we believe has slowed the level of use of media over the Internet and may harm our business and prospects if the rate of adoption does not increase.

More consumers are utilizing non-PC devices to access digital content, and we may not be successful in developing versions of our products and services that will gain widespread adoption by users of such devices.

In the coming years, the number of individuals who access digital content through devices other than a personal computer, such as personal digital assistants, cellular telephones, television set-top devices, game consoles and Internet appliances, is expected to increase dramatically. Manufacturers of these types of products are increasingly investing in media-related applications, but development of these devices is still in an experimental stage and business models are new and unproven. If we are unable to offer our services on these alternative non-PC devices, we may fail to capture a sufficient share of an increasingly important portion of the market for digital media services or our costs may increase significantly.

Our network is subject to security and stability risks that could harm our business and reputation and expose us to litigation or liability.

Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit such information and data securely or reliably, and any costs associated with preventing or eliminating such problems, could harm our business. Online transmissions are subject to a number of security and stability risks, including:

•	our own or licensed encryption and authentication technology, and access and security procedures, may be compromised, breached or otherwise be insufficient to ensure the security of customer information or intellectual property;

•	we could experience unauthorized access, computer viruses, system interference or destruction, “denial of service” attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our Websites or use of our products and services;

•	someone could circumvent our security measures and misappropriate our, our partners’ or our customers’ proprietary information or content or interrupt operations, or jeopardize our licensing arrangements, which are contingent on our sustaining appropriate security protections;

•	our computer systems could fail and lead to service interruptions;

•	we may be unable to scale our infrastructure with increases in customer demand; or

•	our network of facilities may be affected by a natural disaster, terrorist attack or other catastrophic events.

The occurrence of any of these or similar events could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation and expose us to litigation or liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches, hacker attacks or system malfunctions or to alleviate problems caused by such breaches, attacks or failures.

We experience fluctuations in our quarterly operating results, which may cause our stock price to decline.

Our quarterly operating results may fluctuate from quarter to quarter. We cannot reliably predict future revenue and margin trends and such trends may cause us to adjust our operations. Other factors that could affect our quarterly operating results include:

•	timing of new product and service introductions and our ability to transition between product versions;

•	seasonal fluctuations in sales of our prepaid cards as well as other products and services;

•	potential declines in selling prices as a result of competitive pressures;

•	changes in the mix of our revenues represented by our various services;

•	adverse changes in the level of economic activity in the United States or other major economies in which we do business, or in industries, such as the music industry, on which we are particularly dependent;

•	foreign currency exchange rate fluctuations;

•	expenses related to, and the financial impact of, possible acquisitions of other businesses; and

•	expenses incurred in connection with the development of our online music distribution service.

We depend on key personnel who do not, or may not continue to work for us.

Our success substantially depends on the continued employment of certain executive officers and key employees, particularly Chris Gorog, Nand Gangwani, Brad Duea and Laura Goldberg. The loss of the services of these or other key officers, employees or third parties could harm our business. If any of these individuals were to leave our company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience.

If we fail to manage expansion effectively, we may not be able to successfully manage our business, which could cause us to fail to meet our customer demand or to attract new customers, which would adversely affect our revenue.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We plan to continue to increase the scope of our online music distribution operations domestically and internationally. In addition, we plan to continue to hire a significant number of employees this year for our online music distribution service. This anticipated growth in future operations will place a significant strain on our management resources.

In the future we plan to continue to develop and improve our financial and managerial controls, reporting systems and procedures. In addition, we plan to continue to expand, train and manage our work force worldwide.

We may need to make additional future acquisitions to remain competitive. The process of identifying, acquiring and integrating future acquisitions may constrain valuable management resources, and our failure to effectively integrate future acquisitions may result in the loss of key employees and the dilution of stockholder value and have an adverse effect on our operating results.

We have completed several acquisitions and expect to continue to pursue strategic acquisitions in the future. Completing any potential future acquisitions could cause significant diversions of management time and resources. Financing for future acquisitions may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for any of our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, technologies or employees into our existing business and operations. Future acquisitions may not be well-received by the investment community, which may cause our stock price to fall. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

If we acquire businesses, new products or technologies in the future, we may be required to amortize significant amounts of identifiable intangible assets, and we may record significant amounts of goodwill that will be subject to annual testing for impairment. If we consummate one or more significant future acquisitions in which the consideration consists of stock or other securities, our existing stockholders’ ownership could be significantly diluted. If we were to proceed with one or more significant future acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash.

Acquisition-related costs can cause significant fluctuation in our net income.

Previous acquisitions have resulted in significant expenses, including amortization of purchased technology, charges for in-process research and development and amortization of acquired identifiable intangible assets, which are reflected in operating expenses. Total amortization of acquired intangible and purchased technology assets was $1.3 million in the three months ended June 30, 2004. Additional acquisitions and any additional impairment of the value of purchased assets could have a significant negative impact on future operating results.

A significant portion of our revenues is derived from international revenues. Economic, political, regulatory and other risks associated with international revenues and operations could have an adverse effect on our revenues.

Because we operate worldwide, our business is subject to risks associated with doing business internationally. International net revenues have not accounted for a significant percentage of our net revenues to date. We anticipate that revenues from international operations will represent a substantial portion of our total net revenues as we expand our Napster service abroad. Accordingly, our future revenues could decrease based on a variety of factors, including:

•	changes in foreign currency exchange rates;

•	seasonal fluctuations in sales of our prepaid cards as well as other products and services;

•	changes in a specific country’s or region’s political or economic condition, particularly in emerging markets;

•	unexpected changes in foreign laws and regulatory requirements;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	trade protection measures and import or export licensing requirements;

•	potentially adverse tax consequences;

•	difficulty in managing widespread sales operations; and

•	less effective protection of intellectual property.

To grow our business, we must be able to hire and retain sufficient qualified technical, sales, marketing and administrative personnel.

Our future success depends in part on our ability to attract and retain engineering, sales, marketing, finance and customer support personnel. If we fail to retain and hire a sufficient number of these employees, we will not be able to maintain and expand our business. We cannot assure you that we will be able to hire and retain a sufficient number of qualified personnel to meet our business objectives.

We may be unable to adequately protect our proprietary rights.

Our inability to protect our proprietary rights, and the costs of failing to do so, could harm our business. Our success and ability to compete partly depend on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. These efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology. These efforts also may not prevent the development and design by others of products or technologies similar to, competitive with or superior to those we develop. Any of these results could reduce the value of our intellectual property. We may be forced to litigate to enforce or defend our intellectual property rights and to protect our trade secrets. Any such litigation could be very costly and could strain our management resources.

We may be subject to intellectual property infringement claims, which are costly to defend and could limit our ability to use certain technologies in the future.

Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of their intellectual property rights, especially patents, than we do. Many parties are actively developing streaming media and digital distribution-related technologies, e-commerce and other Web-related technologies, as well as a variety of online business methods and models. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with streaming media, digital distribution and online businesses are likely to arise in the future and may be very costly. In addition to existing patents and intellectual property rights, we anticipate that additional third-party patents related to our products and services will be issued in the future. If a blocking patent has been issued or is issued in the future, we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, or design around the patent, which could harm our business.

Companies in the technology and content-related industries have frequently resorted to litigation regarding intellectual property rights. We may be forced to litigate to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could strain our management resources. In addition, we believe these industries are experiencing an increased level of litigation to determine the applicability of current laws to, and impact of new technologies on, the use and distribution of content over the

Internet and through new devices, especially in the music industry, and as we develop products and services that provide or enable the provision of content, in such ways, our litigation risk may increase. The existence and/or outcome of such litigation could harm our business.

From time to time we receive claims and inquiries from third parties alleging that our internally developed technology, or technology we license from third parties, may infringe the other third parties’ proprietary rights, especially patents. Third parties have also asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, or other proprietary rights, or alleging unfair competition or violations of privacy rights. We could be required to spend significant amounts of time and money to defend ourselves against such claims. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, or stop distributing our products and services while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms, or at all. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. Any of these events could require us to change our business practices and could harm our business.

A decline in current levels of consumer spending could reduce our sales.

Our business is directly affected by the level of consumer spending. One of the primary factors that affect consumer spending is the general state of the local economies in which we operate. Lower levels of consumer spending in regions in which we have significant operations could have a negative impact on our business, financial condition or results of operations.

We may need additional capital, and we cannot be sure that additional financing will be available.

Although we currently anticipate that our available funds and expected cash flows from operations will be sufficient to meet our cash needs for at least the next twelve months, we may require additional financing. Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. We expect to experience operating losses from our Napster service in at least the short term. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution.

Another significant terrorist attack could have a negative impact on our business.

A significant terrorist attack on U.S. soil or U.S.-based business interests abroad could cause a significant decline in demand for our products and disrupt our business. An attack could generally trigger a significant economic downturn, which could affect the consumer electronics and software industry as a whole. Further, an attack could disrupt our manufacturing and worldwide distribution of our products. Any terrorist attack could cause a significant decrease in our revenues.

Changes in stock option accounting rules may adversely impact our reported operating results prepared in accordance with generally accepted accounting principles, our stock price and our competitiveness in the employee marketplace.

Technology companies like ours have a history of using broad based employee stock option programs to hire, incentivise and retain our workforce in a competitive marketplace. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) allows companies the choice of either using a fair value method of accounting for options, which would result in expense recognition for all options granted, or using an intrinsic value method as prescribed by Accounting Principles Board Opinion

No. 25, “Accounting for Stock Issued to Employees” (APB 25), with pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. We have elected to apply APB 25 and accordingly we generally do not recognize any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.

During March 2004 the FASB issued a proposed Statement, “Share-Based Payment, an Amendment of FASB Statements No. 123 and 95.” The proposed statement eliminates the treatment for share-based transactions using APB 25 and generally would require share-based payments to employees be accounted for using a fair-value-based method and recognized as expenses in our statements of operations. The proposed standard would require the modified prospective method be used, which would require that the fair value of new awards granted from the beginning of the year of adoption, plus unvested awards at the date of adoption, be expensed over the vesting term. In addition, the proposed statement encourages companies to use the “binomial” approach to value stock options, as opposed to the Black-Scholes option pricing model that we currently use for the fair value of our options under SFAS 123 disclosure provisions. The effective date the proposed standard is recommending is for fiscal years beginning after December 15, 2004. Should this proposed statement be finalized, it will have a significant impact on our consolidated statement of operations as we will be required to expense the fair value of our stock options rather than disclosing the impact on our consolidated result of operations within our footnotes in accordance with the disclosure provisions of SFAS 123 (see Note 1 of the Notes to Consolidated Financial Statements). This will result in lower reported earnings per share which could negatively impact our future stock price. In addition, should the proposal be finalized, this could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

We are subject to risks associated with governmental regulation and legal uncertainties.

Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states, and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. Other countries and political organizations are likely to impose or favor more and/or different regulations than that which has been proposed in the United States, thus furthering the complexity of regulation. The United States, for example, has recently enacted an e-mail marketing law that, among other things, permits consumers to choose not to receive unsolicited e-mail from specified senders and subjects violators to certain civil penalties. As we have in the past utilized, and will likely continue in the future to utilize e-mail marketing, such laws will affect our future marketing efforts and, although we intend to comply with such laws, any inadvertent violation of such laws could subject us to penalties. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our products and services and may affect the growth of the Internet. Such laws or regulations may harm our business. Our products and services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional product and distribution costs for us in order to comply with such regulations.

We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state and federal governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor Internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

•	limit the growth of the Internet;

•	create uncertainty in the marketplace that could reduce demand for our products and services;

•	increase our cost of doing business;

•	expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our Websites or distributed or accessed through our products or services, with our provision of products and services and with the features or performance of our products and Websites;

•	lead to increased product development costs or otherwise harm our business; or

•	decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business through a decrease in user registration and revenue, and influence how and whether we can communicate with our customers.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.

Many of our products are interactive Internet applications which by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to servers. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

The effectiveness of our disclosure and internal controls may be limited.

Our disclosure controls and procedures and internal controls over financial reporting may not prevent all errors and intentional misrepresentations. Any system of internal control can only provide reasonable assurance that all control objectives are met. Some of the potential risks involved could include but are not limited to management judgments, simple errors or mistakes, willful misconduct regarding controls or misinterpretation. There is no guarantee that existing controls will prevent or detect all material issues or be effective in future conditions, which could materially and adversely impact our financial results in the future.

Risks Related to the Securities Markets and Ownership of Our Common Stock

We cannot assure you that our stock price will not decline.

The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional stockholders;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The stock markets in general and the markets for technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, we cannot assure you that you will be able to resell your shares at any particular price, or at all.

There is no plan to distribute any of the proceeds of the sale of our consumer software division to our stockholders.

We do not intend to distribute any portion of the proceeds from the sale of our consumer software division to our stockholders. Currently, we intend to retain the proceeds and use them for general working capital purposes and to operate and expand our online music distribution business.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of August 25, 2004, we had outstanding 34,774,708 shares of common stock of which 33,659,317 shares are freely tradable and 1,099,626 shares are currently in the process of being registered on Form S-3. The remaining 15,765 shares of common stock outstanding are “restricted securities” as defined in Rule 144 held by our “affiliates” (as those terms are defined in Rule 144 under the Securities Act). These restricted securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. Pursuant to the terms of a common stock purchase agreement with Best Buy Enterprise Services, up to an additional 3,925,374 shares may be sold in separate closings on July 17, 2005 and December 17, 2005.

As of August 25, 2004, there was an aggregate of 6,003,024 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 5,903,024 shares issuable upon exercise of options outstanding under our option plans, and 100,000 shares of common stock issuable upon exercise of an outstanding warrant issued to the trustee in the Napster bankruptcy in connection with our acquisition of the Napster assets. We may register additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

Provisions in our agreements, charter documents, stockholder rights plan and Delaware law may delay or prevent acquisition of us, which could decrease the value of your shares.

Our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include a classified Board of Directors and limitations on actions by our stockholders by written consent. In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire us without the approval of our Board of Directors. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this proxy statement, which is being mailed to you in connection with our 2004 Annual Meeting of Stockholders (this “Proxy Statement”), contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. All statements in this proxy statement regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on which this Proxy Statement was filed with the Securities and Exchange Commission. We expressly disclaim any obligation to issue any updates or revisions to our forward-looking statements, even if subsequent events cause our expectations to change regarding the matters discussed in those statements. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders. Many important factors that could cause such a difference are described in this proxy statement under the caption “Risk Factors” which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this Proxy Statement.

PROPOSAL NO. 1

SALE OF THE CONSUMER SOFTWARE DIVISION

General

The asset purchase agreement, which was executed by us and Sonic Solutions on August 9, 2004, provides for the sale to Sonic Solutions of all of the assets used in, held for use in or related to the conduct of the business of our consumer software division and its subsidiaries and all liabilities relating to, arising out of, or in connection with, our consumer software division that are not retained by us. Subject to certain purchase price adjustments and indemnification obligations, each as described more fully below, we expect to receive $70 million in cash, subject to adjustments, and 653,837 shares of Sonic Solutions common stock. See “The Asset Purchase Agreement—Purchase Price.”

Background of the Sale

At the beginning of 2004, we and Piper Jaffray, an investment banking firm, engaged in several discussions regarding the strategic alternatives for our consumer software division. Piper Jaffray had performed financial advisory services for us in the past and had in January 2004 assisted us with a private equity fundraising transaction.

On January 20, 2004, representatives of Piper Jaffray made a presentation to our Board of Directors on various strategic alternatives regarding our consumer software division, including funding and divestiture options.

In late January 2004, we were approached by Presidio Merchant Partners, financial advisors to Sonic Solutions, expressing interest in purchasing our consumer software division assets.

On February 6, 2004, our Board of Directors met to approve the engagement of Piper Jaffray to evaluate Sonic Solutions’ unsolicited inquiry of interest and to act as our agent in any strategic transactions relating to our assets. Piper Jaffray contacted a total of eight companies, including Sonic Solutions. Four of these companies, including Sonic Solutions, expressed interest in possibly acquiring the assets of the consumer software division.

Between March 4, 2004 and April 1, 2004, initial and follow-up due diligence meetings or conference calls were held between us and Sonic Solutions and with three of these four companies. Of these, only Sonic Solutions made an indication of interest in proceeding with further discussions.

On March 17, 2004, we received a proposal from Sonic Solutions regarding a potential asset acquisition of our consumer software division for cash consideration in a range of $52 to $80 million in value.

On March 30, 2004, Nand Gangwani, our Chief Financial Officer, and Clay Leighton, Chief Financial Officer of Sonic Solutions, met to further discuss the financial projections and model for the software division.

On April 26, 2004, after further discussions, Sonic Solutions revised its proposal to a value of $70 to $80 million in cash.

On April 27, 2004, the Board of Directors held a regular meeting where Wm. Christopher Gorog, our Chief Executive Officer, led a discussion of the Board of Directors over the different strategic alternatives available to us for the consumer software division. Mr. Gorog described the Sonic Solutions offer for the software division assets and the status of discussions with the various potential acquirors.

On May 13, 2004, Mr. Gorog and Robert Doris, the Chief Executive Officer and President of Sonic Solutions, met in Boston, Massachusetts to discuss the proposed sale of the assets of the consumer software division to Sonic Solutions.

On May 19-20, 2004, representatives from Piper Jaffray met with Mr. Doris and Mr. Leighton to discuss the proposed transaction.

On May 26, 2004, Thomas Shea, President and Chief Operating Officer of our consumer software division, met with officers of Sonic Solutions to provide due diligence on the software division assets.

On June 25, 2004, following further meetings between the two companies, Sonic Solutions submitted a revised proposal of $90 million, consisting of $65 million cash and $25 million of Sonic Solutions common stock.

In late June 2004, an unsolicited third party contacted us directly to express an interest in acquiring the assets of the consumer software division.

On June 28, 2004, Mr. Shea and Mr. Gangwani met with representatives of the unsolicited third party to provide due diligence on the assets of the consumer software division.

On June 30, 2004, we informed Sonic Solutions that we were lowering our internal revenue plan for the consumer software division for the current fiscal year.

After we provided a revised forecast for the consumer software division, Sonic Solutions submitted a fourth proposal on July 7, 2004 of $80 million, consisting of $70 million in cash and $10 million in Sonic Solutions common stock.

On July 7, 2004, Mr. Shea and Mr. Gangwani met with the unsolicited third party to provide further operational and financial due diligence on the assets of the consumer software division.

On July 8, 2004, the unsolicited third party submitted a preliminary proposal of $72 million in cash but requiring nonnegative working capital and the retention of certain additional liabilities compared to Sonic Solutions’ fourth proposal.

On July 9, 2004, our Board of Directors met to consider the offers of the two potential acquirors for all of the assets of the consumer software division. Following discussion, the Board of Directors decided to enter into exclusive negotiations with Sonic Solutions, subject to receipt of cash and equity consideration of approximately $80 million, consisting of $70 million in cash and $10 million in Sonic Solutions common stock.

On July 11, 2004, we and Sonic Solutions and their representatives held a conference call to discuss certain key terms in the proposed offer and a no-shop agreement, including the treatment of certain liabilities.

On July 12, 2004, we and Sonic Solutions executed a 21-day no-shop agreement providing for exclusive negotiations by the parties on the terms set forth in Sonic Solutions’ revised offer letter.

From July 12, 2004 through August 9, 2004, we and Sonic Solutions and our respective counsel and advisors completed due diligence and negotiated a definitive agreement and a license agreement, the terms of which included total consideration of $80 million plus a perpetual license to certain optical media burning technology included among the assets to be acquired by Sonic Solutions.

On July 27, 2004, our Board of Directors held a regular meeting at which Mr. Gorog and Mr. Gangwani led a discussion of the proposed transaction. Mr. Gangwani updated the Board of Directors on the status of the negotiations with Sonic Solutions and the status of Sonic Solutions’ due diligence efforts. William Growney, our General Counsel, discussed the likely timeline for the transaction through the closing.

On July 31, 2004, Mr. Gorog and Mr. Growney, our outside legal counsel at O’Melveny & Myers LLP and a representative of Piper Jaffray met at the San Francisco, California offices of Sonic Solutions’ outside legal counsel, Morrison & Foerster LLP, with Mr. Doris and Mr. Leighton and their outside legal counsel. A number of deal terms relating to liabilities, indemnification, and closing conditions were negotiated and agreed upon.

On August 6, 2004, Mr. Gorog and Mr. Growney from our company and Mr. Doris from Sonic Solutions held a telephonic conference call to discuss certain outstanding deal terms, including a change to the calculation of the equity consideration due to the recent decline in Sonic Solutions’ stock price.

On August 7-8, 2004, a number of conference calls among our company, Sonic Solutions and their respective outside legal counsel were held to negotiate the final terms of the asset purchase agreement.

On August 8, 2004, our Board of Directors met to consider approving the sale of the consumer software division to Sonic Solutions. Mr. Growney provided an executive summary to the Board of Directors and discussed the material terms of the asset purchase agreement. Representatives of Piper Jaffray then provided the Board of Directors with a detailed financial analysis of the transaction and stated that the firm would provide an opinion that, based upon and subject to the matters set forth in the opinion, the proposed aggregate consideration to be paid in the transaction to us pursuant to the asset purchase agreement is fair, from a financial point of view, to us as of the date of the opinion. The Board of Directors then adjourned the meeting to the following afternoon.

On August 9, 2004, the Board of Directors met after having received and reviewed the final asset purchase agreement. The Board of Directors then unanimously voted to approve the sale of the consumer software division to Sonic Solutions.

On August 9, 2004, we and Sonic Solutions announced the execution of the asset purchase agreement in press releases and on analyst calls.

Use of Proceeds

The gross proceeds from the sale to Sonic Solutions are expected to be $70 million in cash, subject to adjustments, and 653,837 shares of Sonic Solutions common stock. See “Proposal No. 1: Sale of the Consumer Software Division—The Asset Purchase Agreement—Purchase Price.” After transaction expenses and taxes, which are estimated to total approximately $7 million, and assuming our sale of the Sonic Solutions common stock we are to receive as consideration at a price per share of             , the net cash proceeds from the sale will be approximately $73 million.

We do not intend to distribute any of the net proceeds of the sale to our stockholders. We will use the proceeds to pay taxes and expenses related to the sale as well as for general working capital purposes and to operate and expand our online music distribution business.

Reasons for the Sale

We are proposing to sell our consumer software division to Sonic Solutions because we believe that the terms of the proposed sale are advisable, fair to and in the best interests of our company and our stockholders. The Board of Directors has identified various benefits that are likely to result from the sale of our consumer software division. The Board of Directors believes the sale of the consumer software division will:

•	allow us to devote substantially all of our energies and resources to the development of our online music distribution business;

•	provide substantial cash proceeds and allow us to reduce substantially the additional capital funding requirements of operating our online music distribution business; and

•	allow us to exploit the significant market opportunity we see for our online music distribution business.

In arriving at its determination that the terms of the proposed sale are advisable, fair to and in the best interests of our company and our stockholders, the Board of Directors carefully considered the terms of the asset purchase agreement and the other transaction documents, as well as the potential impact of the sale on our company. As part of this process, the Board of Directors considered the advice and assistance of its outside financial advisor, legal counsel and accountants. In authorizing the sale, the Board of Directors considered the factors set out above as well as the following factors:

•	the opinion of Piper Jaffray & Co. that, as of August 8, 2004, based upon and subject to the various considerations set forth in its opinion, the payment of $70 million in cash, subject to adjustments, and 653,837 shares of Sonic Solutions common stock was fair to us from a financial point of view;

•	the absence of other offers that are superior to Sonic Solutions’ offer in light of all the terms and conditions presented by Sonic Solutions;

•	the terms and conditions of the asset purchase agreement, including the fiduciary out provisions, which allow the Board of Directors to consider unsolicited offers to purchase our company or the assets of the consumer software division prior to the closing of the transaction and to terminate the asset purchase agreement to enter into an agreement for a superior proposal;

•	that a termination fee of $2.4 million plus reasonable related costs, fees and expenses are payable to Sonic Solutions if the asset purchase agreement is terminated (i) by the Board of Directors, if it determines in good faith, after consultation with, and based in part on the advice of outside counsel, that it is required to do so to comply with its fiduciary duties to our stockholders under applicable law because it has received a superior competing offer; (ii) by us or Sonic Solutions if the transaction does not receive the approval of a majority of our stockholders; or (iii) by Sonic Solutions if the Board of Directors withdraws or modifies, in a manner adverse to Sonic Solutions, its approval of or recommendation for the transaction or the asset purchase agreement;

•	that the General Corporation Law of the State of Delaware requires, and the asset purchase agreement reflects the fact that, the proposed sale must be approved by holders of a majority of our outstanding stock, which ensures that the Board of Directors will not take actions of which the stockholders disapprove;

•	the risk that after the sale we will have a less diversified business that will leave our company dependent on the performance of our online music distribution business and that we have very limited experience in the developing online music distribution business;

•	the risk that we could be exposed to future indemnification payments, generally capped at $15 million under the asset purchase agreement; and

•	the risk that the purchase price for the consumer software division may be adjusted down.

Our Board of Directors also considered the factors described in the section entitled “Risk Factors” in this proxy statement in deciding to approve the proposed sale and recommend that stockholders approve the proposed sale.

In view of the variety of factors considered in connection with its evaluation of the sale, the Board of Directors did not find it practical to, and did not quantify or otherwise attempt to assign, relative weight to the specific factors considered in reaching its conclusions. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors.

Opinion of Roxio’s Financial Advisor

Piper Jaffray & Co. (“Piper Jaffray”) delivered its opinion to our Board of Directors that, as of August 9, 2004 and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration payable to us as a whole is fair, from a financial point of view, to us.

The full text of the written opinion of Piper Jaffray, dated August 9, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Our stockholders should read the opinion in its entirety. Piper Jaffray provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the transaction. The Piper Jaffray opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction.

In connection with delivering the opinion described above and performing its related financial analyses, Piper Jaffray reviewed, among other things:

•	the asset purchase agreement;

•	certain non-public financial, operating and business information related to us and the consumer software division, including certain audited and unaudited financial statements of our company and of the consumer software division;

•	certain internal information prepared and furnished by our management with respect to the business, operations and prospects of the consumer software division, including financial forecasts and projected financial data;

•	to the extent publicly available, financial information concerning selected transactions deemed comparable to the proposed transaction;

•	certain publicly available financial and securities data of selected public companies deemed comparable to the consumer software division;

•	certain discounted cash flow analyses on the consumer software division;

•	certain hypothetical pro forma effects on us of the proposed transaction; and

•	certain publicly available data of Sonic Solutions, us and the consumer software division.

Piper Jaffray also had discussions with members of the our management concerning the financial condition, current operating results and the regulatory and business outlook for the consumer software division on a stand-alone basis.

In connection with its review, Piper Jaffray relied upon and assumed the completeness and accuracy of the financial statements and other information provided to Piper Jaffray by or on behalf of us and Sonic Solutions, or otherwise made available to Piper Jaffray, and Piper Jaffray has not assumed responsibility for the independent verification of that information. Piper Jaffray further relied upon the assurances of our and Sonic Solutions’ respective management that the information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts and other financial planning data, reflects the best currently available estimates and judgment of our management and that our management is not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expressed no opinion regarding such financial forecasts or other financial planning data or the assumptions on which they are based. Piper Jaffray also relied, with our consent, on advice of the outside counsel and the independent accountants to us and Sonic Solutions as to all legal, tax and financial reporting matters with respect to us, Sonic Solutions and the asset purchase agreement.

Piper Jaffray assumed that none of the parties is party to any pending transaction, including recapitalization, acquisition, merger, consolidation or asset sale discussions, other than the transaction or in the ordinary course of business. However, Piper Jaffray noted that Sonic Solutions may engage in a financing transaction prior to consummation of the transaction. In arriving at its opinion, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the transaction will be obtained in the manner that will not have a material adverse effect on the contemplated benefits of the transaction. In addition, Piper Jaffray assumed, with our consent, that the transaction will be consummated in accordance with the terms described in the asset purchase agreement without any amendments thereto and without waiver by any party of any of the conditions to its obligations thereunder.

Piper Jaffray’s opinion addresses solely the fairness, from a financial point of view, of the aggregate consideration payable to us as a whole and does not address any other term or agreement relating to the transaction. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the transaction. Piper Jaffray’s opinion does not address, nor should it be construed to address, the relative merits of the transaction, on the one hand, or any alternative business strategies or alternative transactions that may be available to us, on the other hand. Piper Jaffray has assumed for the purposes of its opinion that the entire aggregate consideration will be payable to us. In addition, Piper Jaffray is not expressing any opinion as to the prices at which the common stock of Sonic Solutions may trade.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of us or Sonic Solutions, Piper Jaffray was not furnished with any such appraisals or valuations, and Piper Jaffray did not make any physical inspection of any property or asset. Piper Jaffray expresses no opinion regarding the liquidation value or financial solvency of any entity before or after the transaction. Without limiting the generality of the foregoing, Piper Jaffray has undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which we, Sonic Solutions or any of our or their respective affiliates is a party or may be subject and, at our direction and with our consent, Piper Jaffray’s opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they exist and are subject to evaluation on the date of its opinion; events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray has not undertaken to update, reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and do not have any obligation to update, review or reaffirm its opinion.

The following is a brief summary of the material financial analyses performed by Piper Jaffray in connection with its opinion relating to the proposed transaction and presented to our Board of Directors on August 8, 2004. The financial analyses are consistent with the type of financial analyses Piper Jaffray would generally undertake in transactions of this type. The financial analyses summarized below include information presented in tabular format. In order to fully understand Piper Jaffray’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Piper Jaffray’s financial analyses.

Analysis of Comparable Public Companies

Piper Jaffray compared selected financial market information for the consumer software division with corresponding financial and stock market information of selected publicly held companies in the software industry. Although none of the selected companies is directly comparable to the consumer software division, the companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the consumer software division. These companies included the following:

Comparable Companies
• Adobe Systems
• InterVideo
• Pinnacle Systems
• Sonic Solutions

Piper Jaffray calculated and compared various financial multiples and ratios based on financial data as of August 6, 2004 and information it obtained from Wall Street research. Information for the consumer software products division was provided by our management. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Piper Jaffray reviewed the total enterprise values of the selected companies as a multiple of revenue for the latest twelve months, or LTM, next twelve months, or NTM, and estimated fiscal year 2004, and earnings before interest, taxes, depreciation and amortization, or EBITDA, for the NTM. The following table presents the results of the analyses:

	Enterprise Value as a Multiple of:
	LTM Revenue		Estimated 2004 Revenue		Estimated NTM Revenue		Estimated NTM EBITDA
High	6.2	x	5.8	x	5.8	x	16.4	x
Mean	3.0		2.7		2.6		10.7
Median	2.7		2.4		2.0		9.9
Low	0.4		0.4		0.4		6.7
Consumer Software Division Transaction	0.9		0.9		1.0		7.1

Analysis of Selected Precedent Transactions

Piper Jaffray analyzed certain information relating to selected transactions in the software industry since June 30, 2002. The selected companies were chosen based on criteria including a minimum equity value of $25 million, maximum equity value of $150 million, public or private targets in which 100% of the company was acquired and deals with publicly available information. The target companies chosen have operations that for purposes of analysis may be considered similar to certain operations of the consumer software products division. These companies included:

Acquiror	Target
• JDA Software	• QRS Corp
• Sage Group	• ACCPAC
• BMC Software	• Magic Solutions
• Chinadotcom	• Pivotal
• Click2Learn	• Docent
• Melita (Golden Gate/Oak)	• Concerto
• Chinadotcom	• Ross Systems
• SSA Global	• EXE Technologies
• Ascential	• Mercator
• Hyperion	• Brio Software
• Geac	• Comshare
• Battery Ventures	• Made2Manage
• SSA Global	• Baan (Invensys)
• GTG Acquisition	• Resonate
• Mapics	• Frontstep
• Thoma Cressey/LLR	• Prophet 21
• SSA Global	• Infinium
• Microsoft	• Vicinity
• Geac	• Extensity

Piper Jaffray reviewed the total transaction value in the selected transactions as multiples of last twelve months and next twelve months revenue and last twelve months EBITDA. Multiples for the selected transactions were based on information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases, third party research reports and other sources. Information for the consumer software products division was provided by our management. The following table presents the results of this analysis:

	Enterprise Value as a Multiple of:
	LTM Revenue		Estimated NTM Revenues		LTM EBITDA
High	1.3	x	1.3	x	13.5	x
Mean	0.8		0.8		8.9
Median	0.8		0.9		9.6
Low	0.2		0.2		4.7
Consumer Software Division Transaction	0.9		1.0		5.9

Discounted Cash Flow Analysis

Piper Jaffray performed a discounted cash flow analysis based on the net present values of cash flows of the consumer software division using projections provided by our management. Piper Jaffray derived the implied reference ranges by applying a range of EBITDA terminal multiples of 5.0x to 7.0x and a range of discount rates of 18.0% to 22.0%. The multiples and discount rates used in the discounted cash flow analyses are those that in the professional judgment of Piper Jaffray are appropriate for use in connection with companies like the consumer software division. The following summarizes the results of this analysis:

Enterprise Value

$70.0—$95.0 million

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Piper Jaffray’s opinion. In arriving at its fairness determination, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Piper Jaffray made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the consumer software division or the contemplated transaction.

Piper Jaffray prepared these analyses solely for purposes of Piper Jaffray’s providing its opinion to our Board of Directors as to the fairness from a financial point of view of the transaction. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, Piper Jaffray or any other person assumes responsibility if future results are materially different from those forecast.

Piper Jaffray’s opinion to our Board of Directors was one of many factors taken into consideration by our Board of Directors in making its determination to approve the asset purchase agreement and the transactions contemplated thereby. The foregoing summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Piper Jaffray attached as Annex B.

Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Piper Jaffray is familiar with us, having acted as our financial advisor from time to time, including having acted as our placement agent in connection with the issuance of 5,500,000 shares of our common stock in January 2004 and financial advisor in connection with our acquisition of MGI Software in January 2002.

Piper Jaffray provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the debt or equity securities, including derivative securities, of us or Sonic Solutions for its own account and for the account of customers.

Under the terms of the engagement, we have agreed to pay Piper Jaffray a customary fee for its financial advisory services, which fee is contingent upon the consummation of the transaction. Piper Jaffray will also receive a fee for providing the opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the transaction. In addition, we have agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities in connection with its services.

Recommendation of the Board of Directors

Our Board of Directors has determined that the proposed sale of our consumer software division to Sonic Solutions is advisable, fair to and in the best interests of our company and our stockholders. The Board of

Directors has unanimously approved the asset purchase agreement and unanimously recommends that stockholders vote FOR the proposed sale of our consumer software division to Sonic Solutions pursuant to the asset purchase agreement.

Required Vote

The affirmative vote of a majority of our issued and outstanding stock is required to approve the proposed sale of our consumer software division to Sonic Solutions.

Antitrust and other Regulatory Matters

The sale of our consumer software division is subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether it complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the sale may not be completed until applicable notification and waiting-period requirements have been satisfied. As of September     , 2004, we had not yet been notified by the applicable authorities that the federal antitrust review of the asset sale had been completed.

In addition, the proposed transaction may be subject to other domestic and foreign governmental and regulatory entities. As of September     , 2004, we had not been notified by any such entity that any such reviews were required or had been completed.

Material Federal Income Tax Consequences

Proceeds from the sale will not be distributed to stockholders, and the sale should not have any direct federal income tax consequences to you. However, the sale will constitute a taxable sale of assets to us, and we will recognize taxable income with respect to the sale.

Unaudited Pro Forma Condensed Combined Financial Statements

Our unaudited pro forma condensed combined financial statements giving effect to the proposed transaction were filed with the SEC on a Form 8-K on September 3, 2004. A copy of these unaudited pro forma condensed consolidated combined financial statements, as filed with the Form 8-K, is attached as Annex D.

The Asset Purchase Agreement

The following is a brief summary of certain provisions of the asset purchase agreement. The description is qualified in its entirety by reference to the complete text of the asset purchase agreement, which is incorporated herein by reference and attached to this proxy statement as Annex A. Terms not otherwise defined in this summary or elsewhere in this proxy statement have the meanings set forth in the asset purchase agreement. All stockholders are urged to carefully read the asset purchase agreement in its entirety.

Purchase Price

In consideration of the transfer to Sonic Solutions all of the assets used in, held for use in or related to the business of our consumer software division and its subsidiaries, Sonic Solutions will pay to us $70 million in cash, subject to certain adjustments described below, and 653,837 shares of Sonic Solutions common stock, calculated by dividing $10 million by the average daily volume weighted average price as reported by the Bloomberg Professional® Service over the prior 10 trading days up to and including the trading day prior to August 9, 2004, and will assume the liabilities relating to, arising out of, or in connection with our consumer software division, other than those liabilities retained by us.

Adjustments to Purchase Price

The asset purchase agreement provides for three adjustments of the cash portion of the purchase price. The cash portion of the purchase price is subject to adjustment in the following manner:

•	We agreed to prepare and deliver to Sonic Solutions the following: (i) a balance sheet, referred to in the asset purchase agreement as the Estimated Closing Balance Sheet, at least 3 days prior to the expected closing date that presents the estimated financial position as well as the calculation of the estimated working capital, referred to in the asset purchase agreement as the Estimated Closing Working Capital, of the consumer software division as of the closing date; (ii) a balance sheet, referred to in the asset purchase agreement as the Preliminary Closing Balance Sheet, within 15 days after the closing date that presents the financial position as well as the calculation of the working capital, referred to in the asset purchase agreement as the Preliminary Closing Working Capital, of the consumer software division as of the closing date; and (iii) an audited balance sheet, referred to in the asset purchase agreement as the audited Closing Balance Sheet, within 42 days after the closing date that presents the financial position as well as the calculation of the working capital, referred to in the asset purchase agreement as the Closing Working Capital, of the consumer software division as of the closing date;

•	the first adjustment will occur if, after the delivery of the Estimated Closing Balance Sheet, the Estimated Closing Working Capital exceeds $(7,738,000), then the cash portion of the purchase price we receive from Sonic Solutions will be increased by the amount of such excess; however, if the Estimated Closing Working Capital is less than $(7,738,000), then the cash portion of the purchase price we receive from Sonic Solutions will be decreased by the amount of the difference;

•	the second adjustment will occur if, after the delivery of the Preliminary Closing Balance Sheet, the Preliminary Closing Working Capital exceeds the Estimated Closing Working Capital, then the cash portion of the purchase price we receive from Sonic Solutions will be increased by the amount of such excess, and Sonic Solutions will pay us an amount equal to such excess; however, if the Preliminary Closing Working Capital is less than the Estimated Closing Working Capital, then the cash portion of the purchase price we receive from Sonic Solutions will be decreased by the amount of the difference, and we will pay to Sonic Solutions an amount equal to such difference; and

•	the third adjustment will occur if, after the Closing Balance Sheet has been agreed to or all disputes with respect to the Closing Balance Sheet have been resolved in accordance with the dispute resolution mechanisms described in the asset purchase agreement, the Closing Working Capital exceeds the Preliminary Closing Working Capital, then the cash portion of the purchase price we receive from Sonic Solutions will be increased by the amount of such excess, and Sonic Solutions will pay us an amount equal to such excess; however, if the Closing Working Capital is less than the Preliminary Closing Working Capital, then the cash portion of the purchase price we receive from Sonic Solutions will be decreased by the amount of such difference, and we will pay Sonic Solutions an amount equal to such difference.

In addition, the cash portion of the purchase price is also subject to downward adjustment in the following manner with respect to charges against certain reserves relating to accounts receivable, market deficiency funds and sales returns reflected in the Closing Balance Sheet of the consumer software division during the nine month period following the closing date, referred to as Reserve Activity in the asset purchase agreement:

•

Sonic Solutions may prepare and deliver to us, at its sole discretion, a report, referred to in the asset purchase agreement as the Reserve Report, within nine months and 20 days after the closing date that presents the Reserve Activity, as described in the asset purchase agreement, which sums (i) the total amount charged against the Accounts Receivable Reserve during the nine month period following the closing date with respect to all accounts receivable shown on the final Closing Balance Sheet; (ii) the total amount charged against the Accrued Market Deficiency Funds Reserve during the nine month period following the closing date with respect to distributor and retail promotional activity prior to the closing date; and (iii) the total amount charged against the Accrued Sales Return Reserve, including charges against the various components thereof such as the End-of-Life Reserve, the Defective RMA Reserve and the Slow-moving Inventory Reserve; and

•	if, after the Reserve Report has been agreed to or all disputes with respect to the Reserve Report have been resolved in accordance with the dispute resolution mechanisms described in the asset purchase agreement, the final Reserve Activity exceeds the sum of those reserves as stated in the final Closing Balance Sheet plus $350,000, then the cash portion of the purchase price we receive from Sonic Solutions will be reduced by the amount of such excess, and we will pay Sonic Solutions an amount equal to such excess.

Finally, the cash portion of the purchase price is also subject to downward adjustment in the following manner with respect to inventory levels of the consumer software division at the closing:

•	Sonic Solutions will deliver to us a report, referred to in the asset purchase agreement as the Preliminary Inventory Report, within 42 days after the closing date that presents for specific inventory categories the estimated number of units shipped and invoiced on or prior to the closing date that remain in the possession of distributors or retailers but have not been sold through to end users; and

•	if, after the Preliminary Inventory Report has been agreed to or all disputes with respect to the Preliminary Inventory Report have been resolved in accordance with the dispute resolution mechanisms described in the asset purchase agreement, the sum of the excess of inventory values associated with inventory levels for any inventory category exceeds its Target Inventory Value as determined in the asset purchase agreement by multiplying its stated Target Inventory Level by its stated price per unit, then the cash portion of the purchase price we receive from Sonic Solutions will be reduced by the amount of such excess, and we will pay Sonic Solutions an amount equal to such excess.

Transferred Assets

Subject to and upon the terms and conditions of the asset purchase agreement, we are selling to Sonic Solutions all of the assets used in, held for use in or related to the conduct of the business of our consumer software division and its subsidiaries (except for the Excluded Assets discussed below), including the following:

•	all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of our consumer software division or its subsidiaries;

•	tangible personal property (such as equipment, inventories of products and supplies, manufactured and purchased parts, goods in process and finished goods, and furniture);

•	all intellectual property used in, held for use or relating to our consumer software division and its subsidiaries as of August 9, 2004, in which we have an ownership interest, (except for the intellectual property included in the Excluded Assets discussed below), goodwill associated therewith, licenses and sublicenses granted with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

•	leases, subleases, and rights thereunder;

•	agreements, contracts, instruments, security interests, guaranties, other similar arrangements, and rights thereunder (other than our rights under the asset purchase agreement or under any side agreement between us on the one hand and Sonic Solutions on the other hand entered into on or after the date of the asset purchase agreement);

•	accounts, notes, and other receivables;

•	securities (other than the capital stock of the subsidiaries of our consumer software division);

•	issued and outstanding shares of the following of our subsidiaries, collectively referred to in the asset purchase agreement as the Selected Subsidiaries: MGI Software Corporation, Live Picture SARL, Olivr Corporation Ltd., Roxio CI Ltd., CG1, Roxio UK Limited and Roxio Japan, Inc.;

•	claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes);

•	franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies;

•	books, records, ledgers, files, documents, correspondence, lists, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials (other than the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to our organization, maintenance, and existence as a corporation);

•	rights to use the name “Roxio, Inc.” and “Roxio;” and

•	data, content, graphics, text, databases, and other materials on our websites used in or relating to the conduct of the business of our consumer software division and its subsidiaries.

Excluded Assets

Following the completion of the transaction, we are retaining certain assets, including the following:

•	our ownership of a 99.6% membership interest in Napster, LLC including all assets owned by Napster, LLC;

•	Amended and Restated Limited Liability Company Operating Agreement of Napster, LLC by and between us and certain other members of Napster LLC dated May 19, 2003;

•	Asset Purchase Agreement by and between us, Napster, Inc., Napster Mobile Company, Inc., and Napster Music Company, Inc. dated November 15, 2002 and all related agreements;

•	all outstanding shares of common stock of our subsidiary, Wildfile, Inc.;

•	all outstanding shares of common stock of our subsidiary, MGI Holding Co., Inc;

•	the employee benefit plans of our consumer software division and its subsidiaries;

•	all financial and human resources enterprise software applications and all server hardware that such applications reside on;

•	network email supporting Napster, BlackBerry® services and specific print servers;

•	all of our bank accounts;

•	all of our income tax deferrals, receivables and payables, including Federal, state and foreign;

•	obligations and prepayments for professional fees and insurance related to our general corporate matters;

•	insurance policies owned by us;

•	the Gracenote License and Service Agreement, Patent License Agreement and Settlement Agreement, each between us and CDDB, Inc., dated December 31, 2001;

•	furniture and equipment (including computers, computer equipment) currently (i) located at Napster offices in New York, Los Angeles and San Diego and at the Napster server collocation sites not used in, held for use or directly related to the business of the consumer software division and its subsidiaries as it is conducted as of August 9, 2004, or (ii) used in the workspaces occupied by finance, accounting, legal and HR personnel retained by us following the closing;

•	trademark rights to “The Digital Media Company”; and

•	certain domain names owned by us or Napster, LLC.

Assumed Liabilities

In connection with the purchase of all of the assets of our consumer software division, Sonic Solutions will assume all liabilities relating to, arising out of, or in connection with, our consumer software division that are not specifically retained by us.

Retained Liabilities

Following the completion of the transaction, we are retaining the following liabilities related to the consumer software division:

•	all liabilities which are associated with any threats, claims or litigation relating to corporate, securities or tax related violations or claims associated with the transactions relating to Adaptec, Inc.’s spin-off of its software product group which resulted in the formation of Roxio;

•	all liabilities under our tax sharing agreement, dated May 5, 2001, with Adaptec, Inc.;

•	all liabilities related to claims brought by employees of our consumer software division who Sonic Solutions does not hire as employees following the closing, with the exception that Sonic Solutions will be liable for certain severance payments as specified in the asset purchase agreement and liabilities related to claims that allege that the failure to retain such employee violated applicable law, but Sonic Solutions will not be responsible for any claims made by former employees to the extent their claim relates to a violation of a prior agreement or undertaking by us, and we will have to repay any severance payment made by Sonic Solutions pursuant to the foregoing if the employee is rehired by us within six months of termination;

•	liability to reimburse Sonic Solutions for up to $500,000 for its direct expenses relating to copying of our financial reporting applications, to split such costs to the extent they exceed $1,000,000, and to provide the services of a specific consultant with regards thereto at no cost to Sonic Solutions;

•	all tax liabilities of Roxio and subsidiaries of our consumer software division other than the Selected Subsidiaries (to the extent that, with respect to Roxio or any Selected Subsidiary, the tax liability exceeds the tax liabilities on the face of the final Closing Balance Sheet (rather than in any notes thereto and excluding any reserve for deferred taxes established to reflect timing differences between book and tax income));

•	all liabilities or continuing indemnity obligations pursuant to the transaction contemplated by the license agreements between Seller and NEC CI;

•	all liabilities or continuing indemnity obligations pursuant to the sale of certain of our assets to Symantec Corporation pursuant to our Asset Purchase Agreement dated as of April 17, 2003; and

•	all liabilities arising from the assets retained by us discussed above.

The Closing

The closing of the transaction is expected to take place on the second business day following the satisfaction or waiver of all conditions to the closing (other than conditions with respect to actions that we and Sonic Solutions will take at the closing itself) or such other date as we and Sonic Solutions may mutually determine. We presently expect the closing to occur in the fourth quarter of 2004.

Representations and Warranties

We have made various representations and warranties to Sonic Solutions in the asset purchase agreement including, among others, representations and warranties relating to:

•	corporate organization and similar corporate matters;

•	authorization and enforceability of the asset purchase agreement and the transactions contemplated thereby;

•	non-contravention of any law, rule, judgment, decree, our organizational documents or the organizational documents of the subsidiaries of our consumer software division, by the execution of the asset purchase agreement or the transactions contemplated by the asset purchase agreement;

•	absence of conflict with, breach of, or default under any of our agreements or arrangements or the agreements or arrangements of the subsidiaries of our consumer software division, by the transactions contemplated by the asset purchase agreement, that results in a material adverse effect;

•	necessary governmental filings, consents and approvals;

•	sufficiency of the assets acquired by Sonic Solutions to conduct the business of our consumer software division;

•	absence of broker or other intermediary retained in connection with the transaction;

•	good and marketable title to assets, other than intellectual property, including the assets being transferred pursuant to the asset purchase agreement;

•	disclosures and representations with respect to our consumer software division subsidiaries;

•	the accuracy of our financial statements;

•	the design and maintenance of our internal disclosure controls and procedures and other matters related thereto;

•	the disclosure and effectiveness of our disclosure controls and procedures and internal control over financial reporting;

•	absence of certain changes or events since March 31, 2004;

•	absence of certain undisclosed liabilities;

•	compliance with laws by the subsidiaries of our consumer software division;

•	taxes and tax returns;

•	real property matters;

•	intellectual property matters;

•	absence of continuing liabilities with regards to certain of our subsidiaries in the process of winding up;

•	inventory matters;

•	validity and enforceability of the contracts material to our consumer software division;

•	absence of certain restrictions on conduct of the business of our consumer software division;

•	accounts receivable matters;

•	absence of outstanding powers of attorney executed on behalf of our consumer software division or its subsidiaries;

•	insurance matters;

•	litigation matters and absence of legal proceedings reasonably expected to result in a material adverse effect;

•	product warranty and product liability matters;

•	employee benefit plans and other employee-related matters;

•	labor matters;

•	absence of guaranties for liabilities or obligations of others;

•	compliance with environmental, health, and safety laws and other environmental, health, and safety matters;

•	our investment intent and accredited investor status with respect to the shares of Sonic Solutions common stock to be received by us as part of the consideration;

•	solvency matters related to us and the purchase price to be paid by Sonic Solutions;

•	any agreement relating to the sale or disposition of the assets or capital stock of the subsidiaries of our consumer software division other than in the ordinary course of business;

•	customers and suppliers matters; and

•	absence of certain payments to obtain favorable treatment or concessions.

The asset purchase agreement contains representations and warranties of Sonic Solutions including, among others representations and warranties relating to:

•	corporate organization and similar corporate matters;

•	authorization and enforceability of the asset purchase agreement and the transactions contemplated thereby;

•	non-contravention of any law, rule, judgment, decree or Sonic Solutions’ organizational documents by the execution of the asset purchase agreement or the transactions contemplated by the asset purchase agreement, to Sonic Solutions’ knowledge;

•	absence of conflict with, breach of, or default under any of Sonic Solutions’ agreements by the transactions contemplated by the asset purchase agreement, that results in a material adverse effect;

•	necessary governmental filings, consents and approvals;

•	absence of broker or other intermediary retained in connection with the transaction;

•	due authorization and valid issuance of the of shares of common stock of Sonic Solutions issued to us as consideration pursuant to the asset purchase agreement;

•	timely filing of documents required to be to filed with the Securities and Exchange Commission pursuant to federal securities laws since June 30, 2003 and the absence in such documents of any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

•	absence of material adverse effect on Sonic Solutions, its common stock or its ability to perform its obligations under the asset purchase agreement since June 30, 2003;

•	availability of private offering exemption for issuance to us of shares of common stock of Sonic Solutions as consideration pursuant to the asset purchase agreement;

•	Form S-3 eligibility; and

•	absence of legal proceedings reasonably expected to result in a material adverse effect.

Covenants

Pursuant to the asset purchase agreement, we have agreed to conduct the business of our consumer software division and its subsidiaries in the ordinary course, consistent with past practice, including advertising and promotional programs, and to keep their respective business and properties substantially intact.

In addition, we have agreed between signing and closing:

•	to give, and to cause our consumer software division subsidiaries to give, any notice to third parties, and use, and to cause our consumer software division subsidiaries to use, our reasonable best efforts to obtain any third party consents, that Sonic Solutions may request pursuant to the asset purchase agreement;

•	to provide Sonic Solutions and its representatives access to personnel, premises, properties and documents with respect to our consumer software division and its subsidiaries;

•	to cease any negotiation or discussion that may be ongoing, and not to solicit certain alternative proposals for the acquisition of our Company or our consumer software division, (although we may entertain unsolicited proposals if we determine after consultation with, and based in part on the advice of, outside counsel that we are required to do so to comply with our fiduciary duties to our stockholders, subject to our payment to Sonic Solutions of a termination fee equal to $2.4 million under certain circumstances);

•	to certain commitments with respect to obtaining regulatory and stockholder approval for the proposed sale;

•	to maintain, and not amend, renew, terminate or enter into without Sonic Solutions’ prior written consent, any leases of our consumer software division and its subsidiaries;

•	not to hire any additional employees of the consumer software division or its subsidiaries outside the ordinary course of business;

•	to deliver to Sonic Solutions the resignations, effective as of the closing, of each director and officer of each subsidiary, other than those specified by Sonic Solutions five days prior to the closing;

•	to cause each of our consumer software division and our consumer software division subsidiaries to ensure that all inventory developed, manufactured and shipped by the consumer software division will be of good, usable and merchantable quality in all material respects, and to cause the consumer software division to maintain its inventory, to record the cost of its inventory and to price the products contained in its inventory in the ordinary course of business;

•	to cause each of our consumer software division and our consumer software division subsidiaries to maintain its relations with its customers in the ordinary course of business consistent with past practice and to cause the consumer software division not to amend, renew, terminate or enter into distribution agreements except in the ordinary course of business;

•	to deliver to Sonic Solutions estoppel certificates and non-disturbance agreements with respect to each lease of the consumer software division and its subsidiaries;

•	to take all commercially reasonable action to prevent damage or destruction to leased real property of the consumer software division and its subsidiaries that would have a material adverse effect on the leased real property or the business of the consumer software division or its subsidiaries; and

•	to deliver legal opinions for certain subsidiaries at the closing.

We have also agreed:

•	not to compete with Sonic Solutions in any business that any of our consumer software division or its subsidiaries conducts as of the closing date in that geographic area for a period of four years after the closing date;

•	not to sell or transfer any of the shares of Sonic Solutions issued to us in connection with the asset purchase agreement except as contemplated in a resale registration statement filed by Sonic Solutions or as permitted by applicable law;

•	not to take any action after the closing that would discourage any business relationship with the consumer software division and its subsidiaries under Sonic Solutions’ ownership and to refer all customer inquiries relating to the consumer software division and its subsidiaries from and after the closing to Sonic Solutions;

•	to refrain from using any confidential information of Sonic Solutions after the closing, which would include confidential information related to the acquired assets including our consumer software division, except in connection with the asset purchase agreement or the license entered into with Sonic Solutions and Napster LLC upon closing;

•	not to engage in any acquisition transaction after the closing unless we are the surviving entity or the surviving entity has the creditworthiness, in Sonic Solutions’ reasonable good faith judgment, to satisfy our financial obligations remaining under the asset purchase agreement; and

•	to permanently change, on or as soon as practicable after the closing, our corporate name to a name approved by Sonic Solutions that is dissimilar to or not likely to be confused with Roxio, Inc.

Sonic Solutions has agreed:

•	to prepare and file with the Securities and Exchange Commission a registration statement relating to the resale of the shares it will issue to us as a part of the purchase price pursuant to the asset purchase agreement, declared effective as of the closing date, and has further agreed to use its commercially reasonable efforts to keep such registration statement effective for two years unless the shares can be sold sooner without restriction, and to pay us liquidated damages of $3,300 per day for failure to do so;

•	to pay for reasonable transition expenses as set forth in the asset purchase agreement;

•	to allow us to retain copies of documents relating to our consumer software division and its subsidiaries after the closing, at our own expense;

•	to refrain from using any of our confidential information after the closing, which would not include confidential information related to the acquired assets, except in connection with the asset purchase agreement; and

•	to pay us 50% (subject to adjustment) of net license fees and royalties it receives during the three year period following the closing on certain patents included in the assets sold to Sonic Solutions as listed in the asset purchase agreement, with a minimum guarantee of $1,000,000 over this time period.

We and Sonic Solutions have agreed:

•	to use all reasonable best efforts to, among other things, take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by the asset purchase agreement;

•	to cooperate with the other party to prepare and file all necessary filings and other documents with, and to use our best efforts to obtain all necessary authorizations, consents and approvals of all governmental entities in order to consummate the transactions contemplated by the asset purchase agreement, including the preparation and filing of proxy material for our annual meeting at which our stockholders will vote upon the transaction, Sonic Solutions’ preparation and filing of registration statement relating to the resale of the shares it issues to us pursuant to the asset purchase agreement, and each party’s filing of any required material pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign antitrust notifications and use of each party’s reasonable best efforts to obtain an early termination of the applicable waiting period pursuant thereto;

•	to give each other prompt written notice of the occurrence, or failure to occur, of any event materially affecting the truth or accuracy of any representation or warranty in the asset purchase agreement and to use all reasonable best efforts not to take any action which would cause any of our respective representations or warranties in the asset purchase agreement to be untrue or result in a breach of any covenant made by either of us therein;

•	to use all best efforts to negotiate, execute and deliver a commercially reasonable transition services agreement;

•	to refrain from disclosing any confidential information without the other party’s prior written consent, or unless required to by applicable law and to remain subject to the confidentiality agreement entered into by the parties on February 18, 2004;

•	to comply with the reasonable requests of the other party after the closing, at the sole cost and expense of the requesting party, regarding further actions necessary or desirable to carry out the purposes of the asset purchase agreement; and

•	to cooperate and provide certain litigation support to the other party after the closing in connection with any transaction contemplated under the asset purchase agreement or any fact, circumstance, event, or the like involving our consumer software division or its subsidiaries.

Taxes

In addition to the other provisions of the asset purchase agreement relating to taxes, we and Sonic Solutions have further agreed:

•	that we will be responsible for any transfer taxes arising out of the transactions contemplated by the asset purchase agreement when due, whether or not imposed on us or on Sonic Solutions as a matter of law, and we will be responsible to file all necessary tax returns related thereto at our own expense except for those tax returns that are required by law to be filed by Sonic Solutions;

•	that any agreement between us and any of the subsidiaries of our consumer software division regarding taxes shall be deemed terminated at and as of the closing;

•	that we will be responsible for the preparation and filing of all our tax returns for all periods as to which tax returns are due after the closing and will make all payments required with respect thereto;

•	that Sonic Solutions will be responsible for the preparation and filing of all tax returns for the consumer software division (except with respect to subsidiaries which are not Selected Subsidiaries) and the Selected Subsidiaries for all periods as to which tax returns are due after the closing and will make all payments required with respect to any such tax returns; provided, however, that we will reimburse Sonic Solutions concurrently therewith to the extent any payment Sonic Solutions is making relates to the operations of the consumer software division or any of the Selected Subsidiaries for any period ending on or before the closing, to the extent such taxes are not reflected in the reserve for tax liability shown on the face of the financial statements for the quarter ended June 30, 2004, as adjusted in accordance with our past custom and practice;

•	that upon request, we will cooperate with Sonic Solutions to facilitate elections it may make under Section 338(g) of the Internal Revenue Code of 1986, as amended, with respect to one or more Selected Subsidiaries; and

•	that we will make certain assumptions as described in the asset purchase agreement to determine for the time up to and including the closing date the portion of any taxes that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the closing date.

Employee Benefits

In addition to the other provisions of the asset purchase agreement related to employee benefits, we and Sonic Solutions have further agreed that on and after the closing, Sonic Solutions will provide all individuals who are employees of our consumer software division or its subsidiaries who accept Sonic Solutions’ offer of employment with compensation and benefit packages that are substantially similar in the aggregate to those which Sonic Solutions provides to its own similarly-situated employees, including employee benefit plans and using commercially reasonable efforts to give them certain credits for prior service. Sonic Solutions reserves the right and sole discretion to make changes to its benefit plans and terminate employees of our consumer software division or its subsidiaries who accept Sonic Solutions’ offer of employment at any time following the closing.

Conditions to the Completion of the Sale

Our obligations to effect the proposed sale are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

•	the representations and warranties of Sonic Solutions contained in the asset purchase agreement must be true and correct in all material respects at and as of the closing;

•	Sonic Solutions must have performed and complied with all of its covenants pursuant to the asset purchase agreement in all material respects through the closing;

•	we shall have received an opinion as to certain matters from Morrison & Foerster LLP, counsel to Sonic Solutions;

•	we shall have received a certificate from Sonic Solutions that certain conditions to our obligations to effect the proposed sale have been satisfied in all respects;

•	all actions to be taken by Sonic Solutions in connection with consummation of the transactions contemplated by the asset purchase agreement and all documents required to effect the transactions contemplated thereby shall be reasonably satisfactory to us;

•	the license agreement and the transition agreement described below shall have been executed and delivered; and

•	Sonic Solutions shall have entered into employment agreements with at least 15 of our key employees, subject to certain conditions.

The obligations of Sonic Solutions to effect the proposed purchase are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

•	our representations and warranties contained in the asset purchase agreement must be true and correct as of the date of the asset purchase agreement and as of the closing except to the extent the breaches of all the representations and warranties, if any, in the aggregate, do not have a material adverse effect, subject to certain qualifications;

•	we must have performed and complied with all of our covenants pursuant to the asset purchase agreement through the closing, except to the extent the breaches of all the covenants, if any, in the aggregate would not have a material adverse effect, subject to certain qualifications;

•	we and our consumer software division and the subsidiaries thereof must have procured all material consents;

•	Sonic Solutions shall have received an opinion as to certain matters from O’Melveny & Myers LLP, counsel to Roxio;

•	we and each of our consumer software division subsidiaries shall have delivered to Sonic Solutions a FIRPTA affidavit relating to Sonic Solutions’ exemption from withholding any portion of the purchase price under federal tax law;

•	Sonic Solutions shall have received a certificate from us that certain conditions to Sonic Solutions’ obligations to effect the proposed sale have been satisfied in all respects;

•	no material adverse effect has occurred.

The obligations of each of us and Sonic Solutions to effect the proposed sale are subject to the satisfaction of the following conditions:

•	there shall be no pending action or proceeding where an unfavorable ruling is reasonably likely to be successful that would prevent consummation of any of the transactions contemplated by the asset purchase agreement or cause any such transaction to be rescinded following closing (or, in the case of Sonic Solutions’ obligation to effect the proposed transaction, adversely affect the right of Sonic Solutions or any of our consumer software division subsidiaries to own the assets used in our consumer software division or operate its business); and

•	any applicable waiting period under the Hart-Scott-Rodino Act must have expired or been terminated and any other required consents of any governing or government entity have been received.

Termination

The asset purchase agreement may be terminated at any time prior to the closing:

•	by mutual written consent;

•	by Sonic Solutions or us if the conditions stated in the asset purchase agreement are not satisfied by January 15, 2005 or such later date as the parties may agree, unless the failure results primarily from the terminating party’s breach of a representation, warranty or covenant;

•	by Sonic Solutions or us if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the transaction contemplated by the asset purchase agreement shall have become final and nonappealable;

•	by Sonic Solutions if we materially breach any material representation, warranty, or covenant, and after a 30-day notice and cure period the breach has resulted in a material adverse effect or by use in the event Sonic Solutions materially breaches any material representation, warranty, or covenant, and the breach continues after a 30-day notice and cure period;

•	by Sonic Solutions or us if our stockholders do not approve the proposed sale at a duly held meeting;

•	by Sonic Solutions, if our Board of Directors or any committee thereof withdraws or modifies in any manner adverse to Sonic Solutions its approval or recommendation of the asset purchase agreement or the transactions contemplated thereby,

•	by Sonic Solutions or us, if we approve or recommend or announce an intention to approve or recommend a superior proposal with another party; and

Obligations upon Termination

All obligations of the parties will cease upon termination except that each of our confidentiality obligations will survive any termination of the asset purchase agreement. In addition, if the asset purchase agreement is terminated because our Board of Directors or any committee thereof either decides to enter into an agreement with respect to a superior proposal, we fail to receive the requisite stockholder vote to approve the proposed sale, or our Board of Directors or any committee thereof withdraws or modifies in any manner adverse to Sonic Solutions its approval or recommendation of the asset purchase agreement and the transactions contemplated thereby, we have agreed to pay Sonic Solutions a termination fee equal to $2.4 million within five business days after the termination. In addition, we have agreed to pay Sonic Solutions its reasonable costs, fees and expenses related to the asset purchase agreement and the transactions contemplated thereby if the termination is due to failure to receive the requisite stockholder vote or the withdrawal or modification in any manner adverse to Sonic Solutions by our Board of Directors or any committee thereof of its approval or recommendation of the asset purchase agreement and the transactions contemplated thereby.

Indemnification

We have agreed to indemnify and hold harmless Sonic Solutions and certain other related persons from claims and damages of every nature (except special or punitive damages) by reason of or in connection with:

•	any breach of our representations and warranties contained in the asset purchase agreement (other than those relating to taxes) or in any other transaction agreement;

•	any breach of our covenants in the asset purchase agreement or in any other transaction agreement; and

•	any known but undisclosed liability relating to our consumer software division and its subsidiaries.

Under the indemnification obligations listed above, with the exception of our covenant not to compete with Sonic Solutions in any business that our consumer software division or its subsidiaries conducts in that geographic area for a period of 4 years after the closing date, we are not responsible for paying any amounts unless the liability exceeds $1,000,000, and then only to the extent of such excess, and our maximum liability for these matters will not exceed $15.0 million (reduced to $12.0 million after 12 months from the date of closing and $0 after 18 months from the date of closing).

We have further agreed to indemnify and hold harmless Sonic Solutions and certain other related persons, without a minimum threshold or a maximum amount, from claims and damages of every nature (except special or punitive damages) by reason of or in connection with:

•	any liability retained by us as discussed above;

•	certain unpaid tax liabilities for the time before the closing to the extent not reflected on final closing balance sheet and to the extent such liabilities do not create a realized reduction in tax liabilities to Sonic Solutions or our consumer software division subsidiaries acquired by Sonic Solutions; and

•	certain tax liabilities of the subsidiaries of our consumer software division as a transferee or successor.

Sonic Solutions has agreed to indemnify us against and in respect of losses of every nature (except special or punitive damages) by reason of or in connection with:

•	any breach of a representation or warranty of Sonic Solutions contained in the asset purchase agreement or in any other transaction agreement;

•	any breach of a covenant of Sonic Solutions in the asset purchase agreement or in any other transaction agreement; and

•	any liability of our consumer software division assumed by Sonic Solutions.

Related Agreements

License Agreement.    As a condition to the completion of the proposed sale, Sonic Solutions has agreed to enter into a license agreement with us and our wholly owned subsidiary Napster, LLC, concurrent with the closing of the asset purchase agreement, whereby Sonic Solutions grants us and Napster, LLC a worldwide, non-exclusive, perpetual, royalty-free license to the CD/DVD burning technology that is part of the assets being sold to Sonic Solutions discussed above, in connection and solely to be used with the commercial services provided to users by us and Napster, LLC. Pursuant to the license agreement, Sonic Solutions further agrees to provide us and Napster, LLC with updates as well as engineering level support to ensure that the licensed technology is compatible with the commercial services provided to users by us and Napster, LLC, free of charges beyond the actual cost of providing such support to us. We may not transfer our rights or obligations under the license without Sonic Solutions’ prior written consent, except in connection with a change in control or merger. This license agreement may be terminated by us upon 30 days’ prior written notice, and by Sonic Solutions for any material breach by us or Napster, LLC which is not cured within 30 days of notice of such breach or if we become insolvent.

Transition Agreement.    As a condition to the completion of the sale, Sonic Solutions has agreed to enter into a transition services agreement with us. We have agreed with Sonic Solutions to use our respective best efforts to negotiate, execute and deliver a commercially reasonable transition services agreement by August 30, 2004. We and Sonic Solutions have agreed to extend the deadline for the negotiation, execution and delivery of the transition services agreement to September 27, 2004.

PROPOSAL NO. 2

CHANGE OF OUR CORPORATE NAME TO “NAPSTER, INC.”

We propose to amend and restate our Amended and Restated Certificate of Incorporation to change our name to “Napster, Inc.” and to make certain mechanical and conforming changes, all as more fully set forth in the text of the proposed Amended and Restated Certificate of Incorporation, which is included in this proxy statement as Annex C. Once the sale of the consumer software division has been completed, our Board of Directors believes that the name “Napster, Inc.” will better identify the company and its primary business and will comply with our obligations under the asset purchase agreement.

The change of our name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any stock certificates of the company that they currently hold. We intend to change our trading symbol to “NAPS” if the proposed amendment is approved. If approved, upon the closing of the sale of the consumer software division, we will amend our Amended and Restated Certificate of Incorporation as provided above, which amendment will be effective upon filing with the Delaware Secretary of State.

Recommendation of the Board of Directors

Our Board of Directors has unanimously approved the name change and recommends that you vote FOR changing the name of Roxio, Inc. to “Napster, Inc.”

Required Vote

The affirmative vote of a majority of our issued and outstanding stock is required to approve the change of our corporate name to “Napster, Inc.”

PROPOSAL NO.3

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors, a majority of whom satisfy the “independence” requirements of the Nasdaq National Market. Our certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At the annual meeting, two directors will be elected for a term of three years expiring at our 2007 Annual Meeting of Stockholders and until their successors are duly elected and have qualified. The nominees, Vernon E. Altman and Wm. Christopher Gorog, are presently members of our Board of Directors. The Board of Directors recommends that the stockholders vote FOR of the election of these nominees to serve as members of our Board of Directors. See “Nominees” below.

The five directors whose terms of office do not expire in 2004 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified. See “Other Directors” below.

If at the time of the annual meeting the nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee(s) as our Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by our Board of Directors, as our Board of Directors recommends. The Board of Directors has no reason to believe that the nominees will be unable or decline to serve as directors if elected.

Nominees

The names of the nominees for election to the office of director for a three-year term expiring at the 2007 Annual Meeting and certain biographical information concerning such nominees is set forth below:

Vernon E. Altman, age 59, has served as our director since December 2001. Mr. Altman is director of Bain & Company, a leading international consulting firm, and Mr. Altman leads the company’s technology/telecommunication practice and the company’s full potential transformation practice. Mr. Altman joined Bain at its founding in 1973. Mr. Altman received Bachelor’s and Master’s degrees in electrical engineering from Massachusetts Institute of Technology (MIT), and a Master’s degree in Management from MIT’s Sloan School.

Wm. Christopher Gorog, age 51, has served as our chief executive officer and director since August 2000. Mr. Gorog has served as our chairman of the board since September 2001. From February 1999 to September 2000, Mr. Gorog served as a consultant in the entertainment and media industry, including serving as advisor to J.H. Whitney, an asset management company, in HOB Entertainment, Inc.’s acquisition of Universal Concerts. From November 1995 to February 1999, Mr. Gorog served as president of new business development at Universal Studios, an entertainment company. From January 1995 to November 1995, Mr. Gorog served as executive vice president of group operations at Universal Studios. Mr. Gorog is a director of Guitar Center, Inc., a music instrument retail chain. Mr. Gorog earned a B.A.S. in Telecommunications and Film from San Diego State University.

Required Vote

A plurality of the shares of common stock voting in person or by proxy is required to elect each of the nominees for director. A plurality means that the nominees receiving the largest number of votes cast will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors.

Recommendation of the Board of Directors

Our Board of Directors, following the recommendation of the nominating and corporate governance committee of the Board of Directors, has determined that the election of the nominees to the Board of Directors is advisable and in the best interests of our company and our stockholders, and has unanimously approved the appointment of the nominees. Accordingly, our Board of Directors recommends that you vote FOR of each of the above nominees.

Other Directors

The following persons will continue to serve as members of our Board of Directors after the Annual Meeting until their terms of office expire (as indicated below) and their successors are elected and qualified:

Richard J. Boyko, age 55, has served as a director since April 2001. Mr. Boyko’s current term as a director expires at the annual meeting in 2005. Since July 2003, Mr. Boyko has served as the managing director of the VCU School of Mass Communications graduate program in advertising. Prior to that Mr. Boyko served as co-president and chief creative officer of Ogilvy & Mather, an advertising agency. He joined Ogilvy & Mather in November 1989. Mr. Boyko majored in advertising at Art Center College of Design.

Philip J. Holthouse, age 45, has served as a director since January 2004. Mr. Holthouse’s current term as a director expires at the annual meeting in 2005. Mr. Holthouse is a partner with Holthouse Carlin & Van Trigt LLP, which he co-founded in 1991. Mr. Holthouse also serves as a part-time faculty member for USC’s Graduate Taxation Program. Mr. Holthouse holds a master’s degree in business taxation and a bachelor’s degree in business administration, both from the University of Southern California, a law degree from Loyola Law School in Los Angeles and is a certified public accountant.

Joseph C. Kaczorowski, age 48, has served as a director since April 2001. Mr. Kaczorowski’s current term as a director expires at the annual meeting in 2006. Mr. Kaczorowski currently serves as president of HOB Entertainment, Inc. (House of Blues), an entertainment company. He joined HOB Entertainment, Inc. in August 1996 as executive vice president, chief financial officer and secretary. Mr. Kaczorowski holds a B.S. in Accounting from St. John’s University and is a certified public accountant.

Brian C. Mulligan, age 45, has served as a director since March 2003. Mr. Mulligan’s current term as a director expires at the annual meeting in 2006. Mr. Mulligan is currently serving as a senior executive advisor—media and entertainment with Cerberus Capital Management LP, an investment firm. From September 2002 to March 2004, Mr. Mulligan founded and was a principal with Universal Partners, a group formed to acquire Universal Studios, Inc. From April 2002 to August 2002, Mr. Mulligan was an Executive Advisor with The Boston Consulting Group, Inc., a business consulting firm. From January 2001 to March 2002, Mr. Mulligan served as chairman and consultant for Fox Television Stations, Inc., the television stations group of News Corporation. From November 1999 to December 2000, Mr. Mulligan was the chief financial officer of The Seagram Company Ltd., parent company of Universal Music and Universal Studios, Inc. From June 1999 to December 1999, he was co-chairman of Universal Pictures, Inc., an entertainment company. Prior to that, Mr. Mulligan served in several positions at Universal Studios, Inc., an entertainment company, including executive vice president, operations and finance from December 1998 to June 1999 and senior vice president, business development and strategic planning from June 1995 to December 1998. Mr. Mulligan holds a Bachelor’s degree in Business Administration from the University of Southern California and a Master’s degree in Business Administration from the John E. Anderson Graduate School of Management from the University of California, Los Angeles.

Robert Rodin, age 50, has served as a director since April 2001. Mr. Rodin’s current term as a director expires at the annual meeting in 2005. Since October 2002, Mr. Rodin has been the founder and chief executive officer of the RDN Group, a management consulting firm. From 1999 through October, 2002, Mr. Rodin was the founder, chairman of the board and chief executive officer of eConnections, a provider of extended supply chain intelligence solutions. From 1991 through 1999, Mr. Rodin served as chief executive officer and president of Marshall Industries, a $1.7 billion industrial electronics distributor. Following the sale of Marshall to Avnet in

1999, Mr. Rodin served as president of global supply chain management and electronic commerce solutions and as a member of the Avnet global managing board. Mr. Rodin holds a B.A. in Psychology from University of Connecticut.

Information concerning our executive officers and key employees is incorporated by reference from Part I of our Annual Report on Form 10-K for the fiscal year ended March 31, 2004 filed with the SEC on June 14, 2004.

Attendance at Meetings

Our Board of Directors met in person or conducted telephonic meetings a total of ten (10) times during fiscal year ended March 31, 2004. During that same period, the Board of Directors acted three (3) times by unanimous written consent. Each director has attended at least 75% of all board meetings and applicable committee meetings since his election to the Board of Directors, except that Mr. Boyko and Mr. Rodin have each attended approximately 69% of the board meetings.

Communications with the Board of Directors

Stockholders may communicate with any and all company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board

or Board of Directors

or [individual director]

c/o Corporate Secretary

Roxio, Inc.

455 El Camino Real

Santa Clara, CA 95050

(fax) (408) 367-2926

boardofdirectors@roxio.com

The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Corporate Secretary. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable.

We will make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. We believe that annual meetings provide an opportunity for stockholders to communicate with directors. All directors shall make every effort to attend our annual meeting of stockholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by directors attending the annual meeting.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating & corporate governance committee, each comprised entirely of directors who are not officers of Roxio.

Audit Committee

The audit committee of our Board of Directors consists of three non-employee directors, Messrs. Kaczorowski, Holthouse and Rodin. Mr. Kaczorowski is the Chairperson of our audit committee. Our audit committee operates under a written charter that was originally adopted in 2001 and amended in August 2003, and is available on our website at www.roxio.com. The amended Audit Committee Charter requires that the audit committee consist of three or more board members who satisfy the “independence” requirements of Nasdaq and applicable law, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Each of the members of the audit committee satisfies these requirements. In addition, our Board of Directors believes that Mr. Kaczorowski is an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. The audit committee reviews our auditing, accounting, financial reporting and internal control functions and makes recommendations to our Board of Directors for the selection of independent accountants. The audit committee has also considered whether the provision of services by PricewaterhouseCoopers LLP (PWC) under the caption “All Other Fees” in the table set forth in Proposal No. 4 below is compatible with maintaining the independence of PWC.

In discharging its duties, the audit committee oversees the following matters:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of our independent registered public accounting firm.

The audit committee met in person or conducted telephonic meetings a total of eight (8) times during fiscal year ended March 31, 2004. During that same period, the audit committee did not act by unanimous written consent.

Compensation Committee

The compensation committee of our Board of Directors consists of three non-employee directors: Messrs. Altman, Kaczorowski and Rodin. Mr. Rodin is the Chairperson of our compensation committee. Our compensation committee determines, approves and reports to the Board of Directors relating to compensation of our executive officers and directors, including targeted total cash compensation and long-term equity based incentives.

The Compensation Committee Charter was adopted in 2001 and restated in August 2003, and is available on our website at www.roxio.com. The restated Compensation Committee Charter requires that the compensation committee consist of two or more board members who satisfy the “independence” requirements of Nasdaq and will qualify as nonemployee directors under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and as outside directors under Internal Revenue Code Section 162(m) and applicable law. Each of the members of the compensation committee satisfies these requirements.

The compensation committee of our Board of Directors met in person or conducted telephonic meetings a total of five (5) times during fiscal year ended March 31, 2004. During that same period, the compensation committee acted three (3) times by unanimous written consent.

Nominating & Corporate Governance Committee

The nominating & corporate governance committee of our Board of Directors consists of two non-employee directors: Messrs. Boyko and Mulligan. Mr. Mulligan is the Chairperson of our nominating & corporate governance committee. Our nominating & corporate governance committee (a) assists our Board of Directors in identifying individuals qualified to become Board members and Board committee members, and selects, or recommends that the Board select, the director nominees for each annual meeting of stockholders and the Board committee nominees for approval by the Board; and (b) monitors and evaluates our Board’s corporate governance policies and make recommendations to our Board with respect thereto.

Our Nominating & Corporate Governance Committee Charter was adopted August 2003, and is available on our website at www.roxio.com. This charter requires that the nominating & corporate governance committee consist of two or more board members who satisfy the “independence” requirements of Nasdaq. Each of the members of the nominating & corporate governance committee satisfies these requirements.

The nominating & corporate governance committee of our Board of Directors had no members prior to April 27, 2004 and therefore did not meet in person or conduct telephonic meetings during fiscal year ended March 31, 2004. For this same reason, the nominating & corporate governance committee did not act by unanimous written consent during fiscal year ended March 31, 2004.

Consideration of Director Nominees

Director Qualifications

The committee has established the following minimum criteria for evaluating prospective board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgments and common sense in matters that relate to the current and long-term objectives of the Corporation.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Corporation.

•	Commitment to understand the Corporation and its business, industry and strategic objectives.

•	Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board committees and stockholders, number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a director of the Corporation.

•	Willingness to represent and act in the interests of all stockholders of the Corporation rather than the interests of a particular group.

•	Good health, and ability to serve.

•	For prospective non-employee directors, independence under SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Corporation.

Other Factors for Potential Consideration

The committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•	Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and stock exchange rules.

•	For incumbent directors standing for re-election, the nominating committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Corporation.

•	Composition of Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

Identifying and Evaluating Nominees for Directors

The committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

Outside Advisors.    The committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

Stockholder Suggestions for Potential Nominees.    The committee will consider suggestions of nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Corporation addressed to the Chairman of the committee at the Corporation’s address. To be timely, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Corporation’s proxy statement for the subject annual meeting.

The written materials must include: (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the stockholders making the nomination and the amount of the Corporation’s securities which are owned beneficially and of record by such Stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on the criteria described above; (4) a representation that the stockholder of record is a holder of record of stock of the Corporation entitled to vote on the date of submission of such written materials and (5) any material interest of the stockholder in the nomination.

The committee will evaluate a prospective nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective nominee identified by the committee from any other source.

Nomination of Incumbent Directors.    The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Corporation; the number of other company boards on which the individual serves, composition of the Board at that time, and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

Management Directors.    The number of officers or employees of the Corporation serving at any time on the Board should be limited such that, at all times, a majority of the directors is “independent” under applicable SEC, stock exchange rules or over-the-counter market rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the committee and by the Chief Executive Officer.

Upon completion of the above procedures, the committee shall determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting.

Code of Conduct

We have adopted a Code of Conduct applicable to all employees, officers and Board members. A copy of the Code of Conduct is available on our website at www.roxio.com and, along with the charters for our board committees, may be obtained upon request, without charge, by writing to us at Roxio, Inc. 455 El Camino Real, Santa Clara, CA 95050, Attn: Secretary. Amendments to the Code of Conduct and any waivers from provisions of the Code of Conduct requiring disclosure under applicable Securities and Exchange Commission rules will be disclosed on our website at www.roxio.com.

Director Compensation

Upon first becoming a member of our Board of Directors, each non-employee director receives an automatic grant of an option to purchase up to 25,000 shares of our common stock, or 30,000 shares if the director serves as our chairman of the board, or chairman of our audit, compensation or nominating & corporate governance committee. In addition, all non-employee directors who have served for at least six months receive an annual option to purchase 6,250 shares or, if the non-employee director is our chairman of the board or chairman of the audit, compensation or nominating & corporate governance committee, 7,500 shares. The options granted to non-employee directors vest quarterly at the rate of 6.25% of the shares underlying the options. We reimburse our directors for costs associated with attending board meetings.

In October 2002, we approved a non-employee director compensation plan pursuant to which non-employee directors are entitled to an annual salary equal to $30,000 plus $10,000 for service on each of the audit and compensation committees. In August 2003, the plan was extended to include the nominating & corporate governance committee.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee, our Board of Directors has selected PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for the fiscal year ending March 31, 2005. The audit committee has further recommended to our Board of Directors that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PWC has audited our financial statements since 2001. It is expected that representatives of PWC will be present at the Annual Meeting and will be available to respond to questions.

Stockholder ratification of the selection of PWC as our independent registered public accounting firm is not required by our amended and restated bylaws or otherwise. However, our Board of Directors is submitting the selection of PWC to the stockholders for ratification as a matter of good corporate practice. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the ratification of PWC as our independent registered public accounting firm. If the stockholders fail to ratify the selection, our audit committee (and our Board of Directors) will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may recommend, and our Board of Directors in their discretion may direct, the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Recommendation of the Board of Directors

Our Board of Directors has unanimously approved the selection of PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005 and unanimously recommends that our stockholders vote FOR ratification of the selection.

Required Vote

The affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to ratify the selection of PWC as our independent registered public accounting firm for the fiscal year ending March 31, 2005.

Independent Registered Public Accounting Firm Fees

During the fiscal years ended March 31, 2004 and 2003, PWC provided various audit, audit related, tax and other services to the Company as follows:

	2004	2003
Audit fees(1)	$549,000	$477,000
Audit-related fees(2)	124,000	230,000
Tax fees(3)	177,000	332,000
All other fees(4)	28,000	21,000

Total	$878,000	$1,060,000

(1)	Audit Fees. This category includes the audit of Roxio’s annual financial statements, review of financial statements included in Roxio’s Form 10-K, quarterly reports, statutory audits required by non-U.S. jurisdictions, and services that generally only the principal auditor reasonably can provide, primarily consents and review of SEC filings for those fiscal years.

(2)	Audit-Related Fees. This category includes primarily fees related to services performed in connection with the acquisitions of Napster, LLC in May 2003 and MGI Software Corp. in January 2002.

(3)	Tax Fees. This category consists of fees billed for tax-related services, including compliance, planning, tax advice, and preparation of tax returns in certain overseas jurisdictions.

(4)	All Other Fees. This category consists of fees billed for miscellaneous other services not included in categories above.

All of the audit fees, audit-related fees and tax fees, and all other fees described above, were approved by the audit committee of our Board of Directors. The audit committee has delegated to Mr. Kaczorowski, the chairman of our audit committee, the authority to approve audit-related and non-audit services not prohibited by law to be performed by our independent accountants and associated fees on behalf of the audit committee in accordance with Rule 10A-3 under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of August 25, 2004, certain information with respect to the beneficial ownership of our common stock by:

•	each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise specified, the address of each beneficial owner is 455 El Camino Real, Santa Clara, CA 95050.

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares Owned
5% or Greater Stockholders
Entities affiliated with Barclays Global Investors, NA(2)	2,018,916	5.8%
Entities affiliated with Universal Music Group, Inc.(3)	1,957,262	5.6
Entities affiliated with RS Investment Management Co. LLC(4)	1,883,220	5.4
Executive Officers and Directors
Wm. Christopher Gorog(5)	1,268,383	3.5
Thomas J. Shea(6)	373,763	1.1
Nand Gangwani(7)	42,375	*
Bradford D. Duea(8)	118,649	*
Michael J. Bebel	500	*
Laura B. Goldberg(9)	9,500	*
Vernon E. Altman(10)	20,313	*
Richard J. Boyko(11)	27,781	*
Philip J. Holthouse(12)	3,125	*
Joseph C. Kaczorowski(13)	30,940	*
Brian C. Mulligan(14)	8,594	*
Robert Rodin(15)	30,940	*
All directors and executive officers as a group (12 persons)(16)	1,934,363	5.3

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of August 24, 2004. As of August 24, 2004, there were 34,774,708 outstanding shares of common stock. The shares beneficially owned include shares that may be purchased through the Roxio 2001 Employee Stock Purchase Plan on August 15, 2004.

(2)	Share ownership for Barclays Global Investors, N.A. and related parties is given as of December 31, 2003, and was obtained from a Schedule 13G, filed on February 18, 2004 with the Securities and Exchange Commission. According to the Schedule 13G, Barclays Global Investors, NA has sole voting and dispositive power with respect to 845,470 of these shares, Barclays Global Fund Advisors has sole voting and dispositive power with respect to 489,421 of these shares, Barclays Bank PLC has sole voting and dispositive power with respect to 6,300 of these shares and Barclays Capital Securities Limited has sole voting and dispositive power with respect to of these 600,000 shares. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105, the address of Barclays Bank PLC is 54 Lombard Street, London, England EC3P 3AH and the address of Barclays Capital Securities Limited is 5 The North Colonmade, Canary Wharf, London, England E14 4BB.

(3)	Share ownership for UMG Duet Holdings, Inc. (“UMG”) and related parties is given as of May 19, 2003, and was obtained from a Schedule 13D, filed on May 29, 2003 with the Securities and Exchange Commission. According to the Schedule 13D, filed jointly by UMG, Universal Music Group, Inc. and Vivendi Universal S.A., UMG shares with each of Universal Music Group, Inc. and Vivendi Universal S.A. voting and dispositive power with respect to these 1,957,262 shares. The address of UMG and Universal Music Group, Inc. is 2220 Colorado Avenue, Santa Monica, California 90404. The address of Vivendi Universal S.A. is 42 Avenue de Friedland, 75380 Paris, Cedex 08, France.

(4)	Share ownership for RS Investment Management Co. LLC and related parties is given as of December 31, 2003, and was obtained from a Schedule 13G, filed on February 18, 2004 with the Securities and Exchange Commission. According to the Schedule 13G, RS Investment Management Co. LLC shares with each of RS Investment Management, L.P. and G. Randall Hecht voting and dispositive power with respect to these 1,883,220 shares. The address of RS Investment Management Co. LLC, RS Investment Management, L.P. and G. Randall Hecht is 388 Market St., San Francisco, CA 94111

(5)	Includes options to purchase 1,263,133 shares of our common stock within 60 days of August 25, 2004 and 750 shares purchasable through the Roxio 2001 Employee Stock Purchase Plan on August 25, 2004.

(6)	Includes options to purchase 367,694 shares of our common stock within 60 days of August 25, 2004 and 750 shares purchasable through the Roxio 2001 Employee Stock Purchase Plan on August 25, 2004.

(7)	Includes options to purchase 42,375 shares of our common stock within 60 days of August 25, 2004.

(8)	Includes options to purchase 113,953 shares of our common stock within 60 days of August 25, 2004 and 750 shares purchasable through the Roxio 2001 Employee Stock Purchase Plan on August 25, 2004.

(9)	Includes options to purchase 8,750 shares of our common stock within 60 days of August 25, 2004 and 750 shares purchasable through the Roxio 2001 Employee Stock Purchase Plan on August 25, 2004.

(10)	Includes options to purchase 20,313 shares of our common stock within 60 days of August 25, 2004.

(11)	Includes options to purchase 25,781 shares of our common stock within 60 days of August 25, 2004.

(12)	Includes options to purchase 3,125 shares of our common stock within 60 days of August 25, 2004.

(13)	Includes options to purchase 30,940 shares of our common stock within 60 days of August 25, 2004.

(14)	Includes options to purchase 8,594 shares of our common stock within 60 days of August 25, 2004.

(15)	Includes options to purchase 30,940 shares of our common stock within 60 days of August 25, 2004.

(16)	Includes options to purchase 1,915,598 shares of our common stock within 60 days of August 25, 2004 and 3,000 shares purchasable through the Roxio 2001 Employee Stock Purchase Plan on August 25, 2004. See notes 5-15 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Their initial report must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on Form 5. Executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all of reports they file pursuant to Section 16(a). We make the services of our legal department available to our executive officers and directors to assist them in meeting their filing obligations.

Based solely on our review of these reports and written representations from our directors and executive officers, we believe each of our directors, executive officers and 10% securityholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended March 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain six equity compensation plans: the Amended and Restated 2000 Stock Option Plan (“2000 Plan”), the Amended and Restated 2001 Stock Plan (“2001 Plan”), the 2001 Directors Option Plan (“Directors Plan”), the Amended and Restated 2001 Employee Stock Purchase Plan (“ESPP”), the 2002 Stock Plan (“2002 Plan”) and the 2003 Stock Plan (“2003 Plan”).

Equity Compensation Plans Approved by Stockholders

Each of our 2000 Plan, 2001 Plan, Directors Plan and ESPP was approved by Adaptec, our sole stockholder at the time each plan was adopted. The 2003 Plan was approved by our stockholders at our annual meeting of stockholders on September 18, 2003.

Under the 2000 Plan, 2001 Plan and 2003 Plan, our Board of Directors, or a committee of the Board, may grant stock options and restricted stock awards to employees and consultants of Roxio or one of our subsidiaries and to Roxio directors. The purchase price of any shares of our common stock subject to an award granted under either plan will be determined by our Board or a committee of the Board at the time of grant, and may be less than the fair market value of the underlying stock at that time. Awards granted under either plan may be fully vested at grant or subject to a vesting schedule determined by our Board or a committee of the Board. Each option granted under these plans will expire not more than ten years after its date of grant. Unvested shares of restricted stock are subject to repurchase by Roxio upon the termination of the holder’s employment or service. To date, no restricted stock awards have been granted.

Under the Directors Plan and the 2001 Plan, stock options are automatically granted to Roxio’s non-employee directors. Options are granted at fair market value on the date of grant, vest on a quarterly basis over a four-year period and expire not more than ten years after the date of grant.

Employees participating in the ESPP may purchase common stock at the end of each purchase period at a purchase price equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the period. Employees generally may contribute up to 10% of their base compensation to the purchase of stock under the plan. The plan operates in overlapping 24-month offering periods, and each offering period consists of four six-month purchase periods.

Equity Compensation Plan Not Approved by Stockholders

The 2002 Plan did not require approval of, and has not been approved by, our stockholders. The 2002 Plan allows our Board of Directors, or a committee of the Board, to grant stock options and restricted stock awards to employees and consultants of Roxio or one of our subsidiaries. Employees who are Roxio officers and Roxio directors are not eligible to receive awards under the 2002 Plan. To date, only stock options have been granted under the 2002 Plan. The purchase price of any shares of our common stock subject to an award granted under the 2002 Plan will be determined by our Board or a committee of the Board at the time of grant of the award, and may be less than the fair market value of the underlying stock at that time. Restricted stock awards granted under the 2002 Plan may be fully vested at grant or subject to a vesting schedule determined by our Board or a committee of the Board. Each option granted under the 2002 Plan will expire not more than ten years after its date of grant. Unvested shares of restricted stock are subject to repurchase by Roxio upon the termination of the holder’s employment or service. To date, no restricted stock awards have been granted.

Summary Table

The following table sets forth, for each of Roxio’s equity compensation plans, the number of our shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2004.

Plan category	Number of shares of Roxio common stock to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options(2)	Number of shares of Roxio common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	5,406,228	$8.90	2,263,913	(3)(4)
Equity compensation plans not approved by stockholders	553,956	$11.33	184,106	(5)
Total	5,960,184	$9.13	2,448,019

(1)	This column does not reflect shares that may be acquired under the ESPP in the current purchase period because that number is not determinable until the end of the period.

(2)	This column does not reflect the price of shares that may be acquired under the ESPP in the current purchase period because that price is not determinable until the end of the period.

(3)	Of these shares, 345,985 were available under the ESPP and the balance is available for option grants under our other stockholder-approved equity compensation plans. Up to 117,477 of these shares are available for restricted stock award grants under the 2001 Plan.

(4)	On April 1 of each year during the term of the 2001 Plan, the total number of shares available for award purposes under the 2001 Plan will increase by the lesser of 2,000,000 shares or 6% of the total number of common shares issued and outstanding as of the immediately preceding March 31, or a lesser number determined by the Board of Directors. On April 1 of each year during the term of the Employee Stock Purchase Plan, the total number of shares available for purchase under the ESPP will increase by the lesser of 100,000 shares or 1.5% of the total number of common shares issued and outstanding as of the immediately preceding March 31, or a lesser number determined by the Board of Directors. Accordingly, on April 1, 2004, the aggregate number of shares available for issuance under the 2001 Plan increased by 2,000,000 shares and aggregate number of shares available for issuance under the ESPP increased by 100,000 shares. The information presented in this table was calculated as of March 31, 2004 and does not reflect these increases, or any possible future increases, to the number of shares available under these plans.

(5)	All of these shares are available for option and restricted stock award grants under the 2002 Plan.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

We first hired employees as a separate legal entity from our former parent company, Adaptec, Inc., on May 11, 2001. Prior to that date, Messrs. Gorog, Shea and Duea were employees of Adaptec. On May 19, 2003, we acquired substantially all of the membership interests of Napster, LLC. As a result, the information set forth in the following table reflects compensation earned by our chief executive officer and our four most highly compensated executive officers, or our Named Executive Officers, for services, if any, they rendered to us during fiscal years ended March 31, 2004 and March 31, 2003, as well as for services Messrs. Gorog, Shea and Duea rendered to us as Roxio employees and as Adaptec employees during our fiscal year ended March 31, 2002. Information for Mr. Bebel has been included because he would have been a Named Executive Officer for the fiscal year ended March 31, 2004 but for the fact that he ceased to be an executive officer effective January 29, 2004.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Other Annual Compensation($)(2)	Securities Underlying Options(#)	All Other Compensation ($)
Wm. Christopher Gorog Chief Executive Officer	2004 2003 2002	575,673 490,000 430,289	500,000 0 764,000		80,388 45,756 19,128	300,000 399,142 1,075,000	0 0 0
Thomas J. Shea President and Chief Operating Officer, Software Division	2004 2003 2002	334,615 270,000 298,934	350,000 0 340,000	(3)	19,068 31,651 176,730	0 136,512 305,688	0 0 0
Nand Gangwani(4) Vice President and Chief Financial Officer	2004 2003 2002	202,423 160,000 26,462	190,000 0 12,500	(3) (5)	21,913 3,125 56	50,000 0 0	0 0 0
Bradford D. Duea President, Napster Division	2004 2003 2002	230,577 215,000 181,923	25,000 0 228,000	(5)	28,840 15,376 12,967	50,000 0 0	0 0 0
Laura B. Goldberg(6) Chief Operating Officer, Napster Division	2004	225,557	0		6,442	35,000	0
Michael J. Bebel(7) President and Chief Operating Officer, Napster Division	2004	543,652	0		645	165,000	1,025,000

(1)	Salary includes Adaptec’s salary paid to Messrs. Gorog, Shea and Duea from April 1, 2001 until the spin-off of Roxio in May 2001, as well as Roxio’s salary through fiscal year ended March 31, 2004.

(2)	Other compensation includes auto allowance, deferred compensation, referral bonus, and relocation bonus.

(3)	Includes bonus earned in fiscal 2004 but not paid until after the end of that fiscal year.

(4)	Mr. Gangwani joined Roxio in January 2002.

(5)	Includes bonus earned in fiscal 2002 but not paid until after the end of that fiscal year.

(6)	Ms. Goldberg was an employee of Napster, LLC upon the acquisition of Napster, LLC by Roxio on May 19, 2003 and became an employee of Roxio, Inc. and Chief Operating Officer of the Napster division on January 29, 2004.

(7)	Mr. Bebel was an employee of Napster, LLC upon the acquisition of Napster, LLC by Roxio on May 19, 2003 and served as President and Chief Operating Officer of the Napster division until January 29, 2004. His employment with Napster, LLC, a majority-owned subsidiary of Roxio, terminated on March 31, 2004. In connection with the termination of his employment with Napster, LLC, Mr. Bebel received severance payments in the amount of $1,025,000.

Option Grants During Fiscal Year 2004

The following table sets forth information regarding options to purchase Roxio common stock (as noted in the table), granted during the fiscal year ended March 31, 2004 to each of our Named Executive Officers. The percentage of total options granted to Roxio employees in the last fiscal year is based on options to purchase an aggregate of 1,511,100 shares of common stock granted to Roxio employees during fiscal year 2004. We do not have any outstanding stock appreciation rights.

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price per Share ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
						5%	10%
Wm. Christopher Gorog	300,000		19.8	$7.47	8/15/2013	$1,409,353	$3,571,577
Thomas J. Shea	0		—	—	—	—	—
Nand Gangwani	50,000		3.3	$7.47	8/15/2013	234,892	595,263
Bradford D. Duea	50,000		3.3	$7.47	8/15/2013	234,892	595,263
Laura B. Goldberg	35,000		2.3	$7.47	8/15/2013	164,425	416,684
Michael J. Bebel	165,000	(2)	10.9	$7.47	8/15/2013	775,144	1,964,367

(1)	The potential realizable values are based on an assumption that the stock price of Roxio’s common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect an estimate of future stock price growth of shares of our common stock.

(2)	This option terminated on June 29, 2004 without having been exercised.

Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

The following table contains information regarding our Named Executive Officers’ unexercised options to acquire shares of our common stock for the fiscal year ended March 31, 2004.

Name	Number of Shares Underlying Unexercised Options as of March 31, 2004 (#) Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options as of March 31, 2004($)(1) Exercisable/ Unexercisable
Wm. Christopher Gorog	1,003,865/757,277	$119,742/$199,571
Thomas J. Shea	326,411/115,789	40,954/68,256
Nand Gangwani	20,750/76,250	4,600/9,000
Bradford D. Duea	82,289/108,946	4,831/24,157
Laura B. Goldberg	0/35,000	0/0
Michael J. Bebel	0/165,000	0/0

(1)	Based on the closing sale price of our common stock on March 31, 2004 ($4.47), as reported by the Nasdaq National Market, less the option exercise price.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the audit committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

To the Board of Directors

of Roxio, Inc.

June 8, 2004

The Audit Committee has reviewed and discussed with the Company’s management and its independent auditing firm, PricewaterhouseCoopers LLP (the “Independent Registered Public Accounting Firm”), the Company’s audited financial statements for the year ended March 31, 2004, known as the Audited Financial Statements. In addition, we have discussed with the Independent Registered Public Accounting Firm the matters required by Codification of Statements of Auditing Standards No. 61;

The Audit Committee also has received and reviewed the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1 and we have discussed with that firm its independence from the Company. We also have discussed with the Company’s management and the Independent Registered Public Accounting Firm such other matters and received such assurances from them as we deemed appropriate; and

Management is responsible for the Company’s internal controls and the financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of the Independent Registered Public Accounting Firm with respect to the Audited Financial Statements, and relying thereon, the Audit Committee hereby recommends to the Company’s Board the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

THE AUDIT COMMITTEE

Joseph C. Kaczorowski, Chairperson
Philip J. Holthouse, Member
Robert Rodin, Member

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The following Report of the Compensation Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

To: The Board of Directors

The purpose of this Compensation Committee of the Board of Directors of Roxio, Inc. (“Roxio”) is to discharge the responsibilities of Roxio’s Board of Directors relating to the compensation of Roxio’s executives and directors, to produce this annual report on executive compensation for inclusion in Roxio’s proxy statement, and to take such other actions within the scope of this Committee’s Charter as this Committee deems necessary or appropriate. This Committee’s Charter is available through the Investor Relations—Governance section of Roxio’s website at http://investor.roxio.com/governance/gov-home.cfm.

Pursuant to this Committee’s Charter, this Committee’s authority generally includes the authority to do each of the following:

•	Develop, review, evaluate and approve Roxio’s overall compensation policies, and establish performance-based incentives that support and reinforce Roxio’s long-term strategic goals, organizational objectives and stockholder interests.

•	Review and approve goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this Committee’s evaluation.

•	Consider and approve the selection, retention and remuneration arrangements for Roxio’s executive officers.

•	Receive and evaluate performance target goals for Roxio’s other senior officers and employees.

•	Make recommendations to Roxio’s Board of Directors with respect to Roxio’s incentive-compensation plans and equity-based compensation plans and grant stock options, stock appreciation rights, and performance-based awards under those plans designed to qualify as performance-based compensation within the meaning of Internal Revenue Code Section 162(m).

•	Set and review the compensation for the Board and committee members.

•	Monitor and make recommendations with respect to succession planning for the CEO and other officers.

This Committee also has the power, in its discretion, to retain such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties, including the authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation pursuant to this Committee’s Charter.

Each member of this Committee is “independent” within the meaning of Roxio’s corporate governance policies and the applicable listing standards of The Nasdaq Stock Market, Inc.

Overall Compensation Policies

The primary compensation policy of Roxio, which is endorsed by this Committee, is that a significant portion of the compensation of each executive officer should be based upon the financial performance of Roxio and the contribution to that performance made by the executive officer. Thus, a significant portion of the compensation for each executive officer is “at risk.” Roxio and this Committee also believe that executive compensation should be at competitive levels, serve to recruit and retain superior talent, reward superior performance, and create proper incentives to enhance the value of Roxio. To further these goals, Roxio’s compensation structure for executive officers has three principal components:

•	Long-Term Incentive Awards (Stock Options)

•	Annual Bonus

•	Base Salary

Long-Term Incentive Awards.    Roxio from time to time provides long-term incentives to key employees through the grant of stock options under the 2000 Stock Option Plan, the 2001 Stock Plan, the 2002 Stock Plan and the 2003 Stock Plan. These long-term incentives are designed to couple the interests of key employees with those of stockholders in that the potential realizable value of the awards is directly related to the future value of Roxio’s stock.

This Committee’s current philosophy is that Roxio should grant stock options to executive officers upon initial employment and on an annual basis thereafter. Stock options typically vest over a four-year period.

In approving stock option grants, this Committee considers, among other factors, executives’ total compensation packages, options previously granted, dilution effects, industry practices and trends, executive accountability levels, and future potential stock values. Certain other stock options may be granted by Mr. Gorog, who has been given the authority by the Board of Directors to approve certain stock option grants under the 2000 Stock Option Plan, the 2001 Stock Plan, the 2002 Stock Plan and the 2003 Stock Plan to persons who are not officers or vice president-level employees of Roxio.

Annual Bonus.    Annual bonuses allow Roxio to recognize individual performance and contributions to Roxio on an annual basis. The annual bonuses paid to Messrs. Shea and Gangwani for fiscal 2004, $350,000 and $190,000, respectively, were based principally upon each executive’s contributions to the restructuring of Roxio’s software business and the profitability of the software business for the fiscal year. The annual bonus paid to Mr. Duea for fiscal 2004, $25,000, was based principally upon his contributions to Roxio’s acquisition of Pressplay. The bonuses paid to Ms. Goldberg and Mr. Bebel for fiscal 2004 were paid by Pressplay before its acquisition by Roxio and thus did not fall within the purview of this Committee. The bonus paid to Mr. Gorog for fiscal 2004 is discussed separately below. This Committee approved bonuses to be paid to certain non-executive Roxio employees based on the profitability of the software business for the fiscal year. These bonuses will not exceed $1.35 million in the aggregate.

Base Salary.    This Committee establishes, reviews and revises, when appropriate, base salaries for Roxio’s executive officers. Base salaries are established and reviewed based upon factors such as length of service, Roxio’s performance and growth, a subjective determination of the executive’s past performance and expected future contributions to Roxio, and pay levels of similar positions with comparable companies in the industry. In connection with their respective promotions to executive officer positions, Messrs. Duea and Gangwani and Ms. Goldberg received increases to their base salaries. Mr. Shea’s salary was increased in May 2003 as a result of his promotion to President and Chief Operating Officer of Roxio’s software division.

Tax Treatment.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

Current base salary and anticipated bonus levels are not expected to exceed or materially exceed, as the case may be, the Section 162(m) limit. This Committee currently intends to structure stock option grants to Roxio’s executive officers as qualifying performance-based compensation for Section 162(m) purposes.

The Board of Directors and this Committee reserve the authority to award non-deductible compensation in such circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding Roxio’s efforts, that compensation intended by Roxio to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation of Chief Executive Officer

Wm. Christopher Gorog, Roxio’s Chief Executive Officer, was entitled to an annual salary of $490,000 for fiscal 2004 pursuant to Mr. Gorog’s employment agreement with Roxio that was effective September 21, 2001. This Committee amended Mr. Gorog’s employment agreement, effective as of August 15, 2003, to increase his annual rate of base salary to $625,000. Mr. Gorog’s new base salary level was determined based on his position as Chief Executive Officer, his past and expected future contributions to Roxio, and a review of compensation data for certain comparative companies. We retained the services of independent executive compensation consultants to provide advice regarding the stock options granted to Mr. Gorog in fiscal 2004 (described below), including advice regarding competitive executive compensation levels and practices and compensation trends generally.

In connection with the execution of Mr. Gorog’s new employment agreement with Roxio that was effect as of August 15, 2003, this Committee approved a bonus payment to Mr. Gorog in the amount of $500,000. This bonus was based principally upon Mr. Gorog’s contributions to Roxio’s acquisition of Pressplay, Roxio’s overall performance during fiscal 2004 through August 15, 2003, and Mr. Gorog’s entering into a new long-term employment agreement with Roxio.

On August 15, 2003, this Committee approved the grant to Mr. Gorog of stock options covering an additional 300,000 shares of Roxio common stock at an exercise price of $7.47 per share, the closing sales price of a share of Roxio common stock as of the trading day immediately prior to the date of grant of the options. The options are scheduled to vest over four years from August 15, 2003. These options were granted by Roxio under the 2003 Stock Plan. The level of these grants also reflects Mr. Gorog’s position with Roxio, his level of accountability, stock option compensation data for certain comparative companies and takes into consideration his past grants.

This Committee believes that the executive compensation policies described in this report are in the best interests of Roxio and its stockholders. This Committee will continue to monitor the overall effectiveness of these policies to help ensure that they are serving Roxio’s needs.

August 30, 2004

THE COMPENSATION COMMITTEE

Robert Rodin, Chairperson Vernon E. Altman, Member Joseph C. Kaczorowski, Member

TRANSACTIONS WITH CERTAIN EXECUTIVE OFFICERS

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreement with Wm. Christopher Gorog

Mr. Gorog serves as our chief executive officer and as a member of the Board of Directors. We entered into a new employment agreement with Mr. Gorog effective August 15, 2003. Under the terms of his new employment arrangement, Mr. Gorog’s annual base compensation is $625,000. Mr. Gorog also received a $500,000 bonus in connection with the execution of his employment agreement and is also eligible for annual bonuses and annual stock option grants in amounts to be determined by our compensation committee. Mr Gorog is entitled to certain other benefits including a car allowance of $1,500 per month, life insurance premiums of up to $15,000 per year, and financial planning assistance of up to $7,500 per year.

Mr. Gorog will be entitled to severance benefits under his employment agreement if (1) we terminate Mr. Gorog’s employment without Cause (as defined in the agreement) before a Change of Control, or (2) if we terminate Mr. Gorog’s employment, or if Mr. Gorog resigns, upon or following a Change of Control. In the event Mr. Gorog’s employment is terminated without Cause prior to a Change of Control: (a) all of Mr. Gorog’s then-outstanding stock options granted by us will become fully vested, (b) Mr. Gorog is entitled to receive a severance payment equal to the amount payable under his Agreement through the end of the term of the agreement, provided however that such amount shall not be lower than 165% of his base compensation and may not exceed more than 300% of his base compensation, and (c) Mr. Gorog will be entitled to continued participation in our welfare benefit plans (or similar benefits) for a period of 18 months. In the event we terminate Mr. Gorog’s employment, or Mr. Gorog resigns, upon or following a Change of Control: (a) Mr. Gorog is entitled to receive a severance payment equal to 299% of his base compensation plus the average of the three prior cash bonuses received by Mr. Gorog, and (b) Mr. Gorog will be entitled to continued participation in our welfare benefit plans (or similar benefits) for a period of 18 months. Mr. Gorog’s employment agreement provides that, in the event of a Change of Control (as defined in our 2000 Stock Option Plan), all then-outstanding stock options that we have granted to Mr. Gorog will fully vest regardless of whether accelerated vesting would otherwise be required under the terms of the applicable stock option plan and will be exercisable for twenty-four months thereafter. For purposes of Mr. Gorog’s employment agreement, “Cause” generally means that Mr. Gorog has been grossly negligent in the performance of his duties for Roxio, that he has engaged in willful misconduct, or that he has been convicted of a felony or any crime involving moral turpitude.

Mr. Gorog’s employment agreement will be effective until August 14, 2008. Ninety days before a scheduled expiration date of the employment agreement, such agreement will automatically extend for an additional year unless either party has previously notified the other that such an extension will not occur.

Employment Agreement with Thomas J. Shea

Mr. Shea serves as our president and chief operating officer, software division. Under the terms of his employment arrangement, Mr. Shea’s annual base compensation is $350,000 and he is eligible for a cash bonus of up to 50% of his annual base compensation per year pursuant to our annual bonus program, which is tied to our results of operations. Mr. Shea is entitled to certain other benefits including a car allowance of $650 per month and financial planning assistance of up to $2,500 per year. Mr. Shea will be entitled to the following severance benefits under his employment agreement if we terminate his employment without Cause (as defined in the agreement): (a) Mr. Shea will receive a cash lump sum severance payment equal to 100% of his annualized base salary, (b) 25% of Mr. Shea’s outstanding stock options will vest, (c) the exercise period for Mr. Shea’s stock options will be extended to one (1) year from the date of termination, and (d) Mr. Shea will be entitled to continued coverage in our welfare benefit plans for the twelve-month period following his termination. For purposes of Mr. Shea’s employment agreement, “Cause” generally means that Mr. Shea has been grossly negligent in the performance of his duties for Roxio, that he has engaged in willful misconduct, or that he has been convicted of a felony or any crime involving moral turpitude.

Employment Agreement with Michael J. Bebel

Mr. Bebel served as our president and chief operating officer, Napster division through January 29, 2004. His employment agreement expired on March 31, 2004. In connection with the expiration of his employment agreement, Mr. Bebel received a cash severance payment of $1,025,000.

Other Employment and Change in Control Arrangements with Executive Officers

Messrs. Duea and Gangwani and Ms. Goldberg serve as our president, Napster division; vice president and chief financial officer; and chief operating officer, Napster division; respectively. Under the terms of their respective employment arrangement, they are entitled to annual base salary levels of $300,000, $275,000 and $265,000, respectively. Messrs. Duea and Gangwani are also eligible for a cash bonus of up to 50% and 45%, respectively, of their annual base compensation per year pursuant to our annual bonus program, which is tied to our results of operations. In the case of involuntary termination of one of these officers other than for Cause, death, or disability, the respective employment agreements entitle them to the following severance payments: (a) Mr. Duea will receive continued salary benefits and COBRA reimbursement for the earlier of six months or until he finds other employment, (b) Mr. Gangwani continued salary, benefits and stock option vesting for a period of six months, and (c) Ms. Goldberg will receive a lump sum payment equal to one year of her salary plus continued benefits for twelve months from the date of termination. For purposes of their respective employment agreements, “Cause” generally means that the officer has been grossly negligent in the performance of his or her duties for Roxio, that he or she has engaged in willful misconduct, or that he or she has been convicted of a felony or any crime involving moral turpitude.

Employee Benefit Plan Change of Control Provisions

2000 Stock Option Plan

General.    The 2000 Stock Option Plan, referred to as the 2000 Stock Plan, was adopted by our Board of Directors and approved by Adaptec, our sole stockholder, in November 2000. The 2000 Stock Plan was amended in February of 2001 by the Board of Directors. Our 2000 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options to employees, directors and consultants.

Adjustments upon Change of Control.    Our 2000 Stock Plan provides that, in the event of a change of control of us, including our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option. In addition, 25% of all outstanding and unvested options shall automatically become vested and exercisable upon a change of control. If following such an assumption or substitution, the holder of an option is terminated without cause within 12 months following a change of control, then the vesting and exercisability of 100% of the then unvested shares subject to his or her option will accelerate. In addition, on the 12-month anniversary of a change of control, each optionee who remains a service provider since the change of control will have his or her vesting and exercisability accelerated as to 25% of his or her unvested shares. If the outstanding options are not assumed or substituted for in connection with a change of control, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period.

2001 Stock Plan

General.    The 2001 Stock Plan was adopted by our Board of Directors and approved by Adaptec, our sole stockholder, in April 2001. The 2001 Stock Plan was amended in November 2001 by the Board of Directors. Our 2001 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants.

Adjustments upon Change of Control.    Our 2001 Stock Plan provides that in the event of a change of control of us, including our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option or stock purchase right. In addition, 25% of all outstanding and unvested options will automatically become vested and exercisable upon a change of control. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control, then the vesting and exercisability of 100% of the then unvested shares subject to his or her option or stock purchase right shall accelerate. In addition, on the 12-month anniversary of a change of control, each optionee who remains a service provider since the change of control will have his or her vesting exercisability accelerated as to 25% of his or her unvested shares. For non employee directors receiving automatic stock option grants under the 2001 Stock Plan, all such options shall immediately become 100% vested and exerciseable in the event of a change of control of us. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a change of control, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

2001 Director Option Plan

General.    The 2001 Director Option Plan, referred to as the Director Plan, was adopted by our Board of Directors and approved by Adaptec, our sole stockholder, in April 2001. The Director Plan was amended in November 2001 by the Board of Directors. The Director Plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

Adjustments upon Change of Control.    In the event of a change of control of us, including our merger with or into another corporation in which our stockholders before such transaction do not continue to hold at least 50% of the successor or resulting entity, or a sale of substantially all of our assets, all of the options granted under the Director Plan shall immediately become 100% vested and exercisable. All options will terminate following the change of control transaction.

2002 Stock Plan

General.    The 2002 Stock Plan was adopted by our Board of Directors in January 2002 and no stockholder approval was required. Our 2002 Stock Plan provides for the grant of nonstatutory stock options and stock purchase rights to employees and consultants, other than officers and directors.

Adjustments upon Change of Control.    Our 2002 Stock Plan provides that in the event of a change of control of us, including our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option or stock purchase right. In addition, 25% of all outstanding and unvested options will automatically become vested and exercisable upon a change of control. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control, then the vesting and exercisability of 100% of the then unvested shares subject to his or her option or stock purchase right shall accelerate. In addition, on the 12-month anniversary of a change of control, each optionee who remains a service provider since the change of control will have his or her vesting exercisability accelerated as to 25% of his or her unvested shares. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a change of control, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

2003 Stock Plan

General.    The 2003 Stock Plan was adopted by our Board of Directors in August 2003 and approved by our stockholders at our annual meeting held on September 18, 2003. Our 2003 Stock Plan provides for the grant of nonstatutory stock options and stock purchase rights to employees and consultants, other than officers and directors.

Adjustments upon Change of Control.    Our 2003 Stock Plan provides that in the event of a change of control of us, including our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option or stock purchase right. In addition, 25% of all outstanding and unvested options will automatically become vested and exercisable upon a change of control. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control, then the vesting and exercisability of 100% of the then unvested shares subject to his or her option or stock purchase right shall accelerate. In addition, on the 12-month anniversary of a change of control, each optionee who remains a service provider since the change of control will have his or her vesting exercisability accelerated as to 25% of his or her unvested shares. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a change of control, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

The compensation committee of our Board of Directors is composed of Messrs. Altman, Kaczorowski and Rodin. All decisions regarding the compensation of our executive officers have been made by the Board of Directors upon the recommendation of the compensation committee.

COMPANY STOCK PRICE PERFORMANCE

Set forth below is a line graph comparing the percentage change in the cumulative total return on our common stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Stock Market-Computer Index for the period commencing on May 14, 2001, the date of our initial trading on the Nasdaq National Market, and ending on March 31, 2004. The graph assumes that $100 was invested in Roxio common stock and in each of the other indexes on May 14, 2001 and that all dividends were reinvested.

The comparisons in the graph below are based on historical data (with Roxio common stock prices based on the closing price on the dates indicated) and are not intended to forecast the possible future performance of our common stock.

The following performance graph shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG ROXIO INC., THE NASDAQ STOCK MARKET COMPUTER INDEX AND

CRSP TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET (U.S. COMPANIES)

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100 and Reinvestment of Dividends

Quarterly Returns May 14, 2001 through March 2004

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Officer Indemnification

We have entered into indemnification agreements with each of our executive officers and directors that contain provisions that may require us, among other things:

(i)	to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities that arise from willful misconduct of a culpable nature);

(ii)	to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

(iii)	to obtain directors’ and officers’ insurance if available on reasonable terms.

We maintain an insurance policy covering our officers and directors under which the insurer has agreed to pay the amount of any claim made against our officers or directors that such officers or directors may otherwise be required to pay or for which we are required to indemnify such officers and directors, subject to certain exclusions and conditions. The policy has a coverage limit of $25,000,000.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

We “incorporate by reference” into this proxy statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this proxy statement the following documents we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2004, as amended on July 29, 2004;

•	Quarterly Report on Form 10-Q for the three months ended June 30, 2004; and

•	Current Reports on Form 8-K filed on June 25, 2004 , August 10, 2004 and September 3, 2004.

We also incorporate by reference into this proxy statement additional documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the annual meeting.

You may request a copy of these filings at no cost by contacting William E. Growney, Jr., our general counsel and secretary, at 9044 Melrose Avenue, Los Angeles, California 90069.

In order to obtain timely delivery, you must request copies of our SEC filings no later than October 15, 2004.

You should rely only on the information delivered with, or stated or incorporated by reference in, this proxy statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

By order of the Board of Directors

William E. Growney, Jr. Secretary

Santa Clara, California,
, 2004

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND

RETURN THE ENCLOSED PROXY PROMPTLY.

CONSUMER SOFTWARE DIVISION

CONSUMER SOFTWARE DIVISION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	March 31,
		2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$34,739
Restricted cash	735	735	—
Short-term investments	—	—	18,758
Accounts receivable, net of allowance for doubtful accounts, (of $905, $991, and $850, respectively)	14,601	14,910	18,196
Prepaid expenses and other current assets	1,836	3,211	3,826
Deferred income taxes	7,176	7,176	4,709

Total current assets	24,348	26,032	80,228
Long-term investment	3,000	3,000	3,059
Property and equipment, net	3,883	4,353	9,058
Goodwill	56,965	57,014	55,247
Other intangible assets, net	1,699	2,488	10,314
Other assets	732	673	589

Total assets	$90,627	$93,560	$158,495

LIABILITIES AND STOCKHOLDERS’ EQUITY/OWNERS NET INVESTMENT
Current liabilities:
Accounts payable	$3,771	$3,925	$11,952
Income taxes payable	14,685	12,329	1,353
Accrued liabilities	22,405	24,051	20,987
Deferred revenues	986	505	725
Current portion of long-term debt	321	420	606

Total current liabilities	42,168	41,230	35,623
Long term liabilities:
Long-term debt	51	68	5,490
Deferred income taxes	—	—	1,190
Other long term liabilities	2,251	2,296	—

Total liabilities	44,470	43,594	42,303

Commitment and contingencies (Note 13)
Stockholders’ equity/owners net investment:
Preferred stock, $0.001 par value; Authorized: 10,000 shares; Issued and outstanding: none at June 30, 2004, March 31, 2004 and 2003	—	—	—
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and outstanding: 1,671 shares at June 30, 2004, 33,543 shares at March 31, 2004 and 19,574 shares at March 31, 2003	—	—	20
Additional paid-in capital	—	—	127,804
Deferred stock-based compensation	(137)	(210)	(2,886)
Accumulated deficit	—	—	(10,675)
Accumulated other comprehensive income	5,323	5,408	1,929
Owner’s net investment	40,971	44,768	—

Total stockholders’ equity	46,157	49,966	116,192

Total liabilities and stockholders’ equity	$90,627	$93,560	$158,495

The accompanying notes are an integral part of these consolidated financial statements.

CONSUMER SOFTWARE DIVISION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended June 30,		Years Ended March 31,
	2004	2003	2004	2003	2002
Net revenues	$22,048	$23,395	$87,332	$120,408	$142,521
Cost of revenues :
Cost of revenues	4,631	7,036	23,533	31,406	29,257
Amortization of purchased technologies	665	587	2,290	2,791	1,474

Total cost of revenues	5,296	7,623	25,823	34,197	30,731

Gross profit	16,752	15,772	61,509	86,211	111,790

Operating expenses:
Research and development	3,688	5,899	19,763	22,297	23,152
Sales and marketing	6,180	8,719	27,481	41,368	53,406
General and administrative	2,401	3,564	15,304	27,863	21,660
Restructuring charges	(153)	1,536	9,298	578	—
Amortization of intangible assets	63	94	631	3,610	4,672
Write-off of acquired in-process research and development	—	—	—	—	1,110

Total operating expenses	12,179	19,812	72,477	95,716	104,000

Income (loss) from operations	4,573	(4,040)	(10,968)	(9,505)	7,790
Gain on sale of GoBack product line	1,682	10,592	10,622	—	—
Other income (expense), net	111	(70)	(834)	471	1,285

Income (loss) before provision for income taxes	6,366	6,482	(1,180)	(9,034)	9,075
Provision for income taxes	2,355	4,749	7,940	910	6,726

Net income (loss)	$4,011	$1,733	$(9,120)	$(9,944)	$2,349

Other comprehensive gain (loss):
Foreign currency translation adjustment	(85)	447	3,449	1,783	(280)
Unrealized gain (loss) on short term investment	—	—	—	24	—

Comprehensive income (loss)	$3,926	$2,180	$(5,671)	$(8,137)	$2,069

The accompanying notes are an integral part of these consolidated financial statements.

CONSUMER SOFTWARE DIVISION

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN OWNER’S

NET INVESTMENTS / STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid-in Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Owner’s net Investment	Total Stockholders’ Equity
	Shares	Amount
Balance at March 31, 2001	16,500	$17	$16	$—	$—	$402	$40,182	$40,617
Net income (loss)	—	—	—	—	(731)	—	3,080	2,349
Stock-based compensation prior to separation from Adaptec	—	—	—	—	—	—	877	877
Net cash transfers from Adaptec	—	—	—	—	—	—	27,446	27,446
Transfer of other assets from Adaptec upon separation	—	—	—	—	—	—	4,608	4,608
Transfer of owner’s net investment to additional paid-in capital upon separation	—	—	76,193	—	—	—	(76,193)	—
Foreign currency translation adjustment	—	—	—	—	—	(280)	—	(280)
Deferred stock-based compensation on stock options issued to employees	—	—	11,745	(11,745)	—	—	—	—
Issuance of common stock to strategic partner	235	—	3,134	(1,135)	—	—	—	1,999
Amortization of warrant issued to strategic partner	—	—	1,840	—	—	—	—	1,840
Issuance of common stock under employee stock plans	535	1	4,739	—	—	—	—	4,740
Issuance of common stock in connection with the acquisition of MGI Software Corp	2,204	2	31,419	—	—	—	—	31,421
Amortization of deferred stock-based compensation	—	—	—	5,393	—	—	—	5,393
Tax benefit associated with stock options exercises	—	—	718	—	—	—	—	718

Balance at March 31, 2002	19,474	20	129,804	(7,487)	(731)	122	—	121,728
Net loss	—	—	—	—	(9,944)	—	—	(9,944)
Foreign currency translation adjustment	—	—	—	—	—	1,783	—	1,783
Unrealized gain on short-term investments	—	—	—	—	—	24	—	24
Issuance of warrant to Napster	—	—	329	—	—	—	—	329
Issuance of common stock under employee stock plans	345	—	1,368	—	—	—	—	1,368
Repurchase and retirement of common stock	(245)	—	(1,064)	—	—	—	—	(1,064)
Amortization of deferred stock-based compensation	—	—	—	2,641	—	—	—	2,641
Effect of employee termination adjustment to deferred stock-based compensation	—	—	(1,960)	1,960	—	—	—	—
Re-measurement of warrant issued to strategic partner	—	—	(705)	—	—	—	—	(705)
Tax benefit associated with stock options exercises	—	—	32	—	—	—	—	32

Balance at March 31, 2003	19,574	20	127,804	(2,886)	(10,675)	1,929	—	116,192

Transfer to net shareholder’s investment	(19,574)	(20)	(127,804)	897	10,675	30	68,905	(47,317)
Net Loss	—	—	—	—	—	—	(9,120)	(9,120)
Foreign currency translation adjustments	—	—	—	—	—	3,449	—	3,449
Unrealized loss on short-term investments	—	—	—	—	—		—	—
Deferred stock-based compensation on stock options issued to employees	—	—	—	—	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	1,208	—	—	—	1,208
Effect of employee termination adjustment to deferred stock-based compensation	—	—	—	571	—	—	(571)	—
Net cash transferred to Roxio	—	—	—	—	—	—	(14,446)	(14,446)

Balance at March 31, 2004	—	—	—	(210)	—	5,408	44,768	49,966
Net income	—	—	—	—	—	—	4,011	4,011
Foreign currency translation adjustments	—	—	—	—	—	(85)	—	(85)
Unrealized loss on short-term investments	—	—	—	—	—		—	—
Amortization of deferred stock-based compensation	—	—	—	59	—	—	—	59
Effect of employee termination adjustment to deferred stock-based compensation	—	—	—	14	—	—	(14)	—
Net cash transferred to Roxio	—	—	—	—	—	—	(7,794)	(7,794)

Balance at June 30, 2004	$—	$—	$—	$(137)	$—	$5,323	$40,971	$46,157

The accompanying notes are an integral part of these consolidated financial statements.

CONSUMER SOFTWARE DIVISION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended June 30,		Years Ended March 31,
	2004	2003	2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$4,011	$1,733	$(9,120)	$(9,944)	$2,349
Adjustments to reconcile net loss to net cash provided by operating activities :
Depreciation and amortization	1,370	1,813	6,275	9,742	7,439
Stock-based compensation charges	145	339	1,208	2,641	8,110
Re-measurement of warrants to strategic partner	—	—	—	(705)	—
Bad debt expense (benefit)	(100)	38	(75)	649	790
Non-cash restructuring charge	—	—	2,416	—	—
Loss on retirement of property and equipment		320	326	—	—
Gain on sale of GoBack product line	(1,682)	(10,592)	(10,622)	—	—
Write-off of acquired in-process technology	—	—	—	—	1,110
Deferred income taxes	—	—	(3,657)	(1,548)	(1,076)
Change in operating assets and liabilities, net of effects of acquisition and sale of GoBack product line :
Accounts receivable	447	2,819	3,424	10,391	8,544
Prepaid expenses and other current assets	129	298	1,683	(331)	(1,285)
Other long term assets	34	(279)	(148)	—	—
Accounts payable	(138)	1,924	(7,557)	1,959	(10,189)
Income taxes payable	2,355	4,749	11,770	4,256	363
Accrued liabilities	(1,347)	(1,747)	3,340	(8,216)	7,921
Deferred revenues	566	1,597	(220)	725	—
Other liabilities	(130)	471	2,296	—	—

Net cash provided by operating activities	5,660	3,483	1,339	9,619	24,076

Cash flows from investing activities:
Purchases of property and equipment, net	(117)	(528)	(1,158)	(4,187)	(3,839)
Proceeds from sale of GoBack product line	2,760	10,250	9,980	—	—
Purchases of other intangible assets	—	—	—	(5,726)	(251)
Purchases of short-term investments	—	—	—	(29,659)	(4,700)
Proceeds from sale of short-term investments	—	—	—	11,075	—
Maturities of short-term investments	—	—	—	4,526	—
Transfer to restricted cash	—	(735)	(735)	—	—
Investment in nonconsolidated company	—	—	—	(3,000)	—
Acquisition of MGI Software Corp, net of cash acquired	—	—	—	—	(1,988)

Net cash provided by (used in) investing activities	2,643	8,987	8,087	(26,971)	(10,778)

Cash flows from financing activities:
Net cash transferred from Adaptec	—	—	—	—	27,446
Principal payment of capital lease obligations	(174)	(154)	(613)	(557)	(199)
Proceeds from line of credit	—	—	—	5,000	—
Issuance of common stock to strategic partner	—	—	—	—	1,999
Issuance of common stock under employee stock plan	—	—	—	1,368	4,740
Repurchase and retirement of common stock	—	—	—	(1,065)	—
Initial cash transferred to Roxio	—	(34,739)	(34,739)	—	—
Net shareholder investment	(7,879)	(12,316)	(9,520)	—	—

Net cash provided by (used in) financing activities	(8,053)	(47,209)	(44,872)	4,746	33,986

Effect of exchange rates on cash	(250)	—	707	65	(4)
Change in cash and cash equivalents:	—	(34,739)	(34,739)	(12,541)	47,280
Cash and cash equivalents at beginning of period	—	34,739	34,739	47,280	—

Cash and cash equivalents at end of period	$—	$—	$—	$34,739	$47,280

CONSUMER SOFTWARE DIVISION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)

	Three Months Ended June 30,		Year Ended March 31,
	2004	2003	2004	2003	2002
Supplemental cash flow information:
Cash paid for interest	$—	$20	$(175)	$220	$47

Cash paid for income taxes	$115	$1,313	$1,313	$1,832	$5,258

Non-cash disclosure of investing and financing activities:
Transfer of other assets from Adaptec upon legal separation	$—	$—	$—	$—	$4,608

Assets acquired under capital leases	$58	$—	$—	$203	$1,624

Adjustment to goodwill resulting from acquisitions	$—	$—	$—	$3,800	$35,193

Issuance of common stock	$—	$—	$—	$—	$31,421

Deferred stock-based compensation	$—	$—	$—	$—	$12,880

Issuance of warrants for services	$—	$—	$—	$329	$1,840

The accompanying notes are an integral part of these consolidated financial statements.

CONSUMER SOFTWARE DIVISION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Description of business

The Consumer Software Division (“CSD”) is a provider of digital media software and services for the consumer market. CSD provides software that enables individuals to record digital content onto CDs and DVDs, as well as photo and video editing products. These products allow customers to create, manage and move their rich digital media.

CSD is part of Roxio, Inc. (“Roxio”) which began operations in May 2001 as a spin off from Adaptec, Inc. (see Note 7—Transactions With Adaptec). Prior to May 2003, Roxio’s entire operations consisted of CSD and as a result Roxio operated in only one operating segment. During May 2003 Roxio acquired Napster, LLC and began to operate in two operating segments, CSD and the online music segment.

On August 9, 2004, Roxio entered into an Asset Purchase Agreement (the “Agreement”) with Sonic Solutions, a publicly listed California corporation (“Sonic”), pursuant to which the parties contemplate a sale by Roxio to Sonic Solutions of substantially all of the assets and liabilities constituting Roxio’s CSD, including all of the capital stock of certain international subsidiaries included in CSD. Sonic has agreed to pay a total of $70 million in cash and 653,837 shares of Sonic Solutions common stock pursuant to the Agreement. The cash purchase price is subject to certain working capital adjustments as described in the Agreement. The closing of this transaction is subject to the fulfillment of closing conditions, including approval by the stockholders of Roxio, the absence of a material adverse effect on Roxio as defined in the Agreement, regulatory approvals and the receipt of third-party consents to assignment. The disposition will be accounted for by Roxio as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Interim financial statements

The accompanying consolidated financial statements for the three-month periods ended June 30, 2004 and 2003 have been prepared on the same basis as the accompanying annual consolidated financial statements. In the opinion of management, such interim consolidated financial information reflects adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of such financial information. The results of operations for the interim periods ended June 30, 2004 and 2003 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

Consolidation and basis of presentation

The accompanying consolidated financial statements present the results of operations, financial position, changes in owner’s net investment/stockholder’s equity and cash flows applicable to the operations of CSD and the wholly-owned subsidiaries of Roxio included in CSD, after elimination of intercompany accounts and transactions.

Prior to May 5, 2001, Roxio and CSD conducted its business as an operating segment of Adaptec. Roxio and CSD’s consolidated financial statements prior to May 5, 2001 (the separation date) have been carved out of the consolidated financial statements of Adaptec using the historical results of operations of the Adaptec software operating segment and historical bases of the assets and liabilities of Adaptec that Roxio and CSD comprises. Certain software products directly related to Adaptec’s hardware products, which were historically reflected in Adaptec’s software segment results of operations in Adaptec’s segment reporting, were retained by Adaptec after legal separation. As such, the revenues and associated costs of sales and operating expenses related to

CONSUMER SOFTWARE DIVISION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

these products have not been included in Roxio and CSD’s financial statements. Accordingly, the results reported herein do not reflect the software operating segment disclosures previously reported under Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” within the Adaptec annual reports on Form 10-K.

Prior to May 5, 2001, the consolidated financial statements also included allocations to Roxio and CSD of certain shared expenses, including centralized legal, accounting, finance, manufacturing, real estate, information technology, distribution, customer services, sales, marketing, engineering and other Adaptec corporate services and infrastructure costs. For purposes of preparing the accompanying financial statements, certain Adaptec corporate costs were allocated to Roxio and CSD using the allocation methods described in Note 7—Transactions with Adaptec. Roxio and CSD and Adaptec’s management believe that the allocation methods used are reasonable and reflective of Roxio and CSD’s proportionate share of such expenses. However, the financial information included herein may not reflect the financial position, operating results, changes in owner’s net investment and cash flows of Roxio and CSD in the future or what they would have been had Roxio and CSD been a separate, stand-alone entity during the periods presented.

From inception, including the period it was part of Adaptec, through May 19, 2003, Roxio conducted its business in one segment, consumer software which included substantially all of the operations of what subsequently became CSD. As a result, the accompanying financial statements for the years ended March 31, 2002 and 2003, and as of March 31, 2003, are the historical Roxio, Inc. consolidated financial statements. No adjustments have been made to the financial statements for these periods because Roxio was solely dedicated to the consumer software business. In the year ended March 31, 2003, Roxio acquired certain assets, most prominently the right to the trade name “Napster”, that subsequently was included in the online music segments upon its establishment in May 2003. Prior to the establishment of the online music segment in May 2003 these assets and the associated cost are included as part of CSD.

On May 19, 2003 Roxio acquired Napster, LLC as described in Note 2 of Roxio’s Annual Report on Form 10-K. Since that date, CSD conducted business as an operating segment of Roxio, Inc. CSD’s consolidated financial statements for the year ended March, 31 2004, for the quarters ended June 30, 2003 and 2004, and as of March 31 and June 30, 2004 have been carved out of the consolidated financial statements of Roxio using the historical results of operations of Roxio’s consumer software operating segment and historical bases of the assets and liabilities. Certain assets and liabilities related to Roxio’s consumer software segment and certain employees who were historically considered part of Roxio’s consumer software segment will be retained by Roxio after the close of the Agreement. These assets and liabilities retained by Roxio primarily consist of corporate assets and liabilities, not related to CSD’s operations such as cash, cash equivalents, short-term investments, short term notes payable and assets and liabilities associated with Roxio’s corporate and executive activities. All of these assets and liabilities, with the exception of insignificant cash in certain overseas subsidiaries, will not be acquired by Sonic. Accordingly, the results reported herein do not reflect the consumer software operating segment disclosures previously reported under “SFAS” No. 131, “Disclosures about Segments of an Enterprise and Related Information,” within the Roxio annual reports on Form 10-K.

References to CSD in these financial statements refer to Roxio’ entire operation up to May 2003 and the operations of the consumer software segment subsequent to May 2003.

As a result of the change in operations, the financial statements for the years ended March 31, 2002 and 2003 are not necessarily comparable to the financial statements for year ended March 31, 2004 and the three months ended June 30, 2003 and 2004. Also, as a result of the establishment of CSD $68.9 million was transferred to owners net investment. The difference between this amount and Roxio’s consolidated equity prior to the establishment of CSD represents corporate assets and liabilities comprised primarily of cash, cash

CONSUMER SOFTWARE DIVISION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

equivalents, short term investments, external debt and assets and liabilities related to corporate activities such as finance, legal and executive, that were not transferred to CSD.

Certain allocations and estimates have been made by management in the accompanying financial statements to present the financial position, results of operations and cash flows of CSD as an independent entity during the year ended March, 31 2004, for the quarters ended June 30, 2003 and 2004, and as of March 31 and June 30, 2004 (for further discussion of transaction between Roxio and CSD see Note 14 – Transactions With Roxio.) Roxio and CSD’s management believe that the allocation methods used are reasonable. However, the financial information included herein may not reflect the financial position, operating results, changes in owner’s net investment and cash flows of CSD in the future or what they would have been had CSD been a separate, stand-alone entity during the periods presented.

Spin off From Parent Company—Adaptec

On April 12, 2001, Adaptec’s Board of Directors approved the distribution of all of the outstanding shares of Roxio’s common stock to the record holders of Adaptec common stock on April 30, 2001, with the exception of 190,941 shares that Adaptec continued to hold for issuance upon the exercise of an outstanding warrant to purchase Adaptec common stock. In the distribution, each holder of Adaptec common stock received as a dividend 0.1646 of a share of Roxio’s common stock for every one share of Adaptec common stock held on April 30, 2001, which was the record date for determining the holders of Adaptec stock entitled to receive the dividend. Roxio’s separation from Adaptec was completed on May 5, 2001 (the “Separation Date”), and the distribution of Roxio’s common stock by Adaptec to its stockholders was completed on May 11, 2001 (the “Distribution Date”). The distribution was intended to qualify as a tax-free transaction under Section 355 and 368(a) (1) (D) of the Internal Revenue Code.

Adaptec and Roxio entered into a Master Separation and Distribution Agreement (the “Separation Agreement”) under which Adaptec contributed on the Separation Date $33.2 million in cash, which included $3.2 million in cash held by Roxio’s overseas subsidiaries, to fund working capital as a stand-alone entity. Prior to legal separation, Roxio transferred $5.8 million of cash to Adaptec. On the Separation Date, Adaptec transferred to Roxio substantially all of the assets and liabilities that appeared on Roxio’s consolidated balance sheet. However, on the Separation Date, Adaptec retained approximately $11.5 million in taxes payable and Roxio recorded a receivable of $2.7 million and a payable of $9.6 million with Adaptec, which were previously included in owner’s net investment. These transactions resulted in the transfer of an additional $4.6 million of net assets to Roxio’s on the Separation Date.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

Historically, Roxio has managed cash and cash equivalents on a centralized basis. Cash receipts associated with CSD’s business have been transferred to Roxio and Roxio has funded CSD’s disbursements. All changes in cash and cash equivalents have been included in owners net investment for all periods after March 31, 2003.

Restricted cash

At March 31, 2004 and 2003, Roxio has $0.7 million of restricted cash. The restricted cash serves as collateral for an irrevocable standby letter of credit that provides financial assurance that Roxio will fulfill its obligation to Entrust, Inc, its lessor. The cash is held in custody by the issuing bank and is restricted as to withdrawal or use. Unless renewed, the restrictions will lapse in fiscal 2005.

CONSUMER SOFTWARE DIVISION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign currency translation

The functional currency for the majority of CSD’s foreign subsidiaries is their respective local currency. CSD translates assets and liabilities to U.S. dollars using period-end exchange rates and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from translation of foreign entity financial statements are included as a component of accumulated other comprehensive income.

The functional currency of one foreign subsidiary is the U.S. dollar. CSD remeasures assets and liabilities at the period end or historical exchange rate, as appropriate. Revenues and expenses are remeasured at the average rate during the period. Currency translation gains and losses are recognized in current operations.

Estimates and assumptions

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenues and expenses. Actual results could differ from those estimates.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (first-in, first-out method) or market. Reserves for excess and obsolete inventory are established based on an analysis of products on hand and sales trends.

Property and equipment

Property and equipment are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease, which is usually five to seven years.

Fair value of financial instruments

The carrying values of CSD’s financial instruments, including cash, cash equivalents, short-term investments, accounts receivable and accounts payable, approximate fair value due to their short maturities. The fair value of short-term and long-term debts is estimated based on current interest rates available to Roxio for debt instruments with similar terms, degree of risk, and remaining maturities.

Concentrations of credit risk

Financial instruments that potentially subject CSD to significant concentrations of credit risk consist principally of cash, cash equivalents, short term investments and trade accounts receivable.

CSD sells its products primarily to original equipment manufacturers (“OEMs”) and distributors throughout the world. Sales from CSD’s international subsidiaries are denominated in the Euro, Canadian dollars and Japanese yen and, as such, are subject to exchange rate risk. CSD does not hold any derivative instruments and has not entered into any hedging transactions to date. CSD performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. CSD maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following individual customers accounted for a significant portion of net revenues:

	Three Months Ended June 30,		Year Ended March 31,
	2004	2003	2004	2003	2002
Dell Computer	*	17%	15%	12%	*
Ingram Micro	22%	16%	16%	22%	32%
Navarre	13%	18%	19%	18%	*

* Less than 10%

The following individual customers accounted for a significant portion of total net accounts receivable:

	June 30, 2004	March 31,
		2004	2003
Ingram Micro	10%	*	27%
Navarre	22%	30%	29%
Dell Computer	*	*	19%
GEM Distribution	14%	14%	12%

* Less than 10%

Investments in non-consolidated company

In August 2002, Roxio made a $3.0 million strategic investment in an early stage, private company, YesVideo. Roxio owned approximately 11%, 10% and 19.9% of YesVideo as of June 30, 2004, March 31, 2004 and March 31, 2003, respectively. Roxio did not have significant influence over YesVideo’s operating and financial policies, and is not represented at YesVideo’s board of directors.

This investment is accounted for under the cost method as CSD does not have the ability to exercise significant influence over this company’s operations. CSD periodically monitors this investment for impairment and will record a reduction in carrying values if and when necessary. As of June 30, 2004, CSD determined that there had been no impairment to date. The evaluation process is based upon information that CSD requests from this privately held company. This information is not subject to the same disclosure regulations as U.S. public companies, and as such, the basis for this evaluation is subject to the timing and accuracy of the data received from this company. As part of the evaluation process, the review includes, but is not limited to, a review of YesVideo’s cash position, recent financing activities, financing needs, earnings/revenue outlook, operational performance, management/ownership changes, and competition. If it is determined that the carrying value of YesVideo is at an amount below fair value, or if YesVideo completes a financing based upon a valuation significantly lower than CSD’s initial investment, it is CSD’s policy to write-down the investment and record it as an investment loss in the consolidated statements of operations.

Goodwill and other intangible assets

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which CSD early adopted effective April 1, 2001. In accordance with SFAS No. 142, CSD evaluates the carrying value of goodwill on an annual basis and will adjust the carrying value if the asset’s value has been impaired. In addition, in accordance with the provisions of SFAS No. 142, CSD periodically evaluates if there are any events or circumstances that would require an impairment assessment of the carrying value of the goodwill (“trigger event”) between each annual impairment assessment. See Note 5—Goodwill and Other Intangible Assets for a description of the effect of implementing SFAS No. 142.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other intangible assets are amortized on the straight-line method over their estimated useful lives, generally three years. When circumstances warrant, CSD periodically evaluates any possible impairment of long-lived assets, including intangible assets other than goodwill, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” No impairments have been identified or recorded in any periods presented.

CSD complies with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1 “Accounting For Cost of Computer Software Developed or Obtained For Internal Use” and Emerging Issues Task Force (“EITF”) Issue 00-2 “Accounting For Website Development Costs.” In accordance with SOP 98-1 and EITF 00-2, CSD capitalized website development costs totaling $1.6 million in the year ended March 31, 2001 and $251,000 in the year ended March 31, 2002. Capitalized costs are amortized over their estimated useful life of three years. The amortization of capitalized website development costs totaled zero and $155,000 in the quarter ended June 30, 2004 and 2003, respectively, and $355,000, $620,000 and $620,000 in the year ended March 31, 2004, 2003, and 2002, respectively.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income,” requires the disclosure of comprehensive income to reflect changes in equity that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income for the periods presented represents foreign currency translation items associated with CSD’s operations in Japan, Germany, the Netherlands and Canada, and also includes unrealized gains and losses on short-term investments.

Revenue recognition

CSD recognizes revenues in accordance with Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition in Financial Statements,” and American AICPA Statement of Position No. 97-2 (“SOP 97-2”), “Software Revenue Recognition” including subsequent interpretations.

CSD sells its consumer software products through OEMs and retail channels via distributors and direct to end users.

For software product sales to OEMs, revenues are recognized based on reported product shipments from OEMs to their customers provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is probable. For arrangements in which all elements are not delivered at the point of reported product shipment, revenues associated with the undelivered element are deferred and recognized when the revenue recognition criteria are met for that element.

For software product sales to distributors, revenues are recognized upon product shipment to the distributors or receipt of the products by the distributor, depending on the shipping terms, provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is probable. Roxio’s distributor arrangements provide distributors with certain product rotation rights. Additionally, CSD permits its distributors to return products in certain circumstances, generally during periods of product transition. CSD utilizes mail-in rebates (“MIRs”) as a marketing tool to promote its products and acquire new end users. Estimated redemption of MIRs is recorded as a direct reduction to revenues and is accrued at the date the related revenues are recognized. Estimates are based upon historical redemption rates and current market factors.

For direct software product sales to end users, revenues are recognized upon shipment by CSD to the end users provided all appropriate revenue recognition criteria have been met. End users additionally have the

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

right to return their product within 30 days of the purchase. CSD establishes allowances for expected product returns in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists” and SAB 104. These allowances are recorded as a direct reduction of revenues and as an accrued liability.

Revenues from licenses of technology are recognized in accordance with SAB 104 upon delivery of the licensees, provided that all fees are fixed or determinable, evidence of an arrangement exists and collectability is probable.

Costs related to post-contract customer support (“PCS”) are accrued at the date the related revenues are recognized. PCS obligations relate to telephone support, minor bug fixes and minor updates which are downloadable from our website. As no separate charge is made for the PCS and the PCS is available for a period of less than one year, CSD does not ascribe any value to the PCS or defer any portion of revenues for it. If PCS services become a more significant portion of CSD’s costs or CSD makes it available for more than one year, CSD may be required to assign a portion of its revenues to PCS and recognize those revenues over the period of the PCS services.

Product development costs

Costs for the development of new software are expensed as incurred until technological feasibility has been established, at which time any additional development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” CSD believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Advertising costs

Advertising costs, with the exception of production costs related to television advertising, are expensed as incurred through direct spending and, prior to separation from Adaptec, allocations by Adaptec. Advertising costs were approximately $2.0 million and $2.8 million in the quarter ended June 30, 2004 and 2003, respectively, $7.2 million, $13.8 million and $17.4 million in fiscal 2004, 2003, and 2002, respectively. See Note 7—Transactions with Adaptec regarding allocated costs. Production costs related to television advertising are expensed the first time the television advertisement is broadcasted. There were no deferred production costs related to television advertising at June 30, 2004, March 31, 2004 or 2003.

In order to obtain more prominent and accessible shelf space for its products, CSD pays retailers to place its products in premium positions. CSD also pays incentives and gives discounts to increase sales, normally processed in the form of cash payments. Pursuant to the EITF 01-09, these costs are recorded as a reduction of net revenues.

Income taxes

As of March 31, 2004, 2003 and 2002, CSD was not a separate taxable entity for federal, state or local income tax purposes and its operations are included in Roxio’s consolidated tax returns. CSD’s tax provision has been prepared in accordance with SFAS No. 109, “Accounting for Income Taxes,” on a separate return basis. Accordingly, no tax benefit for the CSD’s portion of Roxio’s net operating losses has been recognized.

Deferred taxes result from differences between the financial and tax bases of CSD’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by CSD.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-based compensation

Employees of CSD participate in Roxio’s stock option plans. Upon CSD’s termination of employees per the Agreement, vested and unvested stock options under the Roxio plan will not convert or be exchanged for stock options of Sonic.

CSD accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and with the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, Amendment of SFAS No. 123.” Under APB No. 25, compensation expense is recognized based on the difference, if any, on the measurement date between the fair value of Roxio’s common stock and the amount an employee must pay to acquire the common stock. The compensation expense is recognized over the periods the employee performs the related services, generally the vesting period of four years.

Only compensation expense for employees that are deemed to be CSD’s employees from their hire date is included in the compensation expense calculations below. The following table illustrates the effect on net income if CSD had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands):

	Three Months Ended June 30,		Year Ended March 31,
	2004	2003	2004	2003	2002
Net income (loss), as reported	$6,181	$1,733	$(9,026)	$(9,944)	$2,349
Add:
Unearned stock-based compensation expense included in reported net income (loss)	145	339	1,208	2,466	4,432
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,136)	(1,872)	(5,918)	(11,192)	(8,790)

Pro forma net income (loss)	$5,190	$200	$(13,736)	$(18,670)	$(2,009)

CSD uses the straight-line method to amortize its SFAS No. 123 pro forma stock–based compensation expense over the vesting period, which is generally four years, of stock options, and over the applicable purchase period, which ranges from six months to two years, for employee stock purchase plan (“ESPP”) stock purchase rights.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of stock option and ESPP stock purchase rights was estimated on the date of grant using the Black-Scholes model. The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options and ESPP stock purchase rights.

	Three Months Ended June 30,		Years Ended March 31,
	2004	2003	2004	2003	2002
Stock options:
Expected volatility	100%	108%	105%	115%	70%
Risk-free interest rate	3.04%	2.17%	2.65%	3.00%	4.70%
Expected life	4 years	4 years	4 years	4 years	4 years
Expected dividend yield	zero	zero	zero	zero	zero

ESPP stock purchase rights:
Expected volatility	108%	115%	105%	115%	70%
Risk-free interest rate	1.67%	1.89%	1.48%	1.89%	3.37%
Expected life	1.6 years	1.6 years	1.2 years	1.2 years	1.2 years
Expected dividend yield	zero	zero	zero	zero	zero

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. CSD uses historical volatility rates for this calculation. Because CSD’s employee stock options and ESPP stock purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing option-pricing models do not necessarily provide a reliable single measure of the fair value of our options and purchase rights. Under the Black-Scholes option-pricing model, the weighted average fair value of stock options at date of grant was $3.17 and $4.22 per share for options granted in the quarter ended June 2004 and 2003, respectively, $4.84, $3.91, and $8.37 per share for options granted in fiscal 2004, 2003 and 2002, respectively. The weighted average fair value of purchase rights under the ESPP was $2.85 and $3.27 per share in the quarter ended June 2004 and 2003, respectively, $3.20, $2.18 and $6.22 per share in fiscal 2004, 2003 and 2002, respectively.

The weighted-average assumptions used to calculate the fair value of CSD’s stock options and ESPP stock purchase rights are based on historical assumptions used for Roxio.

Recent accounting pronouncements

Share-Based Payments

On March 31, 2004, the FASB issued a proposed Statement, “Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of operations. The proposed standard would require that the modified prospective method be used, which requires that the fair value of new awards granted from the beginning of the year of adoption, plus unvested awards at the date of adoption, be expensed over the vesting period. In addition, the proposed statement encourages companies to use the

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

“binomial” approach to value stock options, which differs from the Black-Scholes option pricing model that we currently use. The recommended effective date of the proposed standard for public companies is for fiscal years beginning after December 15, 2004. CSD has not completed its assessment of the impact of the proposed standard on its financial condition, results of operations or cash flows.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, although certain aspects have been delayed pending further clarifications. The adoption of SFAS No. 150 has to date not had a material impact on CSD’s business, financial position, cash flows or results of operations.

Accounting for Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. CSD adopted SFAS No. 146 during the fourth fiscal quarter ended March 31, 2003. The provisions of EITF No. 94-3 continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS No. 146. The effect upon adoption of SFAS No. 146 is to change on a prospective basis the timing of when restructuring charges are recorded, from a commitment date approach to the date when the liability is incurred. The fiscal year 2004 restructuring activities described in Note 6—Restructuring have been accounted for in accordance with SFAS No. 146.

NOTE 3—BUSINESS COMBINATIONS AND DIVESTITURE:

Fiscal Year 2004

Sale of Goback product line

In April 2003, Roxio sold its GoBack product line and related tangible and intangible assets to Symantec Corporation, a provider in information security. Cash consideration of $10.2 million was received at the date of the sale with a further $2.8 million held in escrow. This escrow was subject to claims for certain potential contingencies and was paid to Roxio after the one-year anniversary date of the close of the transaction. A total of $1.1 million of the escrow amount was recognized as consideration at the time of the transaction. The remainder was recognized in April 2004, the one-year anniversary date of the close of the transaction after satisfaction of the conditions specified in the purchase agreement. Roxio recorded a total gain of $12.3 million from the sale of the GoBack product line, including $1.7 million recognized in the quarter ended June 30, 2004.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal Year 2002

Acquisition of MGI Software

On January 31, 2002, Roxio acquired all of the outstanding shares and assets of MGI Software Corp. (“MGI Software”), a developer of Internet imaging products and digital video and photography solutions, in a two step asset and stock acquisition. The primary reason for acquiring MGI Software was to expand its product offerings. Roxio issued approximately 2.2 million shares of its common stock with a value of $31.4 million in exchange for all of the outstanding shares of MGI Software. The common stock issued was valued in accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquiror Securities Issued in a Purchase Business Combination,” using the average of market values of Roxio’s common stock for five days prior to the date of the consummation of the acquisition. Roxio incurred $2.8 million in professional fees, including legal, valuation and accounting fees, related to the acquisition, which were included as part of the purchase price of the transaction. Roxio’s acquisition of MGI has been included in CSD’s operations.

CSD accounted for the acquisition of MGI Software using the purchase method of accounting. The results of operations and the estimated assets acquired and liabilities assumed have been included in the CSD’s financial statements from the date of acquisition. The final allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is summarized below (in thousands).

Calculation of purchase price:
Value of stock consideration	$31,421
Acquisition costs	2,758

Total costs	$34,179

Allocation of purchase price:
Current assets	$(2,807)
Property and equipment	872
Other assets	18
In-process research and development	1,110
Identifiable intangible asset :
Purchased technology	7,032
Trade name	500
Goodwill	38,993

Total assets acquired	45,718
Current liabilities	(11,539)

Net assets acquired	$34,179

The identifiable intangible assets are amortized on a straight line basis over their estimated useful lives of three years. In accordance with SFAS No. 142, goodwill is not amortized but is tested at least annually for impairment.

In connection with its acquisition of MGI Software, CSD accrued restructuring costs of $635,000 in the fourth quarter of fiscal 2002. This amount was included in current liabilities in the preliminary purchase price allocation. Approximately $532,000 of the charge related to severance payments to a total of 31 MGI Software employees whose positions were eliminated as a result of the acquisition. In August 2002, $366,000 was added to the accrual for additional employee severance. At March 31, 2003, a total of 50 employees had been terminated. One individual subsequently remained as an employee. The remainder of the total fiscal 2002 restructuring reserve was related to costs to terminate contracts that became redundant after the acquisition. There was no remaining accrual balance as of March 31, 2003.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the restructuring activity in fiscal 2003 (in thousands):

	Balance March 31, 2002	Adjustment to Restructuring Accrual	Accumulated Cash Paid	Balance March 31, 2003
Employee severance costs	$532	$366	$898	$—
Contract termination costs	103	—	103	—

	$635	$366	$1,001	$—

CSD identified research projects in areas for which technological feasibility had not been established and no alternative future uses existed. Approximately $1.1 million of the purchase price was allocated to acquired in-process research and development (“IPR&D”) and written off in the fourth quarter of fiscal 2002. CSD acquired IPR&D related to two projects:

•	an enhanced and upgraded version of the PhotoSuite product, a package of digital photo features designed to capture, edit and share photos on a PC or over the Internet, and

•	a new version of the VideoWave Movie Creator product, a digital video product that is designed for the beginner or novice user.

The amount of IPR&D allocated to the PhotoSuite project was approximately $1.0 million and the amount allocated to the VideoWave Movie Creator project was approximately $110,000. The value for each of the projects was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows to their present value, and then applying a percentage of completion to the calculated value. Key assumptions utilized in determining these values include:

•	a discount rate of 35%, representing the cost of capital as related to the estimated time to complete the projects and the level of risk involved;

•	a royalty rate of 8% applied to projected revenues for each in-process project to attribute value for dependency on predecessor core technology; and

•	the percentage of completion for the projects, determined using costs incurred by MGI Software prior to the acquisition date compared to the remaining research and development to be completed to bring the projects to technological feasibility. CSD estimated that as of the acquisition date, the PhotoSuite project was 40% complete and the VideoWave Movie Creator project was 30% complete. The estimated costs to complete the projects were approximately $1.5 million in the aggregate.

The VideoWave Movie Creator project was completed during the first quarter of fiscal 2003. The PhotoSuite project was completed during the fourth quarter of fiscal 2003.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4—BALANCE SHEET DETAIL:

Cash, cash equivalents and short-term investments –

	Fair Value June 30, 2004	Fair Value March 31,
		2004	2003
	(in thouands)
Cash	$—	$—	$26,395
Cash equivalents:
Money market funds	—	—	8,344

Total cash and cash equivalents	$—	$—	$34,739

Restricted cash	$735	$735	$—

Short-term investments:
Money market securities	$—	$—	$621
Commercial paper	—	—	100
Certificate of deposit	—	—	256
Corporate bonds	—	—	2,954
Corporate securities	—	—	524
Municipal securities	—	—	7,249
U.S. agencies securities	—	—	5,211
U.S. treasury note	—	—	603
Asset-backed securities	—	—	1,240

Total short-term investments	$—	$—	$18,758

The estimated fair value of CSD’s cash, restricted cash, cash equivalents and short-term investments approximated their carrying value as of all dates presented. As of March 31, 2004 and June 30, 2004, Roxio’s only cash that is considered a part of CSD is the restricted cash associated with CSD’s facility lease. CSD had no cash equivalents or short term investments, and had no net unrealized gains or losses as of those dates. As of March 31, 2003 CSD had $24,000 of net unrealized gains. Approximately $10.2 of CSD’s short-term investments as of March 31, 2003 matured in less than one year. The remaining short-term investments generally had effective maturity dates between one and two years. There were approximately $64,000 of realized gains on short-term investments in fiscal 2003 and none in fiscal 2002.

Prepaid expenses and other current assets –

	June 30, 2004	March 31,
		2004	2003
	(in thouands)
Prepaid expenses and other current assets:
Prepaid expenses	$1,653	$1,862	$3,158
Inventories	183	219	460
Other receivables	4	5	208
Cash held in escrow	—	1,125	—

Total prepaid expenses and other current assets	$1,840	$3,211	$3,826

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and equipment –

		June 30, 2004	March 31,
			2004	2003
		(in thousands)
Property and equipment, net:	Life
Computer equipment and software	3-5 years	$8,073	$7,963	$8,206
Furniture and fixtures	3-8 years	740	749	2,259
Leasehold improvements	Life of lease	1,022	1,034	2,885

		9,835	9,746	13,350
Less: Accumulated depreciation		(5,952)	(5,393)	(4,292)

Property and equipment, net		$3,883	$4,353	$9,058

Depreciation expense was $642,000 and $977,000 in the quarter ended June 30, 2004 and 2003, respectively, $3.2 million, $2.7 million, and $664,000 in fiscal 2004, 2003, and 2002, respectively.

Property and equipment acquired under capital leases

Property and equipment include gross assets acquired under capital leases of $2.1 million at June 30, 2004 and $1.8 million at both March 31, 2004 and 2003, respectively. Related depreciation expense included in accumulated depreciation was $144,000 and $149,000 for the three months ended June 30, 2004 and 2003, respectively, and $524,000, $478,000 and $43,000 for the year ended March 31, 2004, 2003 and 2002, respectively. Capital leases are included as a component of computer equipment and software.

Impairment of fixed assets

During the fiscal year ended March 31, 2004, CSD incurred $2.4 million of asset impairment charges as a result of our restructurings (see Note 6—Restructuring). The restructuring resulted in the write-off of computer equipment, furniture and fixtures, and leasehold improvements from our U.S., European and Japanese offices.

Accrued liabilities –

	June 30, 2004	March 31,
		2004	2003
	(in thousands)
Accrued liabilities:
Accrued sales returns reserve	$7,594	$8,938	$5,559
Accrued compensation and related expenses	2,743	2,720	3,733
Accrued litigation and professional fees	2,127	1,564	2,524
Accrued marketing development funds	2,692	2,782	1,648
Accrued royalties	2,318	2,546	1,891
Accrued restructuring	1,709	2,586	363
Accrued technical support	860	1,016	2,044
Other	2,362	1,899	3,225

Total accrued liabilities	$22,405	$24,051	$20,987

Total accrued restructuring totaled $3.4 million as of June 30, 2004, of which $1.7 million was classified as a long-term liability. Total accrued restructuring totaled $4.3 million as of March 31, 2004, of which $1.7 million was classified as a long-term liability. Total accrued restructuring totaled $363,000 as of March 31, 2003, all of which was classified as a short-term liability.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS:

The gross carrying amounts and accumulated amortization of intangible assets are as follows for the periods presented (in thousands):

	June 30, 2004		March 31, 2004		March 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Including Effects of Foreign Currency Exchanges)
Identified intangible assets:
Patents	$5,260	$5,260	$5,260	$5,260	$5,627	$5,301
Covenants not to compete	6,010	6,010	6,010	6,010	6,010	6,010
Purchased technology	11,289	9,736	11,158	8,915	10,290	6,049
OEM relationships	1,186	1,186	1,186	1,186	1,186	1,186
Trademarks	2,206	2,060	2,126	1,881	7,691	2,299
Capitalized website development costs	1,823	1,823	1,823	1,823	1,823	1,468

	$27,774	$26,075	$27,563	$25,075	$32,627	$22,313

Net book value		$1,699		$2,488		$10,314

Intangible assets are generally amortized over three years. Amortization of acquired intangible assets was $728,000 and $681,000 in the quarter ended June 30, 2004 and 2003, respectively, $2.9 million, $6.4 million and $6.1 million in fiscal 2004, 2003 and 2002, respectively.

In November 2002, Roxio acquired certain assets of Napster, Inc., an online music file-sharing service, for $5.7 million in cash and warrants to purchase 100,000 shares of our common stock at a price of $3.12 per share. Roxio accounted for the transaction as a purchase of assets and allocated $5.6 million of the purchase price to trademarks, $367,000 to patents and $110,000 to fixed assets. CSD’s results of operations for the year ended March 31, 2003 include $0.6 million of depreciation and amortization for these intangibles and fixed assets. Upon the establishment of the online music segment in May 2003, these assets were transferred to the online music segment.

Amortization of capitalized website development costs of zero, $111,000, $260,000, $446,000 and $446,000 was included in sales and marketing expense in the quarters ended June 30, 2004 and 2003, in fiscals 2004, 2003 and 2002, respectively. Amortization of capitalized website development costs of zero, $44,000, $95,000, $174,000 and $174,000 was included in general and administrative expense in the quarters ended June 30, 2004 and 2003, in fiscals 2004, 2003 and 2002, respectively.

Changes in the carrying amount of goodwill are as follows for the periods presented (in thousands):

Balance at March 31, 2002	$51,447
Adjustment resulting from acquisition of MGI Software	3,800

Balance at March 31, 2003	55,247
Effect of foreign currency exchange	1,767

Balance at March 31, 2004	57,014
Effect of foreign currency exchange	(49)

Balance at June 30, 2004	$56,965

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with the provisions of SFAS No. 142, CSD performed a transition impairment analysis, which resulted in no impairment as of April 1, 2001. In addition, as required by SFAS No. 142, CSD performed an annual impairment test in the fourth quarter of fiscal 2004, 2003 and 2002 and concluded that its goodwill balances were not impaired as the fair value of our reporting units exceeded their carrying value, including goodwill. CSD did not record any impairment of goodwill or other long-lived assets in either fiscal 2004, 2003 or 2002. The impairment reviews were performed in accordance with SFAS No. 142 which involves a two-step process as follows:

Step 1—A comparison of the fair value of CSD’s reporting unit to the carrying value, including goodwill of that unit. If the carrying value, including goodwill, exceeds the unit’s fair value, CSD will move to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

Step 2—An allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit’s goodwill. CSD will then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

CSD currently operates in one operating segment which is also the only reporting unit. The tests described above were performed with the assistance of independent valuation experts. The discounted cash flow methodology was the primary method used to determine the fair values for SFAS No. 142 impairment purposes. In performing these analyses, CSD used the best information available under the circumstances, including reasonable and supportable assumptions and projections of future operating results. The discount rate used in the analysis was 17% and 15% for the fiscal year 2004 and 2003 analysis, respectively. The discount rate was based on historical risk premiums required by investors for companies of CSD’s size, industry and capital structure and included risk factors specific to the sectors in which CSD operates.

The estimated future amortization expense for intangible assets as of June 30, 2004 is $1.7 million, all of which will amortize in the fiscal year ending March 31, 2005.

NOTE 6—RESTRUCTURING:

Fiscal 2004 restructuring

In the first quarter of fiscal 2004, CSD recorded a restructuring charge of $1.5 million. The restructuring charge was primarily due to the reorganization of CSD’s European operations and the finalization of its consolidation of technical support in its Canadian facility. The restructuring charge included $1.0 million of severance and benefits related to the involuntary termination of approximately 60 employees, $362,000 of equipment write-offs, and $115,000 of miscellaneous expense.

In the second quarter of fiscal 2004, CSD recorded a restructuring charge of approximately $550,000. The restructuring charge was primarily due to the reorganization of CSD’s Canadian, Japanese and domestic operations. The restructuring charge included $536,000 of severance and benefits related to the involuntary termination of approximately 37 employees, $75,000 of downward adjustment to the restructuring accrual in the first quarter ended June 30, 2003 due to lower actual costs than originally estimated for certain severance benefits, and $90,000 of equipment write-offs.

In the third quarter of fiscal 2004, CSD recorded a restructuring charge of approximately $4.4 million. The restructuring charge was primarily in connection with the reorganization of CSD’s European and domestic

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operations. The restructuring charge included $2.0 million of unused lease facilities write-offs, $1.2 million of equipment write-offs, $786,000 of severance and benefits related to the involuntary termination of approximately 47 employees, and $274,000 of miscellaneous legal and tax expenses.

In the fourth quarter of fiscal 2004, CSD recorded a restructuring charge of approximately $2.9 million. The restructuring charge was primarily in connection with the reorganization of CSD’s domestic operations. The restructuring charge included $1.4 million of unused lease facilities write-offs, $719,000 of equipment write-offs, $576,000 of severance and benefits related to the involuntary termination of approximately 47 employees, and $188,000 of miscellaneous legal and tax expenses.

The following table summarizes CSD’s restructuring accrual established during fiscal 2004 (in thousands):

	Lease Termination Costs	Severance and Other Benefits	Assets Impairments	Other Costs	Total
Balance, March 31, 2003	$363	$—	$—	$—	$363
Adjustment to provision	(186)	—	—	(214)	(400)
Additional provision	3,426	2,871	2,416	585	9,298
Cash payments	—	(2,448)	—	(73)	(2,521)
Non cash items	—	—	(2,416)	—	(2,416)

Balance, March 31, 2004	$3,603	423	$—	$298	$4,324

Adjustment to provision	(316)	—	—	—	(316)
Additional provision	—	52	—	111	163
Cash payments	(280)	(475)	—	(77)	(832)
Non cash items	33	—	—	—	33

Balance, June 30, 2004	$3,040	$—	$—	$332	$3,372

Accrued restructuring opening balance as of March 31, 2003 consisted of $363,000 of lease termination cost related to future lease payments for facilities assigned to CSD when it acquired MGI Software in January 2002

CSD’s estimates of the excess facilities charge may vary significantly depending, in part, on factors, such as our success in negotiating with our lessor, the time periods required to locate and contract suitable subleases and the market rates at the time of such subleases, that may be out of our control. Adjustments to the facilities accrual will be made if further consolidations are required or if actual lease exit costs or sublease income differ from amounts currently expected.

CSD subleases a portion of its Santa Clara facility to an unrelated third party. Expected future minimum sublease income is $118,000 for the remaining 9 months of fiscal 2005, $158,000 in fiscal 2006 and $106,000 in fiscal 2007.

NOTE 7—TRANSACTIONS WITH ADAPTEC:

Allocated costs

As discussed in Note 1, Roxio and CSD’s costs and expenses include allocations from Adaptec for centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing and other Adaptec corporate services and infrastructure costs. These allocations have been

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

determined on a basis that Adaptec and CSD consider to be reasonable reflections of the utilization of services provided or the benefits received by CSD. The allocations and charges are based on a percentage of total corporate costs for the services provided, based on factors such as headcount, revenue, gross asset value, or the specific level of activity directly related to such costs. No amounts were allocated in fiscal years 2004 and 2003. The amounts for fiscal 2002 represent allocations for the period from April 1, 2001 through the Separation Date, May 5, 2001.

The following summarizes the corporate costs allocated to CSD (in thousands):

Year Ended March 31, 2002
Cost of revenues	$305
Sales and marketing	81
General and administrative	293

$679

For purposes of governing certain of the ongoing relationships between Roxio and Adaptec at and after the Separation Date and to provide for an orderly transition, Roxio and Adaptec have entered into various agreements, including the Separation Agreement and other agreements outlined below (“Ancillary Agreements”). A brief description of each of the agreements follows:

Master Separation and Distribution Agreement

The Separation Agreement contains the key provisions relating to the separation, Roxio’s initial funding and the distribution. The agreement lists the documents and items that the parties were required to deliver in order to accomplish the transfer of assets and liabilities from Adaptec to Roxio, effective on the Separation Date. The agreement also contains conditions that were required to occur prior to the distribution. The parties also entered into ongoing covenants that survived the separation, including covenants to exchange information, retain specific documents, refrain from direct employee solicitation and resolve disputes in specified ways.

Assignment and Assumption Agreement

The Assignment and Assumption Agreement identified the assets that Adaptec transferred to Roxio and the liabilities that Roxio assumed from Adaptec in the separation. The assets that were transferred and the liabilities that were assumed are, with the exception of approximately $11.5 million in income taxes payable, substantially those that appeared on Roxio’s consolidated balance sheet as of the Separation Date. Also on the Separation Date, Roxio recorded a receivable of $2.7 million and a payable of $9.6 million with Adaptec, which were previously included in owner’s net investment.

The Assignment and Assumption Agreement also allocates litigation management responsibilities regarding specific litigation matters to either Roxio or Adaptec.

Employee Matters Agreement

The Employee Matters Agreement outlines how Adaptec and Roxio allocated responsibility for, and liability related to, the employment of those employees of Adaptec who became Roxio employees under the separation. The agreement also contains provisions describing Roxio’s benefit and equity plans. From the

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Separation Date to the Distribution Date, Roxio employees participated in various Adaptec benefit plans, including Adaptec’s 401(k) plan, deferred compensation plan, health and welfare plans and equity and other compensation and bonus plans. Roxio incurred actual payroll charges and paid Adaptec an additional fee amounting to 25% of the actual payroll charges. Roxio did not assume any of the options to purchase Adaptec common stock held by the Adaptec employees who became Roxio employees upon legal separation.

Master Transitional Services Agreement

The Master Transitional Services Agreement outlines individual transitional services that Roxio requested Adaptec to provide after separation in order to conduct Roxio’s business. The agreement provides the time period for each service, a summary of the service to be provided and a description of the service. Generally, Roxio has paid Adaptec for direct and indirect charges incurred for services plus five percent. The agreement covers services relating primarily to accounting, finance, taxes, human resources, information technology and operations. This agreement terminated on May 5, 2002.

Real Estate Matters Agreement

The Real Estate Matters Agreement addresses real estate matters relating to the Adaptec properties that Adaptec leased or shared with Roxio and the leases that Adaptec assigned to Roxio. The agreement describes the manner in which Adaptec shared with Roxio an Adaptec leased property, leased one property to Roxio and assigned certain leases to Roxio. The Real Estate Matters Agreement also provides that all costs required to affect the transfers, including landlord consent fees, landlord attorneys’ fees and any costs and expenses relating to re-negotiation of Adaptec’s leases would be incurred and paid by Adaptec.

Indemnification and Insurance Matters

Effective as of the Separation Date, Roxio and Adaptec each released the other from any liabilities arising from events occurring on or before the Separation Date. The agreement also contains provisions governing indemnification. In general, Roxio will indemnify Adaptec from all liabilities arising from Roxio’s business prior to the separation date, unless caused by misconduct of an Adaptec employee, any of its liabilities arising from Roxio’s business after the separation date, any of its contracts, its breach of the Separation Agreement or Ancillary Agreements, or any untrue statement of a material fact or an omission to state a material fact in Roxio’s Form 10 Registration Statement. In general, Adaptec will indemnify Roxio from all liabilities arising from its business or its breach of the Separation Agreement or Ancillary Agreements, or matters for which Roxio has no indemnification responsibility. In addition, Adaptec and Roxio will each indemnify the other against liability for specified environmental matters. Roxio is responsible for obtaining and maintaining its insurance programs and arrangements separate from Adaptec after the separation date.

Manufacturing Services Agreement

The Manufacturing Services Agreement provided that Adaptec would perform manufacturing services with respect to CSD products (“Products”) for a period of one year at a fee based on Adaptec’s standard cost plus ten percent. Additional expenses including freight, insurance and taxes would be billed at actual cost plus five percent. The Manufacturing Services Agreement terminated on May 5, 2002.

Adaptec warranted the media upon which the software is reproduced for 90 days from the date of delivery or pull from CSD’s warehouse. Adaptec agreed to replace Products reproduced on defective media and returned under Adaptec return merchandise authorization procedures.

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The agreement provides that Roxio will indemnify Adaptec for claims of intellectual property infringement brought against Adaptec based upon its manufacture of Products for Roxio. Each party will indemnify the other party against claims arising from its negligence or that of its agents and Roxio will indemnify Adaptec for claims based upon the defective design or code of Products.

Intellectual Property Agreements

Under the Master Technology Ownership and License Agreement and the Master Patent Ownership and Assignment Agreement, Adaptec transferred to Roxio its rights in specified patents, specified trademarks, copyrights, related goodwill and other technology related to Roxio’s current business and research and development efforts upon separation.

Consistent with all other assets transferred to Roxio, intellectual property was transferred at its net book value on the date of transfer.

Tax Sharing Agreement

The Tax Sharing Agreement provides for Adaptec’s and Roxio’s obligations concerning various tax liabilities. The Tax Sharing Agreement provides that Adaptec generally will pay, and indemnify Roxio if necessary, with respect to all federal, state, local and foreign taxes relating to Roxio’s business for any taxable period beginning on May 5, 2001 and ending prior to the distribution date. The agreement then provides that Adaptec and Roxio will make subsequent payments between them such that the amount of taxes paid by Adaptec and Roxio will be determined, subject to specified adjustments, as if Adaptec, Roxio and each of their subsidiaries included in Adaptec’s consolidated tax returns had filed their own consolidated, combined or unitary return for that period.

The Tax Sharing Agreement also requires Roxio to indemnify Adaptec for certain taxes and similar obligations that Adaptec could incur if the distribution does not qualify for tax-free treatment due to the following events:

•	an acquisition of a controlling interest in Roxio stock after the distribution;

•	Roxio’s failure to continue its business after the distribution;

•	a repurchase of Roxio’s stock; or

•	other acts or omissions by Roxio.

The Tax Sharing Agreement further provides for cooperation with respect to certain tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.

NOTE 8—INCOME TAXES:

Roxio has entered into a tax allocation agreement with Adaptec. See Note 7—Transactions with Adaptec for a description of the agreement.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of income (loss) before income taxes are as follows (in thousands):

	Year Ended March 31,
	2004	2003	2002
Domestic	$7,913	$(4,170)	$5,035
Foreign	(9,093)	(4,864)	4,040

Income (loss) before income taxes	$(1,180)	$(9,034)	$9,075

The components of the provision for income taxes are as follows (in thousands):

	Year Ended March 31,
	2004	2003	2002
Federal :
Current	$7,639	$1,246	$3,498
Deferred	(3,083)	(1,288)	(831)
Foreign :
Current	2,315	731	3,425
Deferred	(74)	(76)	(126)
State :
Current	1,643	481	879
Deferred	(500)	(184)	(119)

	$7,940	$910	$6,726

Significant components of CSD’s deferred tax assets and liabilities are as follows (in thousands):

	March 31,
	2004	2003
Compensatory accruals	$689	$445
Accrued liabilities and other provisions	6,337	3,119
Net operating loss	5,033	5,034
Other, net	150	131

Total	12,209	8,729
Less: Valuation allowance	(5,033)	(4,020)

Deferred tax assets	7,176	4,709
Intangibles	—	(1,190)

Net deferred tax assets	$7,176	$3,519

CSD has established a full valuation allowance against its gross deferred tax assets related to losses in foreign subsidiaries that was deemed more likely than not to be recoverable prior to expiration. In establishing the valuation allowance, CSD considered, among other factors, its historical profitability, projections for future profits and the ability of its foreign subsidiaries to utilize their deferred tax assets.

At March 31, 2004, CSD had approximately $20 million in net operating loss carryforwards in foreign jurisdictions with an indefinite expiration period.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes differs from the amount computed by applying the federal statutory tax rate to income before taxes as follows:

	Year Ended March 31,
	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
State taxes (benefit), net of Federal benefit	(181.6)	(3.3)	8.4
Foreign income at other than U.S. tax rate	(485.3)	(30.7)	(3.9)
Increase in valuation allowance	—	(1.3)	6.6
Stock based compensation	(38.8)	(4.9)	27.0
In-process research and development	—	—	1.7
Other	(2.2)	(4.9)	(0.7)

Effective income tax rate	(672.9)%	(10.1)%	74.1%

CSD has not accrued income taxes on accumulated undistributed earnings of its non-U.S. subsidiaries, as these earnings will be reinvested indefinitely.

NOTE 9—CURRENT PORTION OF LONG-TERM DEBT:

Current portion of long-term debt consists of the following (in thousands):

	June 30, 2004	March 31,
		2004	2003
Obligations under capital leases with interest rates ranging from 4.83% to 8.65%	$321	$420	$606

	$321	$420	$606

For details of capital leases, see Note 13—Commitments and Contingencies and Litigation.

NOTE 10—LONG-TERM DEBT:

Long-term debt consists of the following (in thousands):

	June 30, 2004	March 31,
		2004	2003
Revolving credit agreement	$—	$—	$5,000
Obligations under capital leases with interest rates ranging from 4.83% to 8.65%	51	68	490

	$51	$68	$5,490

In January 2002, Roxio entered into a three-year agreement with a bank to provide a $15.0 million revolving line of credit, collateralized by substantially all of its assets. The line of credit also included a financial covenant that required Roxio to maintain a minimum balance of cash, cash equivalents and short-term investments of $25 million. In November 2003, the line of credit was amended reducing the credit facility to $5.0 million and the maturity date to April 30, 2004 and requiring Roxio to maintain a minimum deposit

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

account of $6.0 million. The line of credit bears interest either at a fixed rate of LIBOR plus 1.75% per annum or at a variable rate of prime plus 0.5% per annum. In March, 2004, this line of credit was replaced with a new revolving line of credit.

For details of capital leases, see Note 13—Commitments and Contingencies and Litigation.

NOTE 11—EMPLOYEE BENEFIT PLANS:

Roxio holds the following employee benefit plans for the benefit of CSD’s employees:

2003 Stock Plan

On September 18, 2003, the Board of Directors of Roxio adopted the 2003 Stock Plan. The plan provides for the granting of incentive and non-qualified stock options to officers, directors, and employees of Roxio and its subsidiaries and lines of business. The exercise price of each stock option issued under the 2003 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Roxio’s common stock at the date of grant. For holders of more than 10% of Roxio’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Roxio’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2003 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options granted under the 2003 Plan are subject to a vesting period determined by the Board.

2002 Stock Plan

On January 22, 2002, the Board of Directors of Roxio adopted the 2002 Stock Plan (“2002 Plan”). The 2002 Plan, which did not require approval by the stockholders, provides for the granting of nonqualified stock options and stock purchase rights to employees and service providers of Roxio and its subsidiaries and lines of business. Officers and directors are not eligible to receive option or stock purchase rights under the 2002 Plan. The exercise price of each stock option and stock purchase right issued under the 2002 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Roxio’s common stock at the date of grant. For holders of more than 10% of Roxio’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Roxio’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2002 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options and stock purchase rights granted under the 2002 Plan may be fully vested at grant or may be subject to a vesting period determined by the Board. Unvested shares of restricted stock issued upon exercise of stock purchase rights are subject to repurchase by Roxio upon termination of employment. To date, Roxio has not granted stock purchase rights.

Amended and Restated 2001 Stock Plan

On April 19, 2001, the Board of Directors of Roxio adopted and, as the sole stockholder of Roxio, Adaptec approved, the 2001 Stock Plan (“2001 Plan”). The 2001 Plan provides for the granting of incentive and non-qualified stock options and stock purchase rights to officers, directors, employees and service providers of

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Roxio. The exercise price of each stock option and stock purchase right issued under the 2001 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Roxio’s common stock at the date of grant. For holders of more than 10% of Roxio’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Roxio’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2001 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options and stock purchase rights granted under the 2001 Plan may be fully vested at grant or may be subject to a vesting period determined by the Board. Unvested shares of restricted stock issued upon exercise of stock purchase rights are subject to repurchase by Roxio upon termination of employment. To date, Roxio has not granted stock purchase rights.

Amended and Restated 2000 Stock Option Plan

On November 10, 2000, the Board of Directors of Roxio adopted and, as the sole stockholder of Roxio, Adaptec approved, the 2000 Stock Option Plan (“2000 Plan”). Under the 2000 Plan, options to purchase Roxio’s common stock may be granted to employees, consultants and directors. Options may be granted at an exercise price not less than 100% of the fair market value of Roxio’s common stock on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for nonqualified stock options. Options have a term of 10 years from date of grant and generally vest over a four-year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter.

On December 20, 2000, a commitment was made to issue to employees of Adaptec, who subsequently became employees of Roxio at the date of legal separation, options to purchase 1.15 million shares of Roxio common stock with an exercise price of $8.50 per share. Between December 20, 2000 and March 31, 2001, options to purchase an additional 160,000 shares of common stock at $8.50 per share were committed to be issued. Due to the binding nature of the commitment, the date of the commitment to grant the options was assumed to be the date of grant. The options vested 25% on the one-year anniversary of the later of September 21, 2000 or the applicable employee’s hire date and 6.25% per quarter thereafter. Because the grants of Roxio options constituted grants to non-employees, the options were valued using the Black-Scholes valuation model with the following assumptions: expected life of 10 years, risk-free interest rate of 5%, volatility of 63% and dividend yield of 0%. In addition, because the number of options that would ultimately be granted was unknown at the commitment date, a measurement date for these options was not able to be established. These options were therefore subject to variable plan accounting treatment, resulting in a re-measurement of the compensation expense at March 31, 2001 and on the Separation Date based on the then-current market value of the underlying common stock. Compensation was recognized under the model prescribed in FIN No. 28. Amortization of the compensation of approximately $2.4 million for the year ended March 31, 2001 and approximately $877,000 for the year ended March 31, 2002 related to the period before legal separation, was recorded and was included in stock-based compensation charges in the consolidated statement of operations.

The measurement date was established on the date of legal separation at which time certain employees of Adaptec became employees of Roxio and options to purchase an aggregate of 1.5 million shares of Roxio’s common stock were granted to these employees under the Roxio 2000 Stock Option Plan. Pursuant to FIN No. 44, at the date of change in status from non-employees to employees, the accounting basis for the options changed and the compensation associated with these options was re-measured and fixed using the intrinsic value at that date as prescribed by APB Opinion No. 25. The re-measurement resulted in the recording of

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

deferred stock compensation of approximately $5.2 million, which will be amortized over the vesting periods of the respective options on a straight-line basis.

During the first quarter of fiscal 2002, Roxio also granted to its employees options to purchase approximately 1.8 million shares of common stock at prices below the current fair market value and recorded deferred stock compensation of approximately $6.6 million related to these options. This amount will be amortized over the vesting periods of the respective options, which varies based on the individual employee’s contribution to Roxio.

Approximately $145,000, $339,000, $1.2 million, $2.5 million and $4.4 million of amortization of deferred stock compensation related to employee stock options was recorded and was included in stock-based compensation charges in the consolidated statements of operations for the quarters ended June 30, 2004 and 2003, fiscal years ended March 31, 2004, 2003 and 2002, respectively.

The following table summarizes information about stock option activity for CSD’s employees under Roxio’s stock option plans.

	Year Ended March 31, 2004		Year Ended March 31, 2003		Year Ended March 31, 2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	4,060,335	$9.39	4,802,053	$11.60	$—	$—
Granted:
At fair market value	354,550	6.72	2,190,024	5.11	2,325,925	15.01
At less than fair market value	—	—	—	—	3,353,431	8.50
Exercised	(238,170)	6.26	(65,290)	8.50	(470,475)	8.50
Canceled	(1,230,570)	9.24	(672,208)	11.62	(406,828)	9.06

Outstanding, end of year	2,946,145	9.39	6,254,579	9.38	4,802,053	11.6

Exercisable, end of year	1,641,593	$10.07	2,093,828	$10.81	926,370	$9.39

Weighted average fair value of options granted during the year:
At fair market value		$4.84		$3.91		$8.37
At less than fair market value		$—		$—		$7.82

For the fiscal year ended March 31, 2004, only the information for employees that are deemed to be CSD’s employees is included from their respective hire date if subsequent to March 31, 2003.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding and held by CSD employees as of March 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.54–$3.86	110,275	8.61 years	$3.11	34,223	$3.11
$3.87	577,482	8.37 years	3.87	195,833	3.87
$3.88–$7.46	277,331	9.29 years	5.23	36,046	5.41
$7.47	10,000	9.38 years	7.47	1,250	7.47
$7.48–$8.49	6,500	9.46 years	7.84	626	7.81
$8.50	910,467	7.05 years	8.50	820,343	8.50
$8.51–$15.24	576,913	8.04 years	13.19	277,297	13.88
$15.25	247,933	7.48 years	15.25	161,653	15.25
$15.26–$22.69	229,244	7.98 years	19.04	114,322	18.94

	2,946,145	7.89 years	$9.39	1,641,593	$10.07

Employee Stock Purchase Plan

On April 19, 2001, the Board of Directors of Roxio adopted and, as the sole stockholder of Roxio, Adaptec approved, the 2001 Employee Stock Purchase Plan (“ESPP”) for the benefit of Roxio and its subsidiaries and lines of business. Offering periods are generally 24 months long, beginning on February 15 and August 15 of each year, and consist of four six-month purchase periods. However, the first offering period began on May 14, 2001 and ended on July 31, 2003. CSD’s employees generally may contribute up to 10% of their base compensation to the purchase of Roxio stock at a purchase price equal to 85% of the market price at the beginning of the offering period or the end of the purchase period, whichever price is lower. The weighted average fair value of the stock purchase rights granted under the ESPP in 2004 was $3.20.

NOTE 12—GEOGRAPHIC INFORMATION:

Geographic information

The following table presents net revenues by countries based on location of the customers (in thousands):

	Three Months Ended June 30,		Year Ended March 31,
	2004	2003	2004	2003
United States	$10,940	$14,434	$51,259	$61,989
Canada	3,318	2,366	12,285	22,314
United Kingdom	1,832	1,108	5,088	5,662
Japan	1,783	1,685	4,957	9,256
Germany	1,234	1,052	4,238	4,933
Other countries	2,941	2,750	9,505	16,254

	$22,048	$23,395	$87,332	$120,408

CONSUMER SOFTWARE DIVISION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended March 31, 2002, CSD measured international revenues based on the location of the selling entity. Due to the change in its corporate structure, CSD changed this method of measurement during year ended March 31, 2004. However due to the prior structure of CSD’s reporting it has proved impractical to obtain comparative information for the year ended March 31, 2002.

The following table presents long-lived assets, excluding goodwill and other intangible assets, by country based on the location of the assets (in thousands):

	June 30, 2004	March 31,
		2004	2003
United States	$6,054	$6,314	$10,395
Canada	879	964	876
Germany	—	—	712
Other countries	682	748	723

	$7,615	$8,026	$12,706

NOTE 13—COMMITMENTS AND CONTINGENCIES:

Leases commitments

CSD leases its operating facilities under non-cancelable operating leases, which are in the name of Roxio and expire at various times ranging from the year 2004 through 2008. Upon legal separation, Roxio entered into a leasing agreement with Adaptec for its principal executive office in Milpitas, California. In March 2002, Roxio relocated its principal executive offices to a new leased facility in Santa Clara, California. Roxio has no further obligation under the lease agreement for the Milpitas facility. Also on the Separation Date, Roxio was assigned certain lease agreements that are currently between Adaptec and other third parties for other facilities in Longmont, Colorado; Maple Grove, Minnesota; Silverdale, Washington; Portland, Oregon; Wurselin, Germany; Tokyo, Japan and Maastricht, The Netherlands. Effective with the acquisition of MGI Software in January 2002, CSD’s operating leases also include the facilities in Canada. Rent expense under all operating leases was $741,000 and $946,000 in the quarter ended June 30, 2004 and 2003, respectively, $3.9 million, $4.3 million and $2.6 million in fiscal 2004, 2003, and 2002, respectively.

Roxio has entered into capital lease agreements that expire on various dates between September 2004 and December 2006 for property and equipment that is used by CSD. The cost of property and equipment held under these capital leases was $2.1 million at June 30, 2004, and $1.8 million at both March 31, 2004 and 2003. Related depreciation expense included in accumulated depreciation was $144,000 and $149,000 for the three months ended June 30, 2004 and 2003, respectively, and $524,000, $478,000 and $43,000 for the year ended March 31, 2004, 2003 and 2002, respectively. Capital leases are included as a component of computer equipment and software.

CONSUMER SOFTWARE DIVISION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The future minimum lease payments under non-cancelable operating leases and the present value of future minimum capital lease payments as of June 30, 2004 are as follows (in thousands):

	Capital Leases	Operating Leases
2005 (remaining 9 months)	$311	$2,299
2006	58	2,677
2007	17	2,108
2008	—	292
2009	—	218

Total minimum lease payments	386	$7,594

Less amount representing interest (at 4.83% to 8.65%)	(14)

Obligations under capital leases	372
Less current portion	(321)

Long term capital lease obligation	51

Roxio subleases one of its facilities and a portion of a second facility to unrelated third parties. These subleases expire in October 2004 and November 2006, respectively. Expected future minimum sublease income is $306,000 for the remaining 9 months of fiscal 2005, $158,000 in fiscal 2006 and $106,000 in fiscal 2007.

Litigation

Roxio and MGI Software Corp. (“MGI Software”) have been notified by a number of companies that certain of their respective software products may infringe patents owned by those companies. Roxio is investigating the nature of these claims and the extent to which royalties may be owed by it and by MGI Software to these entities. In addition, Roxio and MGI Software have been notified by a number of their respective original equipment manufacturers (“OEMs”) customers that the OEMs have been approached by certain of these companies regarding possible patent infringement related to certain Roxio and MGI Software software products that they bundle with their respective computer products. Roxio estimates that at the low end of the range, there may not be any additional payments required to settle the pending MGI Software related-claims. The upper end of the range cannot be reasonably estimated at this time. Roxio accrued $2.4 million for possible litigation settlements as part of the purchase price allocation of MGI Software. Because no amount in the range is more likely than any other to be the actual amount of any settlement, and because there have been no specific triggering events related to these possible claims, Roxio has not adjusted the original provision. The amount, if any, necessary to settle patent claims related to Roxio’s products cannot be determined at this time.

On April 23, 2002, Electronics for Imaging and Massachusetts Institute of Technology filed action against 214 companies in the Eastern District of Texas, Case No. 501 CV 344, alleging patent infringement. Roxio and MGI Software are named as defendants in that action, along with some of their customers. The patent at issue in the case has expired, and Roxio intends to continue to defend the action. Because the case is at an early stage, the outcome cannot be predicted with any certainty.

On December 12, 2003, Optima Technology Corporation filed a lawsuit against us in U.S. District Court for the Central District of California, Case No. 03-1776-JVS-ANx alleging infringement of certain of their patents by our Easy CD Creator line of products. Optima is seeking unspecified damages and injunctive relief.

CONSUMER SOFTWARE DIVISION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Roxio believes the claims are without merit and intend to defend ourselves vigorously. On February 20, 2004, Roxio filed a countersuit against Optima Technology Corporation alleging infringement of certain of our patents by their CD-R Access Pro product. Roxio is seeking unspecified damages and injunctive relief. Because the case is at an early stage, the outcome cannot be predicted with any certainty.

Roxio is a party to other litigation matters and claims that are normal in the course of its operations, and, while the results of such litigation and claims cannot be predicted with certainty, Roxio believes that the final outcome of such matters will not have a material adverse impact on the CSD business, financial position, cash flows or results of operations.

NOTE 14—TRANSACTIONS WITH ROXIO:

As discussed in Note 1—Description of Business and Basis of Presentation, CSD is part of Roxio’s consolidated business. Certain corporate costs and expenses are incurred by Roxio for the benefit of both of Roxio’s business segments. These costs are allocated between the business segments based on the contractual service agreements described in this note. In addition due to its larger size than the Online Music segment (“OM”), CSD perform certain services for the benefit of OM. Costs incurred by legal entities included in CSD that relate to OM are charged to that segment at cost plus a fixed agreed upon mark-up pursuant to a series of service agreements between CSD, Roxio and OM. All these service agreements will automatically cancel upon the close of the sale of the CSD business to Sonic.

License Agreement

Under the License Agreement, CSD granted OM a non-exclusive, sub-licensable license to use the CSD software and other CSD intangibles in connection with OM’s products. Under the terms of the agreement, the grant is for a period of one year at a cost of $5 per unit of licensed product sold.

Services Agreement

The Services Agreement provides that CSD would perform certain distribution, manufacturing, fulfillment, and customer support services to OM. Per this agreement, CSD shall distribute OM products and forward the associated collections to OM. OM will pay CSD a service fee based on CSD’s standard cost plus a mark-up of ten percent for all distributed items.

R&D Services Agreement

The R&D Services Agreement provides that CSD would perform certain R&D services for OM’s benefit at a fee based on CSD’s actual cost plus a mark-up of ten percent. R&D services include making improvements, adaptations, or modifications to CSD’s plug-ins as requested by OM.

Sales Support and Marketing Services Agreement

The Sales Support and Marketing Services Agreement provides that CSD will perform certain sales support and marketing services to OM at a fee based on CSD’s actual cost plus a mark-up of eight percent. Sales support and marketing services include pre sales support, post sales support and marketing services on behalf of OM during the term of this agreement.

CONSUMER SOFTWARE DIVISION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the amounts recognized by CSD under these service agreements with OM (in thousands):

	Three Months Ended June 30,		Year Ended March 31,
	2004	2003	2004	2003	2002
License	$8	$—	$71	$—	$—
Services	7	—	56	—	—
Research and development	99	—	333	—	—
Sales and marketing	64	—	43	—	—

	$178	$—	$503	$—	$—

Management Services Agreement.

The legal entity Roxio, Inc, which is the parent entity of the Roxio group, has historically been part of the consumer software segment. This entity has, in addition to containing a significant portion of CSD’s operation, performed all the corporate overhead functions for the Roxio group such as accounting, legal, information technology and executive services. Roxio has allocated the cost of these services between CSD and OM pursuant to a management services agreement based on the usage of these services between the segments. As a result CSD charges OM for their actual CSD headcount and facility usage plus a mark up of 5%. For the year ended March 31, 2004 CSD was allocated $13.2 million of Roxio’s corporate overhead cost whereas OM was allocated $4.6 million. For the 3 months ended June 30, 2003 and 2004 CSD was allocated $2.7 million and $2.4 million of Roxio’s corporate overhead cost whereas OM was allocated $1.2 million and $1.4 million, respectively.

ANNEX A

ASSET PURCHASE AGREEMENT DATED AS OF AUGUST 9, 2004

BETWEEN ROXIO, INC. AND SONIC SOLUTIONS

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page
Exhibits *

Exhibit A—Excluded Assets
Exhibit B—Form of Assignments
Exhibit C—Form of Assumption
Exhibit D—Intentionally Omitted
Exhibit E—Historical Financial Statements
Exhibit F—Form of Opinion of Counsel to the Seller
Exhibit G—Form of Opinion of Counsel to the Buyer
Exhibit H – Form of Seller License
Exhibit I – Form of Proxy
Exhibit J – Transition Expenses

Disclosure Schedule—Exceptions to Representations and Warranties

Schedules *

Schedule A – Inventory Categories and Target Inventory
Schedule B – Key Employees
Schedule C – Seller Knowledge
Schedule D – Buyer Knowledge
Schedule E – Material Consents
Schedule F – Intentionally Omitted
Schedule G – Pre-Signing Balance Sheet
Schedule H – Royalty Patents

*	Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Purchase Agreement have been omitted. Roxio, Inc. agrees to supplementally furnish such schedules upon request from the Securities and Exchange Commission.

A-iv

ASSET PURCHASE AGREEMENT

Agreement entered into on as of August 9, 2004, by and between Sonic Solutions, a California corporation (“Buyer”), and Roxio, Inc., a Delaware corporation (“Seller”).

This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Division of the Seller in return for cash and the Buyer Share Consideration (the “Transaction”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquired Assets” means all right, title, and interest in and to all of the assets of the Seller and the Division Subsidiaries (excepting Excluded Assets) that are used in, held for use in or related to the Business as it is conducted as at the date of this Agreement, including (without limitations) all (a) Leased Real Property, (b) tangible personal property (such as equipment, inventories of products and supplies, manufactured and purchased parts, goods in process and finished goods, and furniture, (c) Division Intellectual Property, goodwill associated therewith, licenses and sublicenses granted with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, Contracts, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities (other than the capital stock of the Division Subsidiaries), (h) issued and outstanding shares of the Selected Subsidiaries, (i) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (j) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (k) books, records, ledgers, files, documents, correspondence, lists, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (l) rights to use the name “Roxio, Inc.” and “Roxio,” and (m) data, content, graphics, text, databases, and other materials on the Seller’s websites used in or relating to the Business or the Division and the Division Subsidiaries; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation or (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

“Acquired Employees” means all those individuals who are employees of the Division or the Division Subsidiaries and who accept Buyer’s offer of employment, effective as of the Closing Date.

“Acquisition Agreement” has the meaning set forth in Section 5(h) below.

“Acquisition Proposal” has the meaning set forth in Section 5(h) below.

“Acquisition Transaction” has the meaning set forth in Section 6(f) below.

“Adaptec Spin Off Transaction” means the transaction in which Adaptec, Inc. (“Adaptec”) effected a spin-off of its software product group which resulted in the formation of the Seller, including the transactions contemplated by the Contracts entered into by Adaptec or by Roxio or their respective Affiliates in connection with the spin-off transaction, including the following Contracts: First Amended Separation and Distribution Agreement dated February 28, 2001, General Assignment and Assumption Agreement dated May 5, 2001, Master Technology Ownership and License Agreement dated May 5, 2001, Master Patent Ownership and License Agreement dated May 5, 2001, Employee Matters Agreement dated May 5, 2001, Tax Sharing Agreement dated May 5, 2001, Real Estate Matters Agreement dated May 5, 2001, Master Confidential Disclosure Agreement dated May 5, 2001, Indemnification and Insurance Matters Agreement dated May 5, 2001, Manufacturing Services Agreement dated May 5, 2001, Master Transitional Services Agreement dated May 5, 2001, International Asset Transfer Agreement dated May 5, 2001, Letter Agreement re reconveyance of certain assigned Trademarks, assigned Technology and assigned Patents (undated), and IT Customer Support Infrastructure Services Agreement dated April 1, 2001, each as amended.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees (including court costs, costs of investigation and reasonable attorneys’ fees and expenses) of any nature (whether or not involving a third party claim), but shall not include special or punitive damages.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Citibank N.A.

“Assignment Consent” has the meaning set forth in Section 2(h) below.

“Audited Closing Balance Sheet” shall mean the balance sheet at the Closing Date, prepared by the Buyer and audited by the Buyer’s Accountant pursuant to Section 2(d)(ii)(A) below.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

“Business” means business of the Division and the Division Subsidiaries as presently conducted.

“Buyer” has the meaning set forth in the preface above.

“Buyer Assumed Liabilities” means all Liabilities relating to, arising out of, or in connection with, the Division that are not Seller Retained Liabilities.

“Buyer Benefit Plans” has the meaning set forth in Section 10(r) below.

“Buyer Common Stock” means Buyer’s common stock without par value.

“Buyer Confidential Information” means any information of a confidential nature concerning the businesses and affairs of the Buyer that is not already generally available to the public.

“Buyer Share Consideration” means 653,837 shares of Buyer Common Stock, being the number of shares of Buyer Common Stock which is equal to the quotient calculated by dividing $10 million by the average daily volume weighted average price as reported by the Bloomberg Professional® Service over the prior 10 trading days up to and including the trading day prior to the Signing Date.

“Buyer’s Accountant” shall mean KPMG LLP.

“CAL WARN” has the meaning set forth in Section 3(z) below.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Consideration” has the meaning set forth in Section 2(c) below.

“Category Adjustment Amount” for an Inventory Category shall mean the greater of (i) the Final Inventory Value minus the Target Inventory Value and (ii) zero.

“CERCLA” shall have the meaning set forth in Section 3(cc) below.

“Change of Control” means with respect to any Person, the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of such Person, (ii) the approval by the holders of such Person of a plan for the liquidation or dissolution of such Person, or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or a “group” (in each case as defined pursuant to Section 13(d) of the Exchange Act) becomes the “beneficial owner” (as defined pursuant to Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting equity of such Person.

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Date” has the meaning set forth in Section 2(e) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of either party that is not already generally available to the public. Confidential Information shall not include any information which is or falls into the public domain without a breach of this Agreement or Transactional Agreements or any information required to be disclosed by Seller to satisfy its obligations under WARN or CAL WARN.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” means any agreement, contract, license, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied, whether or not legally binding.

“Defined Benefit Plan” means either a “defined benefit plan” described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Definitive Proxy Materials” means the definitive proxy materials relating to the Stockholder Meeting.

“Delaware General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.

“Delivered Report” has the meaning set forth in Section 2(d)(vi) below.

“Delivering Party” has the meaning set forth in Section 2(d)(vi) below.

“Disclosure Schedule” has the meaning set forth in the first paragraph of Section 3 below.

“Dispute Notice” has the meaning set forth in Section 2(d)(vi) below.

“Division” means the Seller with respect to its Consumer Software Products Division.

“Division Intellectual Property” means any and all Intellectual Property used in, held for use or relating to the Business as of the date of the Agreement in which the Seller has an ownership interest, except for the Intellectual Property included in the Excluded Assets.

“Division Subsidiary” means any Subsidiary of the Seller included within the Division.

“Dormant Seller Subsidiaries” means, collectively, MGI Software, Inc., Live Picture Japan Ltd., Live Picture SARL, Olivr Corporation Ltd., Roxio ApS, Roxio International BV, CeQuadrat, CG1, and Roxio GmbH & Co. KG.

“Effective Period” means a period of time commencing on the effective date of the Resale Registration Statement and ending on the earliest of (i) two years, (ii) the date on which neither of the Seller, nor any of its Affiliates, holds any Buyer Share Consideration issued hereunder and (iii) the date on which all Buyer Share Consideration issued hereunder and held by the Seller and its Affiliates are freely tradable without volume restrictions under Rule 144 as promulgated under the Securities Act.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind including, without limitation: (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, or (2) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to Seller automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all Contracts and contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with the Seller for purposes of Code Section 414.

“Estimated Closing Balance Sheet” means the balance sheet as of the Closing Date of the Division delivered to the Buyer pursuant to Section 2(d)(i)(A), reflecting the estimated financial position of the Division as of the Closing Date and a statement (the “Estimated Closing Working Capital Statement”) setting forth the computation of the Estimated Closing Working Capital derived therefrom.

“Estimated Closing Working Capital” means the estimated Working Capital of the Division as of the Closing Date as calculated and delivered pursuant to Section 2(d)(i)(A) below.

“Estoppel Certificates” has the meaning set forth in Section 5(r) below.

“Excluded Assets” has the meaning set forth in Section 2(a) below.

“Excluded Division Subsidiaries” means Wildfile, Inc. and Roxio-MGI Holding Corp.

“Excluded Liabilities” means any Liabilities arising from the Excluded Assets.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Final Closing Balance Sheet” has the meaning set forth in Section 2(d)(vi)(D) below.

“Final Closing Working Capital” means the Working Capital of the Division as of the Closing Date as calculated and delivered pursuant to Section 2(d)(vi)(D) below.

“Final Inventory Level” for an Inventory Category shall be the number of units for that Inventory Category shown on the Final Inventory Report.

“Final Inventory Report” has the meaning set forth in Section 2(d)(vi)(D) below.

“Final Inventory Value” means, with respect to an Inventory Category, the product of the Final Inventory Level for that category and the price per unit for that category as indicated on Schedule A hereto.

“Final Reserve Report” has the meaning set forth in Section 2(d)(vi)(D) below.

“Financial Statements” has the meaning set forth in Section 3(h)(i) below.

“FIRPTA Affidavit” has the meaning set forth in Section 7(a)(viii) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, provisional patent applications, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, renewals and reexaminations thereof (“Patents”), (b) all trademarks, service marks, trade dress, logos, slogans, trade names, product names, corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith (“Trademarks”), Internet domain names, and rights in telephone numbers, and all applications, registrations, and renewals in connection with any of the foregoing, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith (“Copyrights”), (d) all trade secrets and confidential or proprietary business information, including, without limitation, ideas, research and development, know-how, technology, techniques, formulas, algorithms, routines, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (e) computer software (including source code, executable code, applets, interfaces, scripts, screen designs, menus and menu structures, design and programming tools, data, databases and related documentation) (“Software”), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Independent Accounting Firm” has the meaning set forth in Section 2(d)(vi)(c).

“Inventory Adjustment Amount” shall equal the sum of the Category Adjustment Amounts.

“Inventory Category” means each of the inventory categories set forth in Schedule A hereto.

“Key Employees” means the individuals set forth on Schedule B.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) an individual reasonably could be expected to discover or otherwise become aware of such fact or other matter in connection with the competent, careful or prudent exercise of his or her responsibilities during or by virtue of the operation of the business of the Seller or the Division, as applicable; provided that the competent, careful or prudent exercise of an individual’s responsibilities shall not require any product clearance patent searches. Seller shall only be deemed to have “Knowledge” of a particular fact or other matter if any of the persons set forth on Schedule C has Knowledge of such fact or other matter. Buyer shall only be deemed to have Knowledge of a particular fact or other matter if any of the persons set forth on Schedule D has Knowledge of such fact or other matter.

“Lease Consents” has the meaning set forth in Section 3(n)(ii)(B) below.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Division or the Division Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Division or the Division Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Division or the Division Subsidiaries thereunder.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Liquidated Damages” has the meaning set forth in Section 5(c)(i)(B) below.

“Material Adverse Effect” means any material adverse effect or change in the business, financial condition, assets, liabilities, operations or results of operations of the Seller or the Division that is material to such assets, liabilities, operations or results of operations of the Seller or the Division (other than changes or circumstances affecting general market conditions or which are generally applicable to the industry in which the Seller or the Division engages, provided that such effect does not materially adversely affect the Seller or the Division in a disproportionate manner), which in any event would impair Buyer’s ability to operate the Division in a manner consistent with its operation by Seller prior to the Closing Date; provided however, that the occurrence of any such effect or change shall not be deemed a Material Adverse Effect if such effect or change is caused by (i) the outbreak or escalation of hostilities or terrorist activities, either in the United States or abroad unless such effect materially adversely affects the Seller or the Division in a disproportionate manner, (ii) any force majeure event, (iii) the announcement or pendency of the transactions contemplated by this Agreement, including, without limitation, any renegotiation or cancellation of orders by existing customers of the Division that is primarily attributable to the transactions contemplated by this Agreement or the impact of any such renegotiation or cancellation on the Division’s results of operations, (iv) failure of 40% or fewer of the Seller employees, other than Key Employees, offered employment by Buyer on financial terms substantially similar or more favorable to the terms reflected in such employees’ employment arrangements as of the date of this Agreement, to accept offers of employment by the Buyer, or (v) Buyer withholding its consent for any matter pursuant to Section 5(d) hereof, unless the withholding of such consent would not reasonably be expected to cause a Material Adverse Effect as defined above.

“Material Consents” means the consents set forth on Schedule E.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3(h)(i) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3(h) (i) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3(h) (i) below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Napster Division” means the Napster division of Seller.

NEC Transaction” means the transaction contemplated by the license agreements between Seller and NEC CI that is the subject of the royalty dispute described in the Disclosure Schedule.

“Non-Assignable Asset” has the meaning set forth in Section 2(h) below.

“Non-Disturbance Agreements” has the meaning set forth in Section 5(s) below.

“Observer” shall have the meaning set forth in Section 5(f) below.

“Order” shall have the meaning set forth in Section 9(a)(iii) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” shall mean either the Buyer or the Seller.

“Permitted Encumbrances” means Security Interests that are (a) mechanics’, carriers’, workers’, warehouseman’s, materialman’s, repairman’s or other Security Interests arising or incurred in the Ordinary Course of Business with respect to charges not yet due and payable, (b) statutory Security Interests for Taxes, assessments and other similar governmental charges which are not due and payable or (c) other imperfections of title or encumbrances (including, without limitation, retention of title by suppliers), if any, which (together with other Permitted Encumbrances) do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the business of the Division as presently conducted, provided that the Security Interests permitted under clauses (a) through (c) above, if monetary, shall not in the aggregate be material in amount.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Preliminary Closing Balance Sheet” means the balance sheet as of the Closing Date of the Division delivered to the Buyer pursuant to Section 2(d)(ii)(A), reflecting the financial position of the Division as of the Closing Date and a statement (the “Preliminary Closing Working Capital Statement”) setting forth the computation of the Preliminary Closing Working Capital derived therefrom.

“Preliminary Closing Working Capital” means the Working Capital of the Division as of the Closing Date as calculated and delivered pursuant to Section 2(d)(ii)(A).

“Preliminary Inventory Level” has the meaning set forth in Section 2(d)(v) below.

“Preliminary Inventory Report” has the meaning set forth in Section 2(d)(v) below.

“Preliminary Reserve Activity” means the preliminary determination by Buyer of the Reserve Activity for purposes of the Reserve Report presented to Seller pursuant to Section 2(d)(iv)(A) below.

“Pre-Signing Balance Sheet” shall mean the balance sheet at March 31, 2004 of the Division attached hereto as Schedule G.

“Proxy” means the Power of Attorney and Irrevocable Proxy in the form attached as Exhibit I hereto by and between the Buyer and the Seller with respect to the Buyer Common Stock constituting the Buyer Share Consideration.

“Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g. Linux), or pursuant to similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, Software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License and (h) the Apache Software License.

“Purchase Price” means, collectively, the Cash Consideration and the Buyer Share Consideration.

“Receiving Party” has the meaning set forth in Section 2(d)(vi)(A).

“Registered Intellectual Property” means all rights in Division Intellectual Property that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all United States and foreign Patents, registered Copyrights and registered Trademarks, Internet domain names, and all applications, registrations and filings for or relating to any of the foregoing.

“Registration Default” has the meaning set forth in Section 5(c)(i)(B) below.

“Required Stockholder Approval” means the affirmative vote of the holders of a majority of the Seller’s Shares in favor of this Agreement and the Transaction.

“Resale Registration Statement” shall have the meaning set forth in Section 5(c)(i) below.

“Reserve Activity” means the sum of:

(i) the total amount charged against the Accounts Receivable Reserve (as shown in the Final Closing Balance Sheet) during the nine month period following the Closing Date with respect to all accounts receivable shown on the Final Closing Balance Sheet;

(ii) the total amount charged against the Accrued Market Deficiency Funds Reserve (as shown in the Final Closing Balance Sheet) during the nine month period following the Closing Date with respect to distributor and retail promotional activity prior to the Closing Date; and

(iii) the total amount charged in accordance with and subject to Section 2(d)(iv) below against the Accrued Sales Return Reserve (as shown in the Final Closing Balance Sheet), which shall include charges against the various components of such Reserve, including the “End-of Life Reserve”, the “Defective RMA Reserve” and the “Slow-moving Inventory Reserve” in accordance with the procedures set forth in Section 2(d)(iv) below.

“Reserves Adjustment” has the meaning set forth in Section 2(d)(v) below.

“Reserve Report” has the meaning set forth in Section 2(d)(iv)(A) below.

“Reserve Target Amount” means the sum of the Accounts Receivable Reserve (as shown in the Final Closing Balance Sheet), the Accrued Market Development Funds Reserve (as shown in the Final Closing Balance Sheet), the Accrued Sales Return Reserve (as shown in the Final Closing Balance Sheet) and $350,000.

“Resolution Date” has the meaning set forth in Section 2(d)(vi)(B).

“Royalty Patents” means (a) the patents and patent applications listed on Schedule H, (b) any patents that may issue from any of the patent applications listed on Schedule H, or from any continuation, continuation-in-part or divisional that has priority based upon any of the patents listed on Schedule H; (c) any re-issues, renewals, substitutions, reexaminations and extentions of any of the patents described in (a) or (b); and (d) any foreign patents corresponding to any of the patents described in (a), (b) or (c) above.

“SEC” has the meaning set forth in Section 4(f).

“SEC Documents” has the meaning set forth in Section 4(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Selected Subsidiaries” means MGI Software Corporation, Live Picture SARL, Olivr Corporation Ltd., Roxio CI Ltd., CG1, Roxio UK Limited and Roxio Japan, Inc.

“Seller” has the meaning set forth in the preface above.

“Seller Benefit Plans” shall have the meaning set forth in Section 3(aa)(i) below.

“Seller Confidential Information” means any information of a confidential nature concerning the businesses and affairs of Seller that is not already generally available to the public.

“Seller Financial Statements” shall have the meaning set forth in Section 3(h) below.

“Seller License” means the License Agreement, effective as of the Closing Date, by and between Buyer, Seller and Napster LLC, in the form attached hereto as Exhibit H.

“Seller Retained Adaptec Spin Off Transaction Liabilities” means Liabilities which are associated with any threats, claims, lawsuits, or threatened litigation, relating to corporate, securities or Tax related violations or claims associated with the Adaptec Spin Off Transaction and any Liabilities under the tax sharing agreement, dated May 5, 2001, by and between Seller and Adaptec.

“Seller Retained Employee Liabilities” means all liabilities related to claims brought by employees of the Division who Buyer does not hire as employees following the Closing, provided that (i) Buyer will remain liable for any claims brought by employees who Buyer does not hire as employees following the Closing that relate to the failure by Buyer to retain or hire such employees and, in each case, the failure to retain such employees is alleged to violate applicable Legal Requirements, and (ii) Buyer shall be liable for the Transition Expenses as set forth in Section 5(1) below, provided further that Buyer will not be responsible for any claims made by former Seller employees to the extent liability thereunder results from any claims that their termination in connection with the Transaction violated a prior agreement by, or undertaking of, Seller.

“Seller Retained Liabilities” means collectively the Seller Retained Adaptec Spin Off Transaction Liabilities, Seller Retained Employee Liabilities, Seller Retained Tax Liabilities, Seller Retained NEC Transaction Liabilities, Seller Retained Symantec Transaction Liabilities, Excluded Liabilities.

“Seller Retained NEC Transaction Liabilities” means any liabilities or continuing indemnity obligations of Seller or the Division pursuant to the NEC Transaction.

“Seller Retained Symantec Transaction Liabilities” means any liabilities or continuing indemnity obligations of Seller or the Division pursuant to the Symantec Transaction.

“Seller Retained Tax Liabilities” means all liability of Seller or any Division Subsidiary other than a Selected Subsidiary for Taxes (to the extent that, with respect to Seller or any Selected Subsidiary, the Tax Liability exceeds the Tax Liabilities on the face of the Final Closing Balance Sheet (rather than in any notes thereto and excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income)).

“Seller’s Accountant” has the meaning set forth in Section 2(d)(ii)(A) below.

“Signing Date” means the date as of which this Agreement is signed.

“Software Products” means any and all Software that is or has been distributed by the Division or Division Subsidiaries and their predecessors, and any similar products developed or under development by Seller relating to the Business as of the date of the Agreement, and all documentation, packaging materials, promotional materials, and training materials relating to any of the foregoing.

“Stockholder Meeting” has the meaning set forth in Section 5(c)(ii) below.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Superior Proposal” has the meaning set forth in Section 5(h)(ii) below.

“Symantec Transaction” means the sale of certain assets by Seller to Symantec Corporation pursuant to that certain Asset Purchase Agreement by and among Symantec Corporation, Symantec Limited, Roxio, Inc., WildFile, Inc. and Roxio CI, Ltd. dated as of April 17, 2003.

“Target Inventory Level” means, with respect to an Inventory Category, the quantity for such category set forth in Schedule A hereto.

“Target Inventory Value” means, with respect to an Inventory Category, the product of the Target Inventory Level for that category and the price per unit for that category as indicated on Schedule A hereto.

“Target Working Capital” means $(7,738,000), which is the working capital of the Division based on the Pre-Signing Balance Sheet.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 10(k) below.

“Third Party Claim” has the meaning set forth in Section 8(d) below.

“Transaction” has the meaning set forth in the preface above.

“Transaction Agreements” shall mean this Agreement, the Seller License, the Transition Agreement and the Proxy.

“Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, real property gains, stamp duty, capital, value-added, goods and services, or similar taxes that may be imposed in connection with the direct or indirect transfer of the Acquired Assets, assumption of the Buyer Assumed Liabilities, and any liability for income tax arising out of any election by Buyer under Code Section 338 with respect to any Selected Subsidiary, in each case together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax or penalties.

“Transition Agreement” has the meaning set forth in Section 5(u) below.

“Transition Expenses” has the meaning set forth in Section 5(l) below.

“WARN” has the meaning set forth in Section 3(z) below.

“Working Capital” as of a given date means the amount calculated by subtracting the current liabilities of the Division included in the Buyer Assumed Liability as of that date from the current assets of the Division included in the Acquired Assets as of that date.

2. Basic Transaction.

(a) Purchase and Sale of Assets; Excluded Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2. As used in this Agreement, “Excluded Assets” means any asset of Seller or any Division Subsidiary set forth on Exhibit A attached hereto. All Excluded Assets will be retained by Seller and will not be sold, assigned, transferred or conveyed to Buyer.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Buyer Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Seller Retained Liabilities not included within the definition of Buyer Assumed Liabilities.

(c) Purchase Price. The Buyer agrees to pay to the Seller at the Closing (i) the Buyer Share Consideration and (ii) cash in the amount of $70 million (the “Cash Consideration”), payable by wire transfer or delivery of other immediately available funds. The Cash Consideration is subject to further adjustment pursuant to Section 2(d)(i)(B) and Sections 2(d)(ii) through 2(d)(v) below.

(d) Cash Consideration Adjustments. The Cash Consideration will be subject to reduction based on the Purchase Price Adjustments described in this Section 2(d).

(i) Estimated Closing Working Capital Adjustment.

(A) Seller shall, subject to Section 2(d)(viii) below, prepare and deliver to Buyer at least three (3) days prior to the expected Closing Date, (i) the Estimated Closing Balance Sheet, as of the Closing Date and (ii) a statement based on the Estimated Closing Balance Sheet which sets forth in detail a calculation of the Estimated Closing Working Capital, each of which shall be subject to review and approval by Buyer.

(B) If the Estimated Closing Working Capital equals the Target Working Capital, no adjustment shall be made to the amount in clause (ii) of Section 2(c). If the Estimated Closing Working Capital exceeds the Target Working Capital, the amount in clause (ii) of Section 2(c) shall be increased by such excess. If the Target Working Capital exceeds the Estimated Closing Working Capital, the amount in clause (ii) of Section 2(c) shall be decreased by such excess.

(ii) Preliminary Working Capital Adjustment.

(A) As promptly as practicable, but in no event later than 15 days following the Closing Date, Seller shall, subject to Section 2(d)(viii) below, cause the following to be prepared and delivered to Buyer: (i) the Preliminary Closing Balance Sheet, (ii) a statement based on the Preliminary Closing Balance Sheet which sets forth in detail a calculation of the Preliminary Closing Working Capital of the Division as of the Closing Date, and (iii) detailed schedules regarding each of the balances in the Preliminary Closing Balance Sheet.

(B) If the Preliminary Closing Working Capital equals the Estimated Working Capital, no adjustment shall be made pursuant to this Section 2(d)(ii). If the Preliminary Closing Working Capital exceeds the Estimated Closing Working Capital, the Cash Consideration shall be increased by the amount of such excess and Buyer will pay to Seller an amount equal to such excess. If the Estimated Closing Working Capital exceeds the Preliminary Closing Working Capital, the Cash Consideration shall be reduced by the amount of such excess and Seller will pay to Buyer an amount equal to such excess.

(iii) Final Working Capital Adjustment.

(A) As promptly as practicable, but in no event later than 42 days following the Closing Date, Seller shall, subject to Section 2(d)(viii) below, cause the following to be prepared and delivered to Buyer: (i) an audited Closing Balance Sheet, together with an audit report thereon by a “big four” independent accounting firm hired by Seller (“Seller’s Accountant”), prepared in accordance with GAAP, (ii) a statement based on the audited Closing Balance Sheet which sets forth in detail a calculation of the Closing Working Capital of the Division as of the Closing Date, and (iii) detailed schedules describing any changes between the Preliminary Working Capital Adjustment and the Final Working Capital Adjustment. Buyer shall render all reasonable assistance requested by Seller in connection with the preparation and audit of the audited Closing Balance Sheet.

(B) Following delivery of the audited Closing Balance Sheet, the Final Closing Balance Sheet and the Final Closing Working Capital shall be determined in accordance with the procedures set forth in Section 2(d)(vi) below.

(C) If the Final Closing Working Capital equals the Preliminary Closing Working Capital, no adjustment shall be made to the Purchase Price pursuant to this Section 2(d)(iii)(C). If the Final Closing Working Capital exceeds the Preliminary Closing Working Capital, the Cash Consideration shall be increased by the amount of such excess and Buyer will pay to Seller an amount equal to such excess. If the Preliminary Closing Working Capital exceeds the Final Closing Working Capital, the Cash Consideration shall be reduced by the amount of such excess and Seller will pay to Buyer an amount equal to such excess.

(iv) Reserve Adjustment.

(A) Subject to Section 2(d)(iv)(C) below, within twenty (20) days after the date that is 9 months following the Closing Date, Buyer may prepare and deliver at its sole discretion to Seller a report setting forth the Preliminary Reserve Activity (the “Reserve Report”). Following delivery of the Reserve Report, the Final Reserve Report and the Final Reserve Activity shall be determined in accordance with the procedures set forth in Section 2(d)(vi) below. For purposes of determining the Preliminary Reserve Activity and the Final Reserve Activity, the following provisions shall apply: (i) any charge made against the End-of-Life component of the Accrued Sales Return Reserve shall be based on activity during the nine month period following the Closing Date that is specifically attributable to products shipped or sold on or prior to the Closing Date; (ii) any charges made against the Defective RMA or Slow-moving Inventory components of the Accrued Sales Return Reserve shall be based on all activity during the five month period following the Closing Date, regardless of whether such activity can be attributed to products shipped or sold on, before or after the Closing Date; (iii) the total number of units charged against the Accrued Sales Return Reserve shall in no event exceed, for all Inventory Categories, the Final Inventory Level for all Inventory Categories minus the number of units of the respective Inventory Categories sold through to end-users during the five month period following the Closing Date; (vi) no charges associated with any end-of-life event occurring after the Closing Date shall be charged to the Accrued Sales Return Reserve; and (v) Buyer shall manage returns consistent with past practice and ordinary course of business.

(B) If the Final Reserve Activity is less than or equal to the Reserve Target Amount, no adjustment shall be made to the Cash Consideration pursuant to this Section 2(d)(iv)(B). If the Final Reserve Activity exceeds the Reserve Target Amount, the Cash Consideration shall be reduced by an amount equal to such excess and Seller shall pay to Buyer an amount equal to such excess.

(C) Buyer may, in its sole discretion, elect not to proceed with the preparation of the Reserve Report, in which case neither party shall have any further obligations under, and no Purchase Price adjustment shall be made pursuant to, this Section 2(d)(iv).

(v) Inventory Adjustment.

(A) Following the Closing Date, Buyer shall determine the estimated number of units, for each Inventory Category, that (i) have been shipped and for which invoices have been issued on or prior to the Closing Date and (ii) remain in the possession of distributors or retailers and have not been sold through to end users (such number being the “Preliminary Inventory Level” for such Inventory Category). No later than forty-two (42) days after the Closing Date, Buyer shall deliver to Seller a report (the “Preliminary Inventory Report”) showing the Preliminary Inventory Level for each Inventory Category. Following delivery of the Preliminary Inventory Report, the Final Inventory Report showing the Final Inventory Level for each Inventory Category shall be determined in accordance with the procedures set forth in Section 2(d)(vi) below.

(B) Promptly after the Resolution Date for the Final Inventory Report, the Final Inventory Values shall be determined based on the Final Inventory Levels shown on the Final Inventory Report and unit prices shown on Section 2(d)(v)(B) of the Disclosure Schedule, together with the Category Adjustment Amounts and the Inventory Adjustment Amount.

(C) If the Inventory Adjustment Amount is zero, no adjustment shall be made to the Cash Consideration pursuant to this Section 2(d)(v)(C). If the Inventory Adjustment Amount exceeds zero, the Cash Consideration shall be reduced by an amount equal to the Inventory Adjustment Amount and Seller shall pay to Buyer an amount equal to the Inventory Adjustment Amount.

(vi) Dispute Resolution; Final Reports.

(A) A “Delivered Report” means the Closing Balance Sheet together with the statement of Closing Working Capital delivered pursuant to Section 2(d)(iii)(A), the Preliminary Reserve Report delivered pursuant to Section 2(d)(iv)(A), or the Preliminary Inventory Report delivered pursuant to Section 2(d)(v)(A). For each Delivered Report, the “Delivering Party” is the party that delivered such report and the “Receiving Party” is the party that received such report pursuant to the applicable provisions referred to in the preceding sentence.

(B) A Delivered Report shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (the “Resolution Date”): (i) Receiving Party’s delivery of a written notice to Delivering Party of the Receiving Party’s approval of the Delivered Report; (ii) the failure of the Receiving Party to notify the Delivering Party in writing of a dispute with respect to the Delivered Report within 10 days of the delivery of such documents to the Receiving Party; (iii) the resolution of all disputes with respect to such Delivered Report, pursuant to Section 2(d)(ii)(C), by Buyer’s Accountant and Seller’s Accountant; and (iv) the resolution of all disputes with respect to such Delivered Report, pursuant to Section 2(d)(ii)(C), by the Independent Accounting Firm.

(C) The Receiving Party may dispute any amounts reflected on the Delivered Report by delivery of a written notice to the Delivering Party (the “Dispute Notice”). If the Receiving Party delivers a Dispute Notice to the Delivering Party, Buyer’s Accountant and Seller’s Accountant shall attempt to reconcile the parties’ differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer’s Accountant and Seller’s Accountant are unable to reach a resolution within ten (10) days after the delivery of the Dispute Notice, Buyer’s Accountant and Seller’s Accountant shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”). The parties shall cause the Independent Accounting Firm to submit a report to Buyer and Seller with a determination regarding the remaining disputed items, within twenty (20) days after submission of the matter, and such report shall be final, binding and conclusive on Buyer and Seller. The fees, costs and expenses of the Independent Accounting Firm shall be paid by Buyer and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items.

(D) The “Final Closing Balance Sheet” shall mean (i) the Closing Balance Sheet as originally delivered, if no Dispute Notice is delivered with respect thereto or (ii) the Closing Balance Sheet as modified to reflect the resolution of any disputed amounts, if a Dispute Notice is delivered with respect thereto, and the “Final Closing Working Capital” shall be the amount determined from the Final Closing Balance Sheet in accordance with the definition of Working Capital. The “Final Reserve Report” shall mean (i) the Preliminary Reserve Report as originally delivered, if no Dispute Notice is delivered with respect thereto or (ii) the Preliminary Reserve Report as modified to reflect the resolution of any disputed amounts, if a Dispute Notice is delivered with respect thereto, and the Final Reserve Activity shall be the amount shown as such on the Final Reserve Report. The “Final Inventory Report” shall mean (i) the Preliminary Inventory Report as originally delivered, if no Dispute Notice is delivered with respect thereto or (ii) the Preliminary Inventory Report as modified to reflect the resolution of any disputed amounts, if a Dispute Notice is delivered with respect thereto, and the Final Inventory Levels shall be the quantities shown as such on the Final Inventory Report.

(vii) Payment of Adjustment Amounts. Any amount payable pursuant to Section 2(d)(ii), (iii), (iv) or (v) above shall be paid by the party owing such amount no later than seven (7) business days after the date on which such amount is determined pursuant to this Section 2(d).

(viii) Balance Sheet and Working Capital Principles. For purposes of preparing the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet, the audited Closing Balance Sheet and the Final Closing Balance Sheet, the following principles shall be applied: (i) each such balance sheet shall be prepared in accordance with GAAP, applied consistently with the accounting methods used in the preparation of the Pre-Signing Balance Sheet and (ii) all accruals, reserves, provisions and adjustments customarily made in year-end financial statements prepared in accordance with GAAP shall be made in each such balance sheet. The Estimated, Preliminary and Final Closing Working Capital shall be determined from the respective Balance Sheets in a manner consistent with the determination of the Target Working Capital as shown in the second column of the Pre-Signing Balance Sheet (which excludes from current liabilities both accrued legal and deferred revenues).

(ix) Determinations by Parties. Each party agrees that all determinations and judgments made by it in connection with the matters addressed in this Section 2(d) shall be made in good faith and in a commercially reasonable manner.

(e) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, in San Francisco, California, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(f) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the form attached hereto as Exhibit B and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit C and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Section 2(c) above.

(g) Allocation. [Reserved].

(h) Non-Assignable Assets. Notwithstanding the foregoing, if any of the Acquired Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents are not obtained by Seller on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and Buyer shall not assume Seller’s rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets). If there are Assignment Consents that are not obtained by Seller by the Closing Date, without limiting Seller’s obligations under Section 5, Seller shall use its reasonable best efforts to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to Buyer such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Acquired Assets and the Liabilities thereunder shall be deemed Buyer Assumed Liabilities for purposes of this Agreement. After the Closing, Seller shall cooperate with Buyer, at Seller’s expense, in any reasonable arrangement designed to provide Buyer with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases, establishing arrangements whereby Buyer shall undertake the work necessary to perform under Seller’s Contracts and the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder provided, however, that Seller cannot consummate the sale of the Acquired Assets unless and until it receives the Required Stockholder Approval. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) to Seller’s Knowledge violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller and the Division Subsidiaries is subject, (ii) violate any provision of the charter or bylaws of any of the Seller and the Division Subsidiaries or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, Contract, lease, license, instrument, or other arrangement to which any of the Seller and the Division Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except in the case of the foregoing clause (iii), for violations, conflicts, breaches or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. Other than in connection with the provisions of the Hart-Scott-Rodino Act and any applicable foreign antitrust notifications, the Delaware General Corporation Law and the Securities Exchange Act, WARN and CAL WARN, none of the Seller and the Division Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Sufficiency of Assets. Except as otherwise disclosed in the Disclosure Schedule, the Acquired Assets constitute all of the assets necessary to conduct the business of the Division as it is conducted as of the date of this Agreement. Except as otherwise disclosed in the Disclosure Schedule, all licenses and Contracts disclosed in Section 3(p)(ii)(D) of the Disclosure Schedule will be available for use by the Buyer on materially identical terms (i) as of the Closing and (ii) for one year following the Closing. Nothing in this representation is intended to be construed as a representation concerning any non-infringement of third party Intellectual Property rights. To Seller’s Knowledge, each Acquired Asset that is a tangible asset (excluding Intellectual Property) is free from defects (patent and latent) and is suitable for the purposes for which it presently is used and presently is proposed to be used, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear). None of the non-Intellectual Property Excluded Assets is necessary to conduct the business of the Division as it is conducted as of the date of this Agreement.

(e) Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. None of the Division Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(f) Title to Assets. The Division and the Division Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties (other than Intellectual Property) and assets (other than Intellectual Property) used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, except as disclosed on Section 3(f) of the Disclosure Schedule. Without limiting the generality of the foregoing, except as set forth on Section 3(f) of the Disclosure Schedule, the Division has good and marketable title to all of the Acquired Assets (other than Intellectual Property), free and clear of any Security Interest or restriction on transfer.

(g) Subsidiaries. Section 3(g) of the Disclosure Schedule sets forth for each Selected Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers (or, in the case of any foreign Subsidiary, its persons holding office or title corresponding to directors or officers). Each Selected Subsidiary is a corporation or limited liability entity duly organized, validly existing, and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or organization. Each Selected Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Selected Subsidiary has full corporate or organizational power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has delivered or made available to the Buyer correct and complete copies of the charter and bylaws of each Selected Subsidiary (as amended to date). All of the issued and outstanding shares of capital stock of each Selected Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Seller, the Excluded Division Subsidiaries and the Selected Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Selected Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state and foreign securities laws), lien for Taxes, Security Interests, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Seller and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of the Selected Subsidiaries or that could require any Selected Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Selected Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Selected Subsidiary. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors or the foreign equivalent persons or entities), the stock certificate books, and the stock record books of each Selected Subsidiary are correct and complete. None of the Selected Subsidiaries is in default under or in violation of any provision of its charter or, if applicable, bylaws. None of the Seller, or the Selected Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association with respect to the Division which is not a Selected Subsidiary.

(h) Financial Statements.

(i) Attached hereto as Exhibit E are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in owners net investment/shareholders equity, and cash flow as of and for the fiscal years ended March 31, 2002, March 31, 2003 and March 31, 2004 (the “Most Recent Fiscal Year End”) for the Seller; and (ii) unaudited consolidated balance sheets and statements of income, changes in owners net investment/shareholders equity, and cash flow (except for footnotes relating to the Transaction) (the “Most Recent Financial Statements”) for the quarter ended June 30, 2004 (the “Most Recent Fiscal Month End”) for the Seller. The Financial Statements (including the notes thereto except for the omission of footnotes relating to the Transaction) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete in all material respects, and are consistent in all material respects with the books and records of the Seller (which books and records are correct and complete) and with the Seller’s financial statements (the “Seller Financial Statements”).

(ii) To the Seller’s Knowledge, the Seller Financial Statements (i) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by the Seller Financial Statements; and (ii) fairly present in all material respects the financial condition, results of operations and cash flows of the Seller as of, and for, the periods presented in Seller Financial Statements.

(iii) The Seller’s officers are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Seller and have:

(A) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed to ensure that material information relating to the Seller, is made known to such officers by others within the Seller, particularly during the periods in which the Seller Financial Statements are being prepared;

(B) evaluated the effectiveness of the Seller’s disclosure controls and procedures and presented in the Seller Financial Statements their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by the Seller Financial Statements based on such evaluation; and

(C) disclosed in the Seller Financial Statements any change in the Seller’s internal control over financial reporting that occurred during the Seller’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Seller’s internal control over financial reporting.

(iv) The Seller’s officers have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Seller’s auditors and the audit committee of the Seller’s Board of Directors (or persons performing the equivalent functions):

(A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information; and

(B) any fraud, whether or not material, that involves management or other employees who have a role in the Seller’s internal control over financial reporting.

(i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect with respect to the Division and the Division Subsidiaries. In addition, since that date:

(i) none of the Division and the Division Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) none of the Division and the Division Subsidiaries has entered into any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

(iii) no party (including any of the Division and the Division Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) involving more than $25,000 to which any of the Division and the Division Subsidiaries is a party or by which any of them is bound;

(iv) no Security Interest (other than a Permitted Encumbrance) has been imposed on any assets, tangible or intangible, of the Division or the Division Subsidiaries.

(v) none of the Division and the Division Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(vi) none of the Division and the Division Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(vii) none of the Division and the Division Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(viii) none of the Division and the Division Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) none of the Division and the Division Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(x) none of the Division and the Division Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property either involving more than $25,000 or outside the Ordinary Course of Business;

(xi) there has been no change made or authorized in the charter or, if applicable, bylaws of any of the Division Subsidiaries;

(xii) none of the Division Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) none of the Division Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) none of the Division and the Division Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000 in the aggregate, and for the avoidance of doubt, not on a per occurrence basis;

(xv) none of the Division and the Division Subsidiaries has made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of the Seller and its Subsidiaries (including the Division Subsidiaries);

(xvi) none of the Division and the Division Subsidiaries has entered into any express, or, to the Seller’s Knowledge, any implied employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii) none of the Division and the Division Subsidiaries has granted any increase in the base compensation of any of the directors, officers, and employees of the Division and the Division Subsidiaries;

(xviii) none of the Division and the Division Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of the Seller and its Subsidiaries (including the Division Subsidiaries), or taken any such action with respect to any other Employee Benefit Plan;

(xix) none of the Division and the Division Subsidiaries has made any other change in employment terms for any of the directors, officers, and employees of the Division and the Division Subsidiaries;

(xx) none of the Division and the Division Subsidiaries has made or pledged to make any charitable or other capital contribution;

(xxi) to Seller’s Knowledge, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Division and the Division Subsidiaries; and

(xxii) none of the Division and the Division Subsidiaries has committed to any of the foregoing.

(j) Undisclosed Liabilities. To Seller’s Knowledge, none of the Division and the Division Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the Most Recent Fiscal Month

End in the Ordinary Course of Business (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) those incurred in the Ordinary Course of Business and not required to be set forth in the Most Recent Balance Sheet under GAAP (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(k) Legal Compliance. To Seller’s Knowledge, (i) each of the Division and the Division Subsidiaries, and their respective predecessors and Affiliates has complied in all material respects with all Legal Requirements, provided that, in the case of the Seller’s Napster Division, this clause (i) shall relate only to those circumstances where any non-compliance by the Napster Division would adversely affect or otherwise be attributable to the Division or any of the Division Subsidiaries, and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(l) Tax Matters.

(i) Each of the Seller and the Division Subsidiaries has filed all Tax Returns that it was required to file prior to the date hereof. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Seller and the Division Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Seller nor any of the Division Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller or any of the Division Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests, other than statutory Security Interests for Taxes, assessments and other similar governmental charges which are not due and payable, on any of the assets of Seller or any of the Division Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Seller and each of the Division Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No director or officer (or employee responsible for Tax matters) of Seller or any Division Subsidiary expects any authority to assess any additional Taxes with respect to the Seller or any Division Subsidiary for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller or any of the Division Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Seller or any Division Subsidiary has Knowledge based upon personal contact with any agent of such authority. Section 3(l) of the Disclosure Schedule lists, all federal, state, local, and foreign income Tax Returns filed with respect to Seller or any of the Division Subsidiaries for taxable periods ended after May 5, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered or made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller or any of the Division Subsidiaries since May 5, 2001.

(iv) Neither Seller nor any Division Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor of the Division that, individually or collectively, gives rise to the payment of any amount that would not be deductible pursuant to Code Section 162(m), Code Section 280G, or any similar provision of state, local or foreign law. None of the Selected Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii). Seller and each of the Division Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of state, local or foreign law. Neither Seller nor any of the Selected Subsidiaries is a party to any Tax allocation or sharing agreement. Neither Seller nor any Division Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or a party to a combined, consolidated or unitary Tax Return for state, local or foreign Tax purposes or (B) has any Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither Seller nor any Selected Subsidiary is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes. No Selected Subsidiary has made any entity classification election under Treas. Reg. Section 1.7701-3. Neither Seller nor any Selected Subsidiary has a branch or permanent establishment outside its country of incorporation.

(vi) Seller has provided to Buyer copies of all cost sharing arrangements (within the meaning of Treas. Reg. Section 1.482-7) relating to the operations of the Division at any time after May 5, 2001. All transfer prices between Seller and any Selected Subsidiary, and among Selected Subsidiaries, including any payments for pre-existing intangibles with respect to any cost sharing arrangement, are supported by documentation meeting the requirements of Code Section 6662(e)(3)(B), copies of which have been provided to Buyer.

(vii) Section 3(l) of the Disclosure Schedule sets forth the following information with respect to each Selected Subsidiary as of the most recent practicable date: (A) the basis of the Selected Subsidiary in its assets (for United States and foreign income tax purposes); (B) the basis of the stockholder(s) of the Selected Subsidiary in its stock (for United States and foreign income tax purposes); and (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution of the Selected Subsidiary (for United States and foreign income tax purposes).

(m) Unpaid Taxes. The unpaid Taxes of Seller and the Division Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and the Division Subsidiaries in filing their Tax Returns.

(n) Real Property.

(i) None of the Division or the Division Subsidiaries owns any Real Property.

(ii) Section 3(n)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Seller has delivered or made available to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3(n)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A) To Seller’s Knowledge, such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on terms identical in all material respects immediately following the Closing;

(C) To Seller’s Knowledge, none of the Division’s or the Division Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D) To Seller’s Knowledge, none of the Division, the Division Subsidiaries or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(F) None of the Division or the Division Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) To Seller’s Knowledge, the other party to such Lease is not an Affiliate of any of the Division or the Division Subsidiaries;

(H) None of the Division or the Division Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(I) None of the Division or the Division Subsidiaries has collaterally assigned or granted any other Security Interest in such Lease or any interest therein.

(iii) Leased Real Property identified in Section 3(n)(ii) comprises all of the real property used in the Division’s and the Division Subsidiaries’ business; and none of the Division or the Division Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(o) Intellectual Property.

(i) The Division and the Division Subsidiaries own and possess, or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the Business as presently conducted and, with respect to technology currently or historically used in or comprising the Software Products, as presently proposed to be conducted (except for the Excluded Assets). Nothing in this representation is intended to be construed as a representation concerning any non-infringement of third party Intellectual Property rights. None of the Excluded Assets include any Intellectual Property necessary for the operation of the Business as presently conducted or, with respect to technology currently or historically used in or comprising the Software Products, as presently proposed to be conducted. Except for the Excluded Assets, each item of Intellectual Property owned or used by any of the Division and the Division Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Buyer on materially identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) Section 3(o)(ii) of the Disclosure Schedule accurately identifies and describes:

(A) in Section 3(o)(ii)(A) of the Disclosure Schedule, each material Software Product developed or distributed in the five (5) year period prior to the date of the Agreement;

(B) in Section 3(o)(ii)(B) of the Disclosure Schedule: (x) each item of Registered Intellectual Property; (y) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration or serial number; and (z) any other Person that also has joint ownership interest in such item of Registered Intellectual Property and the nature of such ownership or interest;

(C) in Section 3(o)(ii)(C) of the Disclosure Schedule, to the Seller’s Knowledge, any unregistered Trademarks;

(D) in Section 3(o)(ii)(D) of the Disclosure Schedule: (x) all Intellectual Property licensed to the Seller for use in the Business as of the date of the Agreement (other than any commercial, off-the-shelf software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the Software Products; and (3) is generally available on standard terms); and (y) the corresponding Contract or Contracts pursuant to which such Intellectual Property is licensed to the Seller; and

(E) in Section 3(o)(ii)(E) of the Disclosure Schedule, other than Contracts to consumer end users entered into in the Ordinary Course of Business of the Division or Division Subsidiaries, each material Contract pursuant to which any Person has been granted any license, sublicense or other permission under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Division Intellectual Property.

(iii) The Seller has provided or made available to Buyer a complete and accurate copy of: (A) each Contract identified in Section 3(o)(ii)(D) of the Disclosure Schedule; (B) each standard form of Contract used by the Division or any Division Subsidiary in the Business as of the date of the Agreement, including without limitation, to the extent such standard form exists, each standard form of (u) end user license agreement; (v) development agreement; (w) distributor or OEM agreement; (x) employee agreement containing any assignment or license of Intellectual Property rights or any confidentiality provision; (y) consulting or independent contractor agreement containing any assignment or license of Intellectual Property rights or any confidentiality provision; or (z) confidentiality or nondisclosure agreement; and (C) each material Contract identified in Section 3(o)(ii)(E) of the Disclosure Schedule. Except for the licenses and rights granted in Contracts identified in Part 3(o)(ii)(D) or 3(o)(ii)(E) of the Disclosure Schedule, to the Sellers Knowledge, the Seller is not bound by, and no Division Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Buyer to use, exploit, assert, or enforce any Division Intellectual Property anywhere in the world.

(iv) With respect to each item of Division Intellectual Property (including, without limitation, the Software Products) required to be identified in Section 3(o)(ii) of the Disclosure Schedule:

(A) the Division and the Division Subsidiaries own and possess all right, title, and interest in and to such item, free and clear of any Security Interest;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending, or to the Seller’s Knowledge, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item, and Seller is not aware of any facts that would indicate a likelihood of same;

(D) none of the Division and the Division Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement or misappropriation, with respect to the item outside of the Ordinary Course of Business; and

(E) to the Seller’s Knowledge, no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for Patents expiring at the end of their statutory terms and Contracts expiring in accordance with their terms (and not as a result of any act or omission by the Division or any of the Division Subsidiaries).

(v) to the Seller’s Knowledge, all Registered Intellectual Property is valid, subsisting and enforceable. Without limiting the generality of the foregoing, for such Registered Intellectual Property:

(A) each item of Registered Intellectual Property is and at all times has been in compliance with all applicable laws governing the Registered Intellectual Property;

(B) Seller has made by the applicable deadline, and has complied with all requirements relating to, all filings, payments and other actions required to be made or taken to maintain such item of Registered Intellectual Property in full force and effect;

(C) no application for a Patent, or for a Copyright or Trademark registration or any other type of Registered Intellectual Property has been abandoned or allowed to lapse;

(D) Section 3(o)(v) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the Closing Date in order to maintain each such item of Registered Intellectual Property in full force and effect;

(E) Seller has provided or made available to Buyer complete and accurate copies of all applications, correspondence and other material documents related to each item of Registered Intellectual Property; and

(F) no interference, opposition, reissue, reexamination or other proceeding of any nature is pending or, to the Knowledge of Seller, threatened, in which the scope, validity or enforceability of any Registered Intellectual Property is being, or could reasonably be expected to be, contested or challenged, and to the Knowledge of the Seller, there is no basis for a claim that any Registered Intellectual Property is invalid or unenforceable.

(vi) With respect to each item of Intellectual Property owned by third parties and the related Contracts for such Intellectual Property which are required to be identified in Section 3(o)(ii)(D) of the Disclosure Schedule:

(A) to the Knowledge of the Seller, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, in full force and effect and fully paid (and not subject to the payment of any fees, royalties or other payments);

(B) to the Knowledge of the Seller, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, in full force and effect and fully paid (and not subject to the payment of any fees, royalties or other payments) on materially identical terms immediately following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

(C) Seller, and to Seller’s Knowledge, no other party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(D) to the Knowledge of the Seller, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) Seller has not received any actual notice that the underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(F) except as granted in the Contracts required to be identified in Sections 3(p)(ii)(E) or Contracts to consumer end users entered into in the Ordinary Course of Business of the Division or Division Subsidiaries, none of the Division and the Division Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(vii) To the Knowledge of the Seller, neither the Division nor the Division Subsidiaries have interfered with, infringed (directly, contributorily, by inducement or otherwise) misappropriated, or otherwise violated, and the conduct of the Business as currently conducted and, with respect to technology currently or historically used in or comprising the Software Products, as presently proposed to be conducted, does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate, any Intellectual Property rights of third parties. Without limiting the foregoing, to the Knowledge of the Seller, no Software Product interferes with, infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates any Intellectual Property rights of any other Person. Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Division and the Division Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), and the Seller is not aware of any facts that would indicate a likelihood of the foregoing.

(viii) To the Knowledge of the Seller, no third party has interfered with, infringed upon (directly, contributorily, by inducement or otherwise) or misappropriated any Division Intellectual Property rights.

(ix) To the Knowledge of the Seller, the Division and the Division Subsidiaries have taken all necessary and reasonable actions to maintain and protect all of the Division Intellectual Property and will continue to maintain and protect all of the Division Intellectual Property prior to Closing so as not to adversely affect the validity or enforceability thereof. Without limiting the generality of the foregoing:

(A) the Division and the Division Subsidiaries have secured from their employees and third party contractors who have created any portion of, or otherwise have any rights in or to, the Division Intellectual Property valid and enforceable written confidentiality agreements relating to, and assignments of, any such work, invention, improvement or other rights, and no such employee or independent contractor has retained or been granted back any rights in or to such work, invention, improvement or other rights.

(B) to the Knowledge of the Seller, no employee or independent contractor of the Division or any Division Subsidiary is in breach of any Contract with any former employer or other Person concerning Intellectual Property rights or confidentiality;

(C) no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Division Intellectual Property;

(D) the Seller has taken reasonable measures to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary and confidential information included in the Division Intellectual Property; and

(E) the Seller is not now and has never been a member of, or a contributor to, any industry standards body or similar organization that obligates the Seller to grant or offer to any other Person any license or right to any Division Intellectual Property.

(x) No source code for any Software Product or other Software included in the Division Intellectual Property has been delivered, licensed or made available by the Division, the Division Subsidiaries or their authorized licensees or designees to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Seller. The Seller does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Software Product or other Software included in the Division Intellectual Property to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Seller. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure pursuant to an arrangement or obligation described above of any source code for any Software included in the Division Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee or consultant of the Seller.

(xi) to the Knowledge of the Seller, no Software Product commercially distributed or supported by the Division or the Division Subsidiaries in the two (2) year period prior to the date of the Agreement, contains any bug, defect or error that materially and adversely affects the use, functionality or performance of any Software Product or system containing or used in conjunction with such Software Products. To the Knowledge of the Seller, Section 3(p)(xi) of the Disclosure Schedule is a complete and accurate list of all known bugs, defects and errors in each version and component of the Software Products commercially distributed or supported by the Division or the Division Subsidiaries in the two (2) year period prior to the date of the Agreement (except with respect to Photosuite and Videowave, as to which, such list is limited to Version 7 of such Software Products).

(xii) To the Knowledge of the Seller, as of the Closing Date, the Software Products do not contain any “viruses.” For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware. To the Knowledge of the Seller, none of the Software Products contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the Software Product or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party.

(xiii) The Software included in the Division Intellectual Property does not include any Publicly Available Software, and the Division and the Division Subsidiaries have not used Publicly Available Software in whole or in part in the development of any part of the Division Intellectual Property in a manner that may subject the Division Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software.

(p) Absence of Continuing Liabilities. To Seller’s Knowledge, none of the Dormant Seller Subsidiaries is subject to or, upon completion of the winding up of such Dormant Seller Subsidiaries, will be subject to or liable for any Liability as a result of bankruptcy proceedings, unresolved claims or statutory liabilities.

(q) Inventory. To Seller’s Knowledge, the inventory of the Division and the Division Subsidiaries consists of supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Division and the Division Subsidiaries.

(r) Contracts. Section 3(r) of the Disclosure Schedule lists the following Contracts and other agreements to which any of the Division and the Division Subsidiaries is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Division and the Division Subsidiaries, or involve consideration in excess of $25,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest (other than Permitted Encumbrances) on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality, noncompetition or nonsolicitation;

(vi) any agreement under which it has granted price protection provisions;

(vii) any agreement under which it has granted any exclusive right or license relating to any product, group of products, service, group of services, technology or territory;

(viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of the Seller and its Subsidiaries (including the Division Subsidiaries);

(ix) any collective bargaining agreement;

(x) any agreement for the employment of any individual on a full-time, part-time or other basis or any consulting agreement providing annual compensation in excess of $25,000 or providing severance benefits;

(xi) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of the Seller (other than officers or employees exclusively of the Napster Division) and the Division Subsidiaries outside the Ordinary Course of Business;

(xii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

(xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

The Seller has delivered or made available to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 3(r) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(r) of the Disclosure Schedule. With respect to each such agreement that materially affects the Acquired Assets or the Assumed Liabilities, to the Seller’s Knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on terms identical in all material respects following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) and an assumption in the form attached hereto) and for a period of at least one year from the date of the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(s) No Restrictions. To Seller’s Knowledge, none of the Division and the Division Subsidiaries is a party to, and none of the Acquired Assets is bound or affected by, any injunction, judgment, order, decree, ruling, charge, Contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, purports to restrict or prohibit, the Division or the Division Subsidiaries, or reasonably could, following the Closing, restrict or prohibit Buyer, from freely engaging in business as currently conducted and as presently proposed to be conducted, or from competing anywhere in the world (including any Contract, covenant or agreement restricting the geographic area in which it may sell, license, sublicense, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that it may address in operating its business, or restricting the prices that it may charge for its products, technology or services).

(t) Accounts Receivable. To Seller’s Knowledge, all Accounts receivable that are reflected on the Pre-Signing Balance Sheet, the Estimated Closing Balance Sheet or the Audited Closing Balance Sheet or on the accounting records of the Seller and the Division as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date and to Seller’s Knowledge, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Pre-Signing Balance Sheet or on the Estimated Closing Balance Sheet or on the Audited Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and in the case of reserves shown on the Audited Closing Balance Sheet, will not represent a greater percentage of the Accounts Receivable reflected on the Final Closing Balance Sheet than the reserve reflected on the Pre-Signing Balance Sheet representative of the Accounts Receivable reflected thereon and will not represent a Material Adverse Effect with respect to the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. To Seller’s Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 3(t) of the Disclosure Schedule contains a complete and accurate list of all Accounts

Receivable as of the date of the Pre-Signing Balance Sheet and will set forth a complete and accurate list of all Accounts Receivable as of the date of the Estimated Closing Balance Sheet, which list sets forth the aging of each such Account Receivable.

(u) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Division and the Division Subsidiaries.

(v) Insurance. Section 3(v) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which any of the Division and the Division Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

To Seller’s Knowledge, with respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on terms identical in all material respects immediately following the consummation of the transactions contemplated hereby; (C) neither any of the Division and the Division Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Division and the Division Subsidiaries has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period and has never been refused insurance. Section 3(v) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Division and the Division Subsidiaries.

(w) Litigation. Section 3(w) of the Disclosure Schedule sets forth each instance in which any of the Division and the Division Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to Seller’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To Seller’s Knowledge, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(w) of the Disclosure Schedule could reasonably be expected to result in a Material Adverse Effect.

(x) Product Warranty. Each product manufactured, sold, leased, or delivered by any of the Division and the Division Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties recognized under the Uniform Commercial Code. To Seller’s Knowledge, none of the Division and the Division Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Division and the Division Subsidiaries. No product manufactured, sold, leased, or delivered by any of the Division and the Division Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(x) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Division and the Division Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions) and sets forth an accurate, correct and complete list and summary description of all service or maintenance agreements under which the Division and the Division Subsidiaries are currently obligated, indicating the material terms of such agreement and any amounts paid or payable thereunder. No product sold by the Division and the Division Subsidiaries was sold pursuant to a Contract that deviated in any material respect from the standard terms and conditions set for on Section 3(x) of the Disclosure Schedule. The product warranty and return experience for the Division from March 31, 2002 and the interim period through the date hereof is set forth in Section 3(x) of the Disclosure Schedule. The exclusion of product warranty reserves on the Financial Statements is in accordance with GAAP and no such reserves are necessary in light of the circumstances of which Seller is aware.

(y) Product Liability. To Seller’s Knowledge, none of the Division and the Division Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Division and the Division Subsidiaries.

(z) Employees.

(i) No employee of the Seller has been granted the right to continued employment by the Seller or to any material compensation following termination of employment with the Seller. The Seller (A) as of the Signing Date has no Knowledge that any officer, director, employee or consultant of the Seller intends to terminate his or her employment or other engagement with the Seller and (B) as of the Closing Date has no Knowledge that any officer, director, employee or consultant of the Seller who has received an offer of employment from Buyer, intends to terminate his or her employment or other engagement with the Seller.

(ii) Section 3(z) of the Disclosure Schedule sets forth an accurate, correct and complete list of all (i) employees of, or who work with, the Division, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (ii) individuals who are currently performing services for the Seller related to the Business who are classified as “consultants” or “independent contractors.” The Disclosure Schedule sets forth all (i) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the transactions contemplated by this Agreement or any employment agreements), any present or former contractor since January 1, 2004; (ii) increases in any employee’s wage or salary since January 1, 2004 or (iii) increases or changes in any other benefits or insurance provided to any employees since January 1, 2004.

(iii) There are no claims, disputes or controversies pending or, to Seller’s Knowledge, threatened involving any current or former employee of the Division or group of employees of the Division. The Seller has not suffered or sustained any work stoppage and to Seller’s knowledge no such work stoppage is threatened.

(iv) The Seller has complied in all material respects with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. To Seller’s Knowledge the Seller has no Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof.

(v) The Seller has provided all appropriate notices pursuant to the Workers Adjustment and Retraining Notification Act (“WARN”) and to the California State equivalent of WARN (“CAL WARN”) and as of the Closing Date to Seller’s Knowledge has no liability under WARN or CAL WARN.

(vi) The Seller has no collective bargaining agreements with any of its employees. To Seller’s Knowledge, there is no labor union organizing or election activity pending or threatened with respect to the Seller.

(aa) Employee Benefits.

(i) Section 3(aa) of the Disclosure Schedule lists each material Employee Benefit Plan that any of the Division and the Division Subsidiaries maintains, to which any of the Division and the Division Subsidiaries contributes material amounts or has any material obligation to contribute, or with respect to which any of the Division and the Division Subsidiaries has any material Liability or potential material Liability (collectively, the “Seller Benefit Plans”).

(A) All material contributions (including all employer contributions and employee salary reduction contributions) which are due have been contributed to each such Seller Benefit Plan that is an Employee Pension Benefit Plan and all material contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Seller Benefit Plan or accrued in accordance with applicable laws and the past custom and practice of the Division and the Division Subsidiaries. All material premiums or other material payments for all periods ending on or before the Closing Date have been paid with respect to each such Seller Benefit Plan that is an Employee Welfare Benefit Plan.

(B) None of the Seller Benefit Plans is a Multiemployer Plan, a Defined Benefit Plan, and none of the Seller, its Subsidiaries, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan or Defined Benefit Plan.

(C) The Seller has delivered to the Buyer the current, correct and complete copy of each the plan document and summary plan description, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and the current, correct, and complete copy of each related trust agreements, insurance contract, or other funding arrangement which implements each such Seller Benefit Plan.

(ii) With respect to each Seller Benefit Plan, neither the Division, the Division Subsidiaries nor any ERISA Affiliate, nor any of the Seller Employee Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Division, the Division Subsidiaries, nor any of the Seller Employee Plans, any such trust, or any trustee or administrator thereof, could, directly or indirectly, be subject to a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, or a material tax imposed pursuant to Section 4975, 4976, 4980B, 4980D, 4980E, or 4980F of the Code, or any other Liability in each case for which there is not an exemption.

(iii) No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Seller Benefit Plan that would have a Material Adverse Effect. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Seller Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of the Seller and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(iv) None of the Division and the Division Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any material Liability or potential Liability with respect to, any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Division or any of the Division Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA.

(v) Each Seller Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without any liability to Seller, Buyer or any of its Affiliates.

(bb) Guaranties. None of the Division and the Division Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(cc) Environmental, Health, and Safety Matters.

(i) Each of the Division, the Division Subsidiaries, and to the Seller’s Knowledge, their respective predecessors and Affiliates has in all material respects complied and is in all material respects, in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of the Division and the Division Subsidiaries has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on in Section 3(cc) of the Disclosure Schedule.

(iii) Neither the Division, the Division Subsidiaries, nor, to the Seller’s Knowledge, their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) To Seller’s Knowledge, none of the following exists at any property or facility owned or operated by the Division or the Division Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) To the Seller’s Knowledge, none of the Division, the Division Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(vi) To the Seller’s Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) To the Seller’s Knowledge, neither the Division, the Division Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii) To the Seller’s Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Division, the Division Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(dd) Disclosure. To the Seller’s Knowledge, the representations and warranties contained in this Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

(ee) Investment. The Seller (i) understands that the shares of Buyer Common Stock constituting the Buyer Share Consideration have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the shares of Buyer Common Stock constituting the Buyer Share Consideration Buyer solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Buyer Common Stock constituting the Buyer Share Consideration, (v) is able to bear the economic risk inherent in holding the shares of Buyer Common Stock constituting the Buyer Share Consideration, and (vi) is an Accredited Investor.

(ff) Solvency. Seller is not entering into the transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Acquired Assets less the Buyer Assumed Liabilities. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. After the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

(gg) No Other Agreement. Other than for sales of assets in the Ordinary Course of Business, none of Seller, the Division or the Division Subsidiaries has entered into any Contract with respect to the sale or other disposition of any of the Acquired Assets or capital stock of the Division Subsidiaries.

(hh) Customers and Suppliers.

(i) Section 3(hh)(A) of the Disclosure Schedule contains a list of the ten (10) largest customers, including distributors, if applicable, of the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales), showing the total dollar amount of net sales to each such customer shown on the Division’s books and records during each such year.

(ii) Since March 31, 2004, except as set forth on Section 3(hh)(B) of the Disclosure Schedule, there has been no material adverse change in the business relationship of the Division with any of the material customers or suppliers of the Division, and Seller is not aware of any event, circumstance or communication indicating that such a material adverse change may occur in any such relationship whether or not due to the consummation of the Transaction.

(ii) Certain Payments. To Seller’s Knowledge, since March 31, 2004, neither the Seller nor any Affiliate of the Seller, any director, officer, agent, or employee of Seller or such Affiliate nor any other Person associated with or acting for or on behalf of Seller has in connection with the Division, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Business.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will, to Buyer’s Knowledge, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the case of the foregoing clause (i) or (ii), for violations, conflicts, breaches or defaults that would not, individually or in the aggregate, result in a material adverse effect on the Buyer, the Buyer Common Stock or the Buyer’s ability to perform its obligations hereunder. Other than in connection with the provisions of the Hart-Scott-Rodino Act and any applicable foreign antitrust notifications, state and federal securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(e) Buyer Common Stock. The Buyer Common Stock constituting the Buyer Share Consideration to be delivered to the Seller by the Buyer hereunder has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any Encumbrances except for restrictions under applicable securities laws, and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.

(f) Disclosure. Since June 30, 2003, the Buyer has timely filed all forms, reports and documents with the Securities and Exchange Commission (the “SEC”) (including all exhibits thereto) required under the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder (collectively, the “SEC Documents”), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates and with respect to the most recently filed SEC Documents, as of the date hereof and the Closing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since June 30, 2003, there has been no material adverse effect on the Buyer, the Buyer Common Stock or Buyer’s ability to perform its obligations hereunder.

(g) Private Offering. None of the Buyer, any of its Subsidiaries, nor anyone acting on their behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Buyer Common Stock constituting the Buyer Share Consideration, as contemplated hereby, to the registration provisions of the Securities Act.

(h) S-3 Eligibility. The Buyer satisfies the registrant requirements set forth in the general instructions for registration statements on Form S-3 under the Securities Act contemplated by Section 5(c).

(i) Litigation. There is no action, suit, proceeding or investigation pending, or to the knowledge of the Buyer, currently threatened against the Buyer or any of its Subsidiaries that questions the validity of this Agreement, the right of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby, or that has or might be reasonably expected to have a material adverse effect on the Buyer, the Buyer Common Stock or the Buyer’s ability to perform its obligations hereunder.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b) Notices and Consents. The Seller will give (and will cause each of the Division Subsidiaries to give) any notices to third parties, and the Seller will use its reasonable best efforts (and will cause each of the Division Subsidiaries to use its reasonable best efforts) to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will (and the Seller will cause each of the Division Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

(c) Regulatory Matters and Approvals. Each of the Parties will (and Seller will cause each of the Division Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing:

(i) Securities Act, Securities Exchange Act and State Securities Laws. Seller will prepare and file, subject to Buyer’s review and comment, with SEC preliminary proxy materials under the Securities Exchange Act relating to the Stockholder Meeting. Buyer will prepare and file with SEC a registration statement under the Securities Act relating to the offering and issuance of the Buyer Common Stock constituting the Buyer Share Consideration (the “Resale Registration Statement”). The filing Party in each instance will use its reasonable best efforts to respond to the comments of SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. Buyer will provide Seller, and Seller will provide Buyer, with whatever information and assistance in connection with the foregoing filings that the filing Party reasonably may request. Buyer will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Common Stock. Buyer shall have the Resale Registration Statement declared effective on the Closing Date and shall use its commercially reasonable efforts to keep such Resale Registration Statement effective during the Effective Period; provided, however, in the event that:

(A) the Resale Registration Statement is not declared effective by the SEC by the Closing Date; or

(B) the Resale Registration Statement has been declared effective but such Resale Registration Statement ceases to be effective at any time during the Effective Period (each such event, a “Registration Default”), the Buyer hereby agrees to pay liquidated damages and not as a penalty (“Liquidated Damages”) with respect to the Buyer Common Stock constituting the Buyer Share Consideration from and including the day following the Registration Default to but excluding the day on which the Registration Default has been cured in an amount per day for each day a Registration Default existed equal to $3,300.00; and for any such day, such payment of Liquidated Damages shall be made no later than the first business day of the calendar month succeeding the month in which such day occurs.

With respect to the registration of the Buyer Common Stock constituting the Buyer Share Consideration, the Buyer agrees to:

(C) cause the Resale Registration Statement and any related prospectus and any amendment or supplement thereto to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder.

(D) use its commercially reasonable efforts to obtain the withdrawal as soon as practicable of any order suspending the effectiveness of the Resale Registration Statement.

(E) comply with all rules and regulations of the SEC to the extent and so long as they are applicable to any registration of the Buyer Common Stock constituting the Buyer Share Consideration pursuant to the Securities Act and will make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than fifty (50) days after the end of a twelve (12)-month period (or one hundred and five (105) days, if such period is a fiscal year) beginning with the first month of the Buyer’s first fiscal quarter commencing after the effective date of the Resale Registration Statement, which earnings statement shall cover such twelve (12)-month period.

(F) use its commercially reasonable best efforts to cause the Buyer Common Stock constituting the Buyer Share Consideration to be sold pursuant to the Resale Registration Statement to be listed on the Nasdaq Stock Market or any other securities exchanges or markets on which shares of Buyer Common Stock are then listed.

In the event of a registration of any offering of any Buyer Common Stock constituting the Buyer Share Consideration under the Securities Act pursuant to this Section 5(c)(i), the Buyer will indemnify and hold harmless Seller and its permitted assign(s) against any Adverse Consequences, to which the Seller or assignee may become subject under the Securities Act or otherwise, insofar as such Adverse Consequences arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Resale Registration Statement or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Seller or assignee for any legal or other expenses reasonably incurred by the Seller or assignee in connection therewith; provided, that, the Buyer will not be liable in any such case if and to the extent that any such Adverse Consequence arises out of or is based upon an untrue statement or omission so made in conformity with information furnished in writing by the Seller or assignee specifically for use in such Resale Registration Statement; provided, further, that, the liability of the Buyer or assignee hereunder, shall not in any event exceed the proceeds from the sale of the Buyer Common Stock constituting the Buyer Share Consideration covered by such Resale Registration Statement.

In the event of a registration of any offering of any Buyer Common Stock constituting the Buyer Share Consideration under the Securities Act pursuant to this Section 5(c)(i), the Seller will indemnify and hold harmless the Buyer, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents and employees of such controlling Persons, against any Adverse Consequences, to which the Buyer or such Person may become subject under the Securities Act or otherwise, if and to the extent such Adverse Consequences arise out of or are based upon any untrue statement or omission made in conformity with information furnished in writing by the Seller or its assignee(s) specifically for use in such Resale Registration Statement, and will reimburse the Buyer or such Person for any legal or other expenses reasonably incurred by the Buyer or such Person in connection therewith, provided, however, the liability of the Seller or assignee hereunder, shall not in any event exceed the proceeds from the sale of the Buyer Common Stock constituting the Buyer Share Consideration covered by such Resale Registration Statement.

For so long as the Buyer is subject to the reporting requirements of Section 13 or 15 of the Exchange Act and any of the Buyer Common Stock constituting the Buyer Share Consideration is not freely tradable under Rule 144(k) of the Securities Act, the Buyer will use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the SEC thereunder, or, if the Buyer ceases to be so required to file such reports, it will, upon the request of the Seller, (i) make publicly available such information as is necessary to permit sales of the Buyer Common Stock constituting the Buyer Share Consideration pursuant to Rule 144 under the Securities Act and (ii) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable the Seller to sell the Buyer Common Stock constituting the Buyer Share Consideration without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act. The Seller agrees that it will not effect any disposition of the Buyer Common Stock constituting the Buyer Share Consideration except as contemplated in the Resale Registration Statement or as otherwise permitted by applicable law and by this Agreement.

Notwithstanding anything to the contrary herein, the Buyer’s obligations pursuant to this Section 5(c)(i) shall survive until satisfied pursuant to its terms. The procedure for any indemnification claims under this Section 5(c)(i) shall be as set forth in Section 8(d), mutatis mutandis.

(ii) Stockholder Approval. The Seller, acting through its Board of Directors, shall, in accordance with applicable law and the Seller’s Certificate of Incorporation and the Seller’s Bylaws (a) duly call, give notice of, convene and hold one or more meetings of the Seller’s stockholders as soon as practicable to approve and adopt this Agreement and the Transaction (the “Stockholder Meeting”), and (b) except as provided in Section 5(h) and the following sentence, include in the Definitive Proxy Materials the recommendation of the board of directors that the Seller’s stockholders approve and adopt this Agreement and the Transaction. In the event that the Seller’s board of directors withdraws or modifies its recommendation, the Seller nonetheless shall cause the Stockholder Meeting to be convened and a vote taken with respect to the Transaction and the Seller’s board of directors may communicate to the Seller’s stockholders its basis for such withdrawal or modification in the Definitive Proxy Materials. Subject to Section 5(h) and to the preceding sentence, the Seller shall use all its reasonable best efforts to solicit from stockholders of the Seller proxies in favor of the approval and adoption of this Agreement and the Transaction and to take all other actions reasonably necessary or in Buyer’s reasonable judgment advisable to secure such vote as promptly as practicable.

(iii) Hart-Scott-Rodino Act. Each of the Parties will file (and Seller will cause each of the Division Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and any applicable foreign antitrust notifications, will use its reasonable best efforts to obtain (and Seller will cause each of the Division Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and Seller will cause each of the Division Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

(iv) Delivery of Financial Statements. Seller shall deliver such financial statements as are reasonably requested by Buyer in order to permit Buyer to prepare and file (1) the Resale Registration

Statement, and (2) other filings with the Securities and Exchange Commission, which financial statements shall include, without limitation: (A) three (3) full years of audited financial statements of the Division; (B) audited financial statements for the Division for the three (3) month period ending June 30, 2004 (and/or other periods required by the SEC and its rules and regulations); and (C) the information necessary for the preparation of pro forma financial statements specified and described in Article 11 of Regulation S-X.

(d) Operation of Business. The Seller will not cause or permit any of the Division and the Division Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of the Division and the Division Subsidiaries to otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(i) above, other than subsections (i), (ii), (iii), (v), (x) and (xiv).

(e) Preservation of Business. The Seller will cause each of the Division and the Division Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(f) Reasonable Access; Observer. The Seller will permit (and will cause each of the Division and the Division Subsidiaries to permit) representatives of the Buyer to have reasonable access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to each of the Division and the Division Subsidiaries. Buyer will designate one of its officers as its observer to monitor the Division (the “Observer”). The Observer shall execute an appropriate confidentiality agreement with Seller, shall have use of office space at the Division’s headquarters, and shall have reasonable access to the Division’s general manager (or person performing an equivalent function).

(g) Notice of Developments. Each Party shall give prompt written notice to the other Party of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the time of the Closing. Each party shall use its reasonable best efforts to take no action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(h) No Solicitation.

(i) The Seller and its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates shall cease any discussion or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Seller shall not, nor shall it permit any of its Subsidiaries to, and it shall use its best efforts to cause its officers, directors, employees, agents or affiliates not to, directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in this Section 5(h)), or (B) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if the board of directors of the Seller determines in good faith, after consultation with, and in part based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Seller’s stockholders under applicable law, the Seller may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 5(h)(iii), (X) furnish information with respect to the Seller to any Person making such unsolicited Acquisition Proposal pursuant to an executed confidentiality agreement with such Person, and (Y) participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any bona fide proposal or offer from any Person relating to any merger, consolidation, business combination, sale or a significant amount of assets outside of the Ordinary Course of Business, sale of shares of capital stock outside of the Ordinary Course of Business, tender or exchange offer or similar transaction involving the Division, the Division Subsidiaries or the Acquired Assets; provided however, for the avoidance of doubt, that “Acquisition Proposal” shall not include any joint venture agreement entered into by any of Seller, its Napster Division, or those of its Subsidiaries that are included in its Napster Division or any merger, consolidation, business combination, sale of a significant amount of assets, sale of shares of capital stock, tender or exchange offer of similar transaction involving Seller or any of those Subsidiaries that are included in Seller’s Napster Division or any Excluded Asset (i) which does not involve any of the Acquired Assets and (ii) the consummation of which will in no way prevent or impair in any material respect the Transaction or impair the ability of Buyer to operate the Division in a manner consistent with its operation by Seller prior to the Closing Date.

(ii) Except as set forth in this Section 5(h), neither the board of directors of the Seller nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such board of directors or such committee of the Transaction or this Agreement, (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (C) cause the Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the board of directors of the Seller determines in good faith, after consultation with and based in part on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Seller’s stockholders under applicable law, the board of directors of the Seller may (subject to the following sentences) (X) withdraw or modify its approval or recommendation of the Transaction and this Agreement (or decide not to recommend it before the Definitive Proxy Materials are sent to the Seller’s stockholders) only at a time that is after the fifth business day following Buyer’s receipt of written notice advising Buyer that the board of directors of the Seller has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal or (Y) terminate this Agreement by exercising its termination right under Section 9(a)(vii). In addition, if the Seller proposes to terminate this Agreement pursuant to Section 9(a)(vii), it shall pay to Buyer the Termination Fee (as defined in Section 10(k)) at the time prescribed in Section 10(k). For purpose of this Agreement, a “Superior Proposal” shall mean an Acquisition Proposal made by a third party after the Signing Date which, in the good faith judgment of the board of directors of the Seller, taking into account, to the extent deemed appropriate by the board of directors, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal, (x) if accepted, is reasonably likely to be consummated, and (y) if consummated, is reasonably likely to result in a more favorable transaction than the Transaction contemplated hereunder considering, among other things, and to the extent deemed appropriate in good faith by the Board of Directors, the long-term prospects and interests of the Seller and its stockholders and other relevant constituencies.

(iii) In addition to the obligations of the Seller set forth in paragraphs (i) and (ii) of this Section 5(h), the Seller shall promptly, other than following termination of this Agreement pursuant to Section 9, advise Buyer orally and in writing of any request for information of a nature which would assist a potential bidder in preparing an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identify of the Person making such request or Acquisition Proposal. The Seller will keep Buyer fully informed on a prompt and current basis of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

(iv) Nothing contained in this Section 5(h) shall prohibit the Seller from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Seller’s stockholders if, in the good faith judgment of the board of directors of the Seller, after consultation with and based in part on the advice of outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Seller’s stockholders under applicable law; provided, however, neither the Seller, its Board of Directors nor any committee thereof shall, except as permitted by Section 5(h)(ii), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Transaction or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

(i) Maintenance of Leased Real Property. The Seller will cause each of the Division and the Division Subsidiaries to maintain the Leased Real Property to the extent the Leased Property is required to be maintained by the Division and the Division Subsidiaries as provided in the Leases.

(j) Leases. The Seller will not and the Seller will not cause or permit any of the Division or the Division Subsidiaries to amend, modify, extend, renew or terminate any Lease, nor shall the Division or the Division Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of the Buyer.

(k) Employee Matters. Buyer shall have no obligation to offer employment to any employee of Seller or the Division Subsidiaries. Buyer in its sole discretion and at its option, may offer employment to any employees of the Division or the Division Subsidiaries who works with or in the Division. The Seller will not and the Seller will not cause or permit any of the Division or the Division Subsidiaries to hire any additional employees except in the Ordinary Course of Business consistent with past practice. Buyer shall, as promptly as practicable following the Signing Date, provide to Seller a list of those employees to whom it intends to or has offered employment in accordance with Schedule B. Buyer will offer employment to the Key Employees pursuant to the terms noted on Schedule B.

(l) Transition Expenses. Buyer shall be reasonable for and promptly pay when due all reasonable transition expenses set forth on Exhibit J attached hereto (the “Transition Expenses”).

(m) Non-Disclosure Agreement. From the Signing Date until the Closing Date, the Parties shall be subject to that certain Mutual Nondisclosure Agreement entered into by the Parties on February 13, 2004 with respect to all Buyer Confidential Information and Seller Confidential Information.

(n) Advertising and Promotional Programs. Seller will cause each of the Division and the Division Subsidiaries to ensure that all advertising campaigns and promotional programs and commitments, whether currently in operation, planned or scheduled for expiration, are conducted in the Ordinary Course of Business and consistent with past practice.

(o) Inventory. Seller will cause each of the Division and the Division Subsidiaries to ensure that all inventory developed, manufactured and shipped by the Division will be of good, usable and merchantable quality in all material respects, and the Division shall, and the Seller shall cause the Division to maintain its inventory, to record the cost of its inventory, and to price the products contained in its inventory in the Ordinary Course of Business consistent with past practice.

(p) Customers/Distribution. Seller will cause each of the Division and the Division Subsidiaries to maintain its relations with its customers in the Ordinary Course of Business consistent with past practice. Seller shall not and shall cause the Division not to amend, renew, terminate or enter into distribution agreements except in the Ordinary Course of Business consistent with past practice.

(q) Resignations. Seller will cause each of the Division and the Division Subsidiaries to ensure that Buyer receives the resignations, effective as of the Closing, of each director and officer of the Division Subsidiaries other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing.

(r) Estoppel Certificates. Seller shall and the Seller shall cause each of the Division and the Division Subsidiaries to obtain and deliver to the Buyer an estoppel certificate with respect to each of the Leases, dated no more than 10 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to the Buyer (the “Estoppel Certificates”);

(s) Non-Disturbance Agreements. Seller shall and the Seller shall cause each of the Division and the Division Subsidiaries to obtain and deliver to the Buyer a non-disturbance agreement with respect to each of the Leases for the Leased Real Property, in form and substance satisfactory to the Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the “Non-Disturbance Agreements”); and

(t) Damage to Leased Real Property. Seller shall and the Seller shall cause each of the Division and the Division Subsidiaries to take all commercially reasonable actions to ensure that no damage or destruction or other change occurs with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the Leased Real Property or the operation of the Division’s or the applicable Division Subsidiary’s business as currently conducted thereon.

(u) Transition Agreement. The Parties shall use their best efforts to negotiate, execute and deliver a commercially reasonable transition services agreement (the “Transition Agreement”) within twenty one days following the Signing Date.

(v) The Seller shall cause legal opinions to be delivered at the Closing for the Selected Subsidiaries organized or incorporated under the laws of Canada, Cayman, England and Wales, and Japan. No later than twenty-one (21) days after the Signing Date the Seller shall notify the Buyer if the Seller is unable to cause any of such opinions to be delivered at the Closing. To the extent applicable pursuant to the Legal Requirements of the applicable jurisdiction, and subject to limitations, qualifications, and carveouts as are customary in the applicable jurisdiction, each opinion will concern only the following subject matter: organization, good standing, and that capital shares are duly authorized, fully paid, nonassessable, and not subject to preeemptive rights.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Division and the Division Subsidiaries; provided, however, that the Seller may, at its own expense, retain copies of such items, other than source code or related documentation.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement (other than between the Buyer and the Seller) or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Division and the Division Subsidiaries, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Division and the Division Subsidiaries from maintaining the same business relationships with the Buyer and the Division Subsidiaries after the Closing as it maintained with the Division and the Division Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Division and the Division Subsidiaries to the Buyer from and after the Closing.

(d) Confidentiality. The Seller will treat and hold as such all of the Buyer Confidential Information (including any Confidential Information related to the Acquired Assets), refrain from using any of such Confidential Information except in connection with this Agreement or permitted under the Seller License, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of such Confidential Information which are in its possession, except to the extent permitted to be used under the Seller License. The Buyer will treat and hold as such all of the Seller Confidential Information (except any Confidential Information related to the Acquired Assets), refrain from using any of the Seller Confidential Information (except any Confidential Information related to the Acquired Assets) except in connection with this Agreement, and deliver promptly to the Seller or destroy, at the request and option of the Seller, all tangible embodiments (and all copies) of the Seller Confidential Information (except any Confidential Information related to the Acquired Assets), if any, which are in its possession. In the event that either Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the other Party, such Party will notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Party is, on the advice of counsel, compelled to disclose any Confidential Information of the other Party to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its reasonable best efforts to obtain, at the reasonable request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Buyer Confidential Information or Seller Confidential Information, as applicable, required to be disclosed as the other Party shall designate.

(e) Covenant Not to Compete. For a period of four years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that any of the Division and the Division Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Division and the Division Subsidiaries conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f) Acquisition Transaction. Seller agrees that it will not engage in any transaction of the type described in the definition of Acquisition Proposal (an “Acquisition Transaction”) unless: (i) either Seller is the successor, surviving or transferee entity in such Acquisition Transaction or the successor, surviving or transferee entity in such Acquisition Transaction assumes by written instrument reasonably satisfactory to Buyer all of the obligations of Seller under this Agreement and the Transaction Agreements and (ii) the creditworthiness of the successor, surviving or transferee entity, in the reasonable good-faith judgment of the Buyer, is sufficient for such entity to satisfy any financial obligation of Seller remaining under this Agreement.

(g) Delivery of Financial Statements. To the extent not required to be delivered, and actually delivered, pursuant to Section 5(c) above prior to the Closing Date, Seller shall deliver such financial statements as are reasonably requested by Buyer in order to permit Buyer to prepare and file a (i) Current Report on Form 8-K with respect to the Transaction and (ii) other filings with the Securities and Exchange Commission, which financial statements shall include, without limitation: (A) three (3) full years of audited financial statements of the Division; (B) audited financial statements for the Division for the three (3) and six (6) month periods ending September 30, 2004 (and/or other periods required by the SEC and its rules and regulations); (C) audited financial information for the Division regarding any period between the end of a fiscal quarter and ending on the Closing Date; and (D) the information necessary for the preparation of pro forma financial statements specified and described in Article 11 of Regulation S-X.

(h) Share Certificate Legends. The certificates representing the Buyer Share Consideration will be imprinted with a legend substantially in the following form:

The shares represented by this certificate have been registered under the Securities Act of 1933, as amended, (the “Securities Act”), pursuant to a resale registration statement. The transfer of such shares are subject to a prospectus delivery requirement and may only be transferred in conjunction with the delivery of a prospectus or pursuant to an exemption from the registration requirements of the Securities Act.

(i) Corporate Name. On or as soon as practicable after the Closing, Seller will change its corporate name to a name approved by Buyer that is dissimilar to Roxio, Inc. From and after the Closing Date, Seller will not use any name similar to or likely to be confused with the name Roxio, Inc.

(j) Royalty Sharing Agreement. Buyer agrees that it will pay to Seller 50% of any Royalties (as defined below) received by Buyer during the three year period following the Closing Date, subject to the following additional terms: (i) any amounts payable by Buyer to Seller under this Section 6(j) shall be paid no later than 10 business days after the end of each calendar quarter or the end of such three year period with respect to the Royalties received during such quarter or during the portion of such three year period occurring after the final quarter included therein; (ii) if Buyer is required, for any reason, to refund or otherwise return any Royalties to a licensee of any Royalty Patents that were previously the basis for any payment made to Seller under this Section 6(j), then Buyer shall notify Seller in writing thereof and specify the reasons for such refund, and Seller shall no later than 10 business days after such notice pay to Buyer an amount equal to 50% of the amount of the total Royalties being returned (provided that Buyer may, at its option, setoff any obligation of Seller to return such amount against any future payment obligations of Buyer under this Section 6(j)); and (iii) if the total amount of Royalties received by Buyer during such three year period is less than $2,000,000 (after giving effect to any refunds or returns with respect to Royalties received during such period), then no later than 30 days after the end of such three year period, Buyer shall pay to Seller an additional amount which, when added to the aggregate amount previously paid to Seller under this Section 6(j) (not including any refunds made by Seller pursuant to clause (ii) above, equals $1,000,000. For purposes hereof, “Royalties” shall mean any net license fees or net royalties or any other net reserve actually received by Buyer pursuant to any licenses of the Royalty Patents granted by Buyer or included in the Acquired Assets.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of a specific date and except to the extent the breaches of all the representations and warranties, if any (excluding, for this purpose, any qualifications as to materiality therein or in the Company Disclosure Schedule), in the aggregate, do not have a Material Adverse Effect;

(ii) the Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing except to the extent the breaches of all the covenants, if any (excluding for this purpose, any qualifications as to materiality therein), in the aggregate, do not have a Material Adverse Effect;

(iii) the Seller, the Division and the Division Subsidiaries shall have procured all of the Material Consents;

(iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge is reasonably likely to be successful that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the former businesses of the Division, and to control the Division Subsidiaries, or (D) affect adversely the right of any of the Division Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and any applicable foreign antitrust notification shall have expired or otherwise been terminated and the Seller, the Division Subsidiaries, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

(vii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, and dated as of the Closing Date; ;

(viii) the Seller shall and the Seller shall cause each of the Division and the Division Subsidiaries to deliver to the Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code so that the Buyer is exempt from withholding any portion of the Purchase Price thereunder (the “FIRPTA Affidavit”);

(ix) the Proxy has been executed and delivered; and

(x) there has been no Material Adverse Effect.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge is reasonably likely to be successful that would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and any applicable foreign antitrust notifications shall have expired or otherwise been terminated and the Seller, the Division Subsidiaries, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

(vi) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Seller, and dated as of the Closing Date;

(vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

(viii) the Seller License and Transition Agreement have been executed and delivered; and

(ix) Buyer shall have entered into employment agreements with at least 15 of the Key Employees; provided that the Buyer has satisfied its obligations pursuant to Section 5(k).

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8.	Remedies for Breaches of This Agreement.

(a) Survival. All representations, warranties, covenants and obligations in this Agreement or in any agreement, instrument or other document delivered in connection herewith shall survive the execution and delivery hereof, the consummation of the transactions contemplated and any investigation or audit conducted by any Party hereto. Notwithstanding the preceding sentence, neither party may make or assert any claim under any representation or warranty of the other Party contained herein later than eighteen months after the Closing Date, except that (i) the representations and warranties contained in Sections 3(b), 3(f), 4(b) and 4(e) shall survive indefinitely, (ii) the representations and warranties in Sections 3(l) and 3(m) shall not survive after the Closing Date, and (iii) the representations and warranties in Section 3(aa) shall survive until 60 days after the statute of limitations with respect to the matters addresses therein has expired (including all waivers or extensions thereof); and provided that any claims made or asserted by a Party within the applicable time period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied. All statements contained in any officer’s certificate delivered by or on behalf of any Party hereto to this Agreement shall constitute and have the same force and effect as the representations and warranties of such party set forth herein.

(b) Indemnification Provisions for Benefit of the Buyer.

(i) The Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates from and against any and all Adverse Consequences the Buyer or any such Affiliate may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such Affiliate may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by (a) any breach of a representation or warranty of the Seller contained in this Agreement or in any other Transaction Agreement (other than the representations in Sections 3(l) and 3(m) hereof for which the Seller shall not have any indemnification obligation), (b) any breach of a covenant of the Seller contained in this Agreement or in any other Transaction Agreement or (c) any Liability of the Seller with respect to the Division or of the Division Subsidiaries of which Seller had Knowledge and which was not disclosed to the Buyer prior to the Closing (regardless of whether the Liability is an Assumed Liability); provided, however, that (x) the Seller shall not have any obligation to indemnify the Buyer and/or its Affiliates from and against any Adverse Consequences resulting from, arising out of, relating to, or caused by the breach (or alleged breach) of type referred to in clauses (a), (b) and (c) above (other than breaches of Section 6(e)) until the Buyer and/or its Affiliates have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $1 million aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences), (y) in no event shall the total obligation of the Seller to indemnify the Buyer and its Affiliates from and against Adverse Consequences exceed $15 million in the aggregate with respect to Adverse Consequences resulting from, arising out of, relating to, or caused by breaches (or alleged breaches) of the type referred to in clauses (a), (b) and (c) above (other than breaches of Section 6(e)) which occur within 365 days after the closing date and (z) in no event shall the total obligation of the Seller to indemnify the Buyer and its Affiliates from and against Adverse Consequences during the period beginning 366 days after the closing Date and ending 548 days after the Closing Date, resulting from, arising out of, relating to, or caused by breaches (or alleged breaches) of the type referred to in clauses (a), (b) and (c) above (other than breaches of Section 6(e)) exceed the result of $12 million minus any amount actually paid pursuant to clause (y).

(ii) The Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates from and against any and all Adverse Consequences the Buyer or any such Affiliate may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by:

(A) any Seller Retained Liability;

(B) any Liability of Seller or any of the Division Subsidiaries for unpaid Tax Liabilities with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent such Tax Liabilities are not reflected on the face of the Final Closing Balance Sheet (rather than in any notes thereto and excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and to the extent that such Tax Liabilities or the payment thereof does not create a realized reduction in Tax Liabilities to the Buyer or Selected Subsidiaries; or

(C) any Liability of any of the Division Subsidiaries for the unpaid Taxes of any Person (including the Seller and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(iii) In the event that any Liability described in Section 8(b)(ii) is also described in Section 8(b)(i), the obligation of Seller shall be determined under Section 8(b)(ii) and shall not be subject to the limitations of Section 8(b)(i).

(c) Indemnification Provisions for Benefit of the Seller. The Buyer shall indemnify, defend and hold harmless the Seller from and against any and all Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, related to, or caused by (a) any breach of a representation or warranty of the Buyer contained in this Agreement or in any other Transaction Agreement, (b) any breach of a covenant of the Buyer contained in this Agreement or in any other Transaction Agreement, (c) any Buyer Assumed Liability (except to the extent that Seller is obligated pursuant to clause (c) of Section 8(b)(i), which include the limitations set forth in clauses (x), (y) and (z) thereof, to indemnify Buyer for such liability).

(d) Matters Involving Third Parties. (i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; which notice shall provide reasonable detail and specificity as to the claim or proceeding and the amount of damages sought in such claim or proceeding; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(iii) Notwithstanding clause (ii) above, (x) the Indemnified Party may, by prior written notice to the Indemnifying Party, assume the defense of any Third Party Claim if the Indemnified Party shall have been advised by counsel that there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party and its counsel, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party, or (y) if a Third Party claim seeks injunctive or equitable relief in addition to monetary damages for which it would be entitled to indemnification under this Agreement the Indemnified Party may, by prior written notice to the Indemnifying Party, assume the right to defend the injunctive or equitable relief claim (but not the monetary damages claims); provided, however, if the Indemnified Party assumes defense of such injunctive or equitable relief claim, the Indemnifying Party, subject to the provisions of this Section 8, shall be responsible for the reasonable fees and expenses of counsel employed by the Indemnified Party in defending, compromising or settling such claim; provided that the Indemnifying Party’s liability with respect to any settlement or compromise shall be subject to Section 8(d)(iv) below. In the event of a Third Party injunctive or equitable relief claim that would fall under both subsections (x) and (y) of this Section 8(d)(iii), subsection (y) shall control.

(iii) Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim; provided that the Indemnifying Party shall not agree, without the Indemnified Party’s consent, to the entry of any Judgment or settlement, compromise or decree that provides for injunctive or other nonmonetary relief affecting the Indemnified Party.

(e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. Notwithstanding anything herein to the contrary, Adverse Consequences in each case shall be net of the amount of any insurance proceeds, indemnity and contribution, after using the Applicable Rate as the discount rate, actually recovered by any Indemnified Parties. Indemnified Parties shall have a duty to mitigate Adverse Consequences with respect to any claim made under this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price. In addition, the Adverse Consequences for which indemnification is being provided pursuant to this Section 8 shall be determined based on the principles of causality, sufficiency of proof and reasonable foreseeability that are customarily applied by a court in the United States in determining the damages recoverable by a party in a breach of contract action.

(f) Sole and Exclusive Remedy. The Parties agree that, absent fraud, from and after the Closing, subject only to Section 10(o), the indemnification remedies set forth in this Section 8 shall constitute the sole and exclusive remedies of the Buyer, the Seller and their Affiliates for any claims pursuant to, or arising out of or in connection with, this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

9.	Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach and the breach has resulted in a Material Adverse Effect or (B) if the Closing shall not have occurred on or before January 15, 2005, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

(iii) by either the Buyer or the Seller, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Transaction (an “Order”) shall have become final and nonappealable;

(iv) by either the Buyer or the Seller, if the transaction shall fail to receive the requisite vote the Seller stockholders at the Stockholder Meeting or at any adjournment thereof;

(v) (a) by the Buyer, if the board of directors of the Seller or any committee thereof shall have withdrawn or modified in any manner adverse to the Buyer its approval or recommendation of the Transaction or this Agreement (b) or approved or recommended or announced an intention to approve or recommend any Acquisition Proposal;

(vi) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 15, 2005, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

(vii) by the Seller, upon five (5) business days’ notice, in accordance with Section 5(h)(ii), provided it has complied with the provisions thereof and that it complies with the provisions of Section 10(k) related thereto.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach) provided, however, that the Buyer will treat and hold as such all of the Seller Confidential Information and Buyer Confidential Information, refrain from using any of the Buyer Confidential Information, and destroy all tangible embodiments (and all copies) of the Seller Confidential Information and Buyer Confidential Information which are in its possession.

10.	Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval may be withheld in such party’s sole discretion; provided however, (i) that the Buyer may (x) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (y) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (ii) that the Seller may assign this Agreement and any or all of its rights and interests, liabilities and obligations hereunder in connection with a Change of Control of Seller (subject to compliance with Section 6(f)).

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent by overnight courier, postage prepaid, in each case and addressed to the intended recipient as set forth below:

If to the Seller:	Roxio, Inc.	Copy to:	O’Melveny & Myers LLP
	9044 Melrose Avenue		2765 Sand Hill Road
	Los Angeles, CA 95050		Menlo Park, CA 94025
	Attn: General Counsel		Attn. David Krinsky, Esq.
	Fax: (310) 281-5121		dkrinsky@omm.com
	growny@napster.com		Sam Zucker, Esq.
szucker@omm.com
Fax: (650) 473-2601
szucker@omm.com

If to the Buyer:	Sonic Solutions	Copy to:	Morrison & Foerster LLP
	101 Rowland Way		1290 Avenue of the Americas
	Novato, CA 94945		New York, NY 10104
	Attn: Clay Leighton		Attn: James R. Tanenbaum, Esq.
	Fax: (415) 893-8008		Fax: (212) 468-7900
	Clay_Leighton@sonic.com		jtanenbaum@mofo.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, facsimile, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after the Seller stockholders have approved this Agreement will be subject to the restrictions contained in the Delaware General Corporation Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Buyer, the Seller, and the Division Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (i) the Seller will also bear the costs and expenses of the Division and the Division Subsidiaries (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated and will bear the expenses of any accounting fees associated with the preparation, inclusion or review of financial statements included in the Resale Registration Statement or any filing of such Seller or Division financial statements in any filing with the SEC or any foreign jurisdiction as well as the cost of any review by counsel for the Seller of the Resale Registration Statement and (ii) the Seller will also bear the costs and expenses (including all legal fees and expenses) in connection with the HSR filing and the registration of the Buyer Common Stock constituting the Buyer Share Consideration, each as contemplated under Section 5 hereof. Without limiting the generality of the foregoing, Seller shall pay all Transfer Taxes when due, whether or not imposed on Buyer or Seller as a matter of law; provided, however that the Buyer cooperates to a commercially reasonable extent with Seller to minimize the Transfer Taxes that Seller is required to pay, including, without limitation, accepting delivery of Seller’s intangible assets that constitute part of the Acquired Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize the incurrence of Transfer Taxes. Except for Tax Returns required by law to be prepared by Buyer, Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Buyer and Seller will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

If (i) the Seller terminates this Agreement pursuant to Section 9(a)(vii) following receipt by the Seller of a proposal for an Acquisition Proposal (including a Superior Proposal) or (ii) Buyer terminates this Agreement pursuant to Sections 9(iv) or 9(v)(a), then, within five business days of such termination in the case of clause (i) or clause (ii) the Seller shall pay by wire transfer in immediately available funds to the Buyer an amount equal to 3% of the Purchase Price (the “Termination Fee”), provided, that in the case of clause (ii), Seller will pay an additional amount to Buyer equal to the amount of Buyer’s reasonable costs and expenses associated with the preparation of this Agreement and reasonable fees and expenses incurred in connection with the Transaction.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The term “made available,”(i) prior to the Closing Date shall mean items, documents, materials and other data physically provided at the following locations; O’Melveny & Myers’ San Francisco and Menlo Park Offices and Roxio’s headquarters and (ii) on the Closing Date shall mean physically delivered to the Buyer or its representatives at a location and pursuant to procedures reasonably specified by Buyer.

(m) Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with sufficient particularity and description of the relevant facts so as to make the disclosure of such exception reasonably clear. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself or unless such exception is reasonably clear from its listing or inclusion on the Disclosure Schedule). Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of Seller of any of its Subsidiaries to any third party, nor an admission against Seller’s or any of its Subsidiaries’ interest to any third party. The Disclosure Schedule contains information, descriptions and disclosures regarding Seller and its Subsidiaries only, all of which constitutes confidential information of Seller and its Subsidiaries. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to expand the scope and effect of any representations, warranties or covenants of Seller provided in this Agreement. The Disclosure Schedule may include items or information that Seller is not required to disclose under this Agreement; disclosure of such information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure obligation under this Agreement. The inclusion of any information in the Disclosure Schedule does not constitute an admission that such information is required to be disclosed, that such information is material or that any other undisclosed matter having a greater value or other significance is material or is otherwise required to be disclosed.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

(p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in San Francisco, California in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(q) Tax Matters.

(i) Any agreement between the Seller and any of the Division Subsidiaries regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

(ii) The Seller will be responsible for the preparation and filing of all Tax Returns for the Seller for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for the Seller which include the operations of the Division and the Division Subsidiaries for any period ending on or before the Closing Date). The Seller will make all payments required with respect to any such Tax Return.

(iii) The Buyer will be responsible for the preparation and filing of all Tax Returns for the Division (except with respect to Division Subsidiaries which are not Selected Subsidiaries) and the Selected Subsidiaries for all periods as to which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of the Seller will include the operations of the Division and the Division Subsidiaries). Buyer shall provide Seller with a copy of such Tax Returns for its reasonable review prior to filing. The Buyer will make all payments required with respect to any such Tax Return; provided, however, that the Seller will reimburse the Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of any of the Division and the Selected Subsidiaries for any period ending on or before the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Financial Statements (rather than in any notes thereto) as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and the Division Subsidiaries in filing their Tax Returns.

(iv) Following the Closing, Buyer, in its sole discretion, may make elections under Code Section 338(g) with respect to one or more Selected Subsidiaries. Seller agrees to cooperate, and to cause any Division Subsidiary which is not a Selected Subsidiary to cooperate, with Buyer, as requested, to facilitate such elections.

(v) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the entire Tax period, and (B) in the case of any tax based upon or related to income or receipts shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(r) Employee Benefits Matters.

(i) On and after the Closing Date, Buyer shall provide, or shall cause the Division and the Division Subsidiaries to provide the Acquired Employees with compensation and benefit packages that substantially similar in the aggregate to those which the Buyer provides to its own similarly-situated employees; provided, however that nothing in this Agreement shall create any obligation on the part of the Buyer to continue the employment of any Acquired Employee for any period of time.

(ii) From and after the Closing, the Acquired Employees shall generally be eligible to participate in the Employee Benefit Plans maintained by the Buyer for the benefit of its employees and their beneficiaries (the “Buyer Benefit Plans”). For purposes of all Buyer Benefit Plans under which an Acquired Employee’s eligibility for benefits depends, in whole or in part, on length of service, Buyer shall make commercially reasonable efforts to credit all Acquired Employees with their prior service with Seller (including service with a predecessor employer to the extent such service was credited); provided that such service credit does not result in duplication of benefits. Subject to the consent of any applicable insurance carrier and the terms of the Buyer Benefit Plans, Buyer will use commercially reasonable efforts: (1) to credit the Acquired Employees with any deductible or co-payment amounts paid under an analogous Seller Benefit Plan (excluding office visit co-pays) in respect of the plan year in which the Closing Date occurs; and (2) to waive, to the extent waived under the applicable Seller Benefit Plans any pre-existing condition or other restriction under the Buyer Benefit Plans or any waiting period limitation that would otherwise apply to Acquired Employees under the Buyer Benefit Plans. It is understood that the Buyer reserves the right and sole discretion to change, modify, discontinue or terminate any or all of the Buyer Benefit Plans at any time following the Closing Date.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

Sonic Solutions

By:	/s/ Robert J. Doris

Title:	President

Roxio, Inc.

By:	/s/ Wm. Christopher Gorog

Title:	Chairman and CEO

ANNEX B

OPINION OF PIPER JAFFRAY & CO.

August 9, 2004

Personal & Confidential

Roxio, Inc.

455 E. Camino Real

Santa Clara, CA 95050

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Roxio, Inc. (the “Seller”) of the aggregate consideration to be paid by Sonic Solutions (the “Buyer”) to the Seller pursuant to an Asset Purchase Agreement dated as of August 9, 2004 (the “Agreement”) to be entered into between the Seller and the Buyer. The Agreement provides for the purchase (the “Transaction”) by the Buyer of the assets used in and liabilities related to the Seller’s Software Division (the “Software Division”) in exchange for (i) $70.0 million payable in cash and (ii) 653,837 shares of common stock of the Buyer. The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Piper Jaffray & Co. (“Piper Jaffray”), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Seller in connection with the Transaction and will receive a fee for our services, which fee is contingent upon the consummation of the Transaction. We will also receive a fee from the Seller for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Transaction. Also, whether or not the Transaction is consummated, the Seller has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities in connection with our services. Piper Jaffray provides research coverage on and makes a market in the common stock of Buyer and Seller and has written research reports on Buyer and Seller during the last 12 months. In the ordinary course of our business, we and our affiliates may actively trade securities of Buyer and Seller for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We acted as placement agent in connection with the issuance of 5,500,000 shares of common stock of Seller in January 2004 and as financial advisor to Seller in connection with the acquisition of MGI Software in January 2002.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	the Agreement

(ii)	certain non-public financial, operating and business information related to the Seller and the Software Division, including certain audited and unaudited financial statements of the Seller and the Software Division,

(iii)	certain internal information prepared and furnished by the Seller’s management with respect to the business, operations and prospects of the Software Division, including financial forecasts and projected financial data,

(iv)	to the extent publicly available, financial information concerning selected transactions deemed comparable to the proposed Transaction,

(v)	certain publicly available financial and securities data of selected public companies deemed comparable to the Software Division,

(vi)	certain discounted cash flow analysis on the Software Division,

(vii)	certain hypothetical pro forma effects on Buyer and Seller of the proposed Transaction, and

(viii)	certain publicly available market data of the Buyer, Seller and the Software Division.

We have had discussions with members of the management of the Seller concerning the financial condition, current operating results and the regulatory and business outlook for the Software Division on a stand-alone basis.

We have relied upon and assumed the completeness and accuracy of the financial statements and other information provided to us by or on behalf of the Buyer and Seller, or otherwise made available to us, and we have not assumed responsibility for the independent verification of that information. We have further relied upon the assurances of the Buyer’s and Seller’s respective management that the information provided to us was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts and other financial planning data, reflects the best currently available estimates and judgment of the Seller’s management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion regarding such financial forecasts or other financial planning data or the assumptions on which they are based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Buyer and Seller as to all legal, tax and financial reporting matters with respect to the Buyer, the Seller and the Agreement.

We have assumed that none of the parties is party to any pending transaction, including recapitalization, acquisition, merger, consolidation or asset sale discussions, other than the Transaction or in the ordinary course of business. However, we note the Buyer may engage in a financing transaction prior to consummation of the Transaction. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not have a material adverse effect on the contemplated benefits of the Transaction.

We further have assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Agreement, without any amendments thereto and without waiver by any party of any of the conditions to its obligations thereunder.

Our opinion addresses solely the fairness, from a financial point of view, of the aggregate consideration payable to the Seller as a whole and does not address any other term or agreement relating to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, on the one hand, or any alternative business strategies or alternative transactions that may be available to the Seller, on the other hand. We assumed for purposes of our opinion that the entire aggregate consideration will be payable to the Seller. In addition, we are not expressing any opinion as to the prices at which the common stock of the Buyer may trade.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Buyer or the Seller, we have not been furnished with any such appraisals or valuations, and we did not make any physical inspection of any property or asset. We express no opinion regarding the liquidation value or financial solvency of any entity before or after the Transaction. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Buyer, the Seller or any of their respective affiliates is a party or may be subject and, at the Seller’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to update, reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is solely for the benefit of the Board of Directors of the Seller and is not intended to be and does not constitute a recommendation to any stockholder of the Seller as to how to vote with respect to the Transaction. This opinion shall not be otherwise relied upon, published or otherwise used, nor shall any public references to us be made without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the proposed aggregate consideration to be paid in the Transaction to the Seller pursuant to the Agreement is fair, from a financial point of view, to the Seller as of the date hereof.

Sincerely,

/s/ PIPER JAFFRAY
PIPER JAFFRAY & CO.

ANNEX C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROXIO, INC.

Roxio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 3, 2000.

2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and the sole stockholder of the Corporation.

3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

4. The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Napster, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share (“Common Stock”), and Preferred Stock, par value $0.001 per share (“Preferred Stock”). The total number of shares of Common Stock that the Corporation shall have authority to issue is 100,000,000. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 10,000,000. The Preferred Stock may be issued from time to time in one or more series.

The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of all outstanding Preferred Stock.

The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article IV, by resolution to provide for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

A. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

C. Whether that series shall have the voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

H. Any other relative rights, preferences and limitations of that series.

No holders of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV.

ARTICLE V

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors or by the Chairman of the Board of Directors of the Corporation and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. Notwithstanding the foregoing, if at any time, by reason of death or resignation or other cause, the

Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders solely for the purpose of electing directors in accordance herewith and the Bylaws.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of this Corporation shall be fixed and may be changed from time to time by resolution of the Board of Directors.

B. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

C. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, and except as otherwise provided by law, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even if such remaining directors constitute less than a quorum of the Board of Directors, and not by the stockholders.

E. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

F. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

G. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

Except as provided in Article VIII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors then outstanding, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal Article V or VII or this sentence.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Wm. Christopher Gorog, its Chief Executive Officer, on this      day of November, 2004.

ROXIO, INC.

Wm. Christopher Gorog, Chief Executive Officer

ATTEST:

William Growney, Secretary

ANNEX D

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

FINANCIAL STATEMENTS

AS FILED WITH THE SEC ON FORM 8-K ON SEPTEMBER 3, 2004

On August 9, 2004, Roxio, Inc. (“Roxio”) entered into an Asset Purchase Agreement (the “Agreement”) with Sonic Solutions (“Sonic”), a publicly listed California corporation, pursuant to which the parties contemplate a sale by Roxio, to Sonic of substantially all of the assets and liabilities constituting Roxio’s Consumer Software Division (“CSD”), including all of the capital stock of certain international subsidiaries historically included in CSD. Sonic has agreed to pay a total of $70 million in cash and 653,837 shares of Sonic’s common stock. The cash purchase price is subject to certain adjustments as described in the Agreement. The closing of this transaction is subject to the fulfillment of closing conditions, including approval by the stockholders of Roxio, the absence of a material adverse effect on Roxio as defined in the Agreement, regulatory approvals and the receipt of third-party consents to assignment. The disposition will be accounted for by Roxio as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Pro Forma Financial Information.

The following unaudited pro forma condensed consolidated financial information has been prepared based on the historical financial statements of Roxio after giving effect to the sale to Sonic of substantially all of the assets and obligations related to Roxio’s Consumer Software Division, and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma consolidated condensed financial information. The unaudited pro forma condensed consolidated statements of operations give effect to the disposal of CSD by Roxio as if it had occurred on April 1, 2001 and the unaudited pro forma condensed consolidated balance sheet gives effect to the disposal of CSD by Roxio as if it had occurred on June 30, 2004. The unaudited pro forma condensed consolidated financial statements were derived by adjusting the historical financial statements of Roxio for the removal of assets, liabilities, revenues and expenses associated with CSD and the pro forma adjustment described in the footnotes. Roxio will treat the sale of CSD as a discontinued operation of its consumer software division segment and record a gain upon completion of the transaction.

The unaudited pro forma condensed consolidated financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited historical consolidated financial statements and notes thereto included in Roxio’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, as filed with the Securities and Exchange Commission on June 14, 2004, and the unaudited interim condensed consolidated financial statements and notes thereto included in Roxio’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004, as filed with the Securities and Exchange Commission on August 9, 2004.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the disposition occurred April 1, 2001 for statements of operation purposes and as of June 30, 2004 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2004

(In thousands)

	Historical
	Roxio	Consumer Software Division	Pro Forma Adjustments		Pro Forma Ongoing Business
ASSETS
Current assets:
Cash and cash equivalents	$19,283	$—	$70,000	(a)	$89,283
Restricted cash	735	735	—		—
Short-term investments	43,395	—	—		43,395
Accounts receivable, net	15,566	14,601	8,977	(a)	9,942
Prepaid expenses and other current assets	15,230	1,840	—		13,390
Deferred income taxes	146	146	—		—

Total current assets	94,355	17,322	78,977		156,010

Long-term investment	3,000	3,000	—		—
Property and equipment, net	9,063	3,883	—		5,180
Goodwill	91,623	56,965	—		34,658
Other intangibles assets, net	4,565	1,699	—		2,866
Other assets	1,180	732	—		448

Total assets	$203,786	$83,601	$78,977		$199,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,895	$3,771	—		$2,124
Income taxes payable	2,803	—	5,000	(d)	7,803
Accrued liabilities	27,403	22,405	1,750	(b)	6,748
Deferred revenues	2,707	986	—		1,721
Current portion of long-term debt	15,491	321	—		15,170

Total current liabilities	54,299	27,483	6,750		33,566

Long-term liabilities:
Long-term debt	155	51	—		104
Other liabilities	2,353	2,251	—		102

Total liabilities	56,807	29,785	6,750		33,772

Stockholders’ equity:
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and outstanding: 33,543 shares at June 30, 2004	35	—	—		35
Additional paid-in capital	200,737	137	—		200,600
Deferred stock-based compensation	(1,034)	(137)	—		(897)
Accumulated deficit	(57,728)	48,493	72,227	(c)	(33,994)
Accumulated other comprehensive income (loss)	4,969	5,323	—		(354)

Total stockholders’ equity	146,979	53,816	72,227		165,390

Total liabilities and stockholders’ equity	$203,786	$83,601	$78,977		$199,162

The accompanying notes are an integral part of these consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Three Months Ended June 30, 2004

(In thousands, except per share data)

	Historical
	Roxio	Consumer Software Division	Pro Forma Adjustments	Pro Forma Ongoing Business
Net revenues :
Consumer software	$22,048	$22,048	$—	$—
Online music	7,867	—	—	7,867

Total net revenues	29,915	22,048	—	7,867

Cost of revenues :
Consumer software	4,625	4,625	—	—
Online music	6,416	—	—	6,416
Amortization of purchased technologies	696	665	—	31

Total cost of revenues	11,737	5,290	—	6,447

Gross profit	18,178	16,758	—	1,420

Operating expenses:
Research and development	6,478	3,593	—	2,885
Sales and marketing	10,390	6,095	—	4,295
General and administrative	4,861	105	—	4,756
Restructuring charges	(153)	(153)	—	—
Amortization of intangible assets	576	62	—	514
Stock-based compensation charges	382	145	—	237

Total operating expenses	22,534	9,847	—	12,687

Income (loss) from operations	(4,356)	6,911	—	(11,267)
Gain on sale of GoBack product line	1,682	1,682	—	—
Other income (loss), net	219	111		108

Income (loss) before provision for income taxes	(2,455)	8,704	—	(11,159)
Provision for income taxes	185	185	—	—

Net income (loss)	$(2,640)	$8,519	$—	$(11,159)

Basic and diluted net loss per share	$(0.08)			$(0.33)

Weighted average shares used in computing basic and diluted net loss per share	33,726			33,726

The accompanying notes are an integral part of these consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Year Ended March 31, 2004

(In thousands except per share data)

	Historical
	Roxio	Consumer Software Division	Pro Forma Adjustments	Pro Forma Ongoing Business
Net revenues :
Consumer software	$87,332	$87,332	$—	$—
Online music	11,964	—	—	11,964

Total net revenues	99,296	87,332	—	11,964

Cost of revenues :
Consumer software	23,495	23,495	—	—
Online music	10,422	—	—	10,422
Amortization of purchased technologies	2,399	2,294	—	105

Total cost of revenues	36,316	25,789		10,527

Gross profit	62,980	61,543		1,437

Operating expenses:
Research and development	31,142	19,202	—	11,940
Sales and marketing	42,625	26,978	—	15,647
General and administrative	23,994	2,712	—	21,282
Restructuring charges	10,417	9,298	—	1,119
Amortization of intangible assets	2,803	631	—	2,172
Stock-based compensation charges	2,073	1,208	—	865

Total operating expenses	113,054	60,029		53,025

Income (loss) from operations	(50,074)	1,514		(51,588)
Gain on sale of GoBack product line	10,622	10,622	—	—
Other income (loss), net	(15)	(834)		819

Income (loss) before provision for income taxes	(39,467)	11,302	—	(50,769)
Provision for income taxes	4,946	4,946	—	—

Net income (loss)	$(44,413)	$6,356	$—	$(50,769)

Basic and diluted net loss per share	$(1.62)			$(1.85)

Weighted average shares used in computing basic and diluted net loss per share	27,496			27,496

The accompanying notes are an integral part of these consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Year Ended March 31, 2003

(In thousands, except per share data)

	Historical
	Roxio	Consumer Software Division	Pro Forma Adjustments	Pro Forma Ongoing Business
Consumer software revenues	$120,408	$120,408	$—	$—

Cost of revenues :
Consumer software	31,357	31,357	—	—
Amortization of purchased technologies	2,791	2,791	—	—

Total cost of revenues	34,148	34,148		—

Gross profit	86,260	86,260		—

Operating expenses:
Research and development	21,582	21,582	—	—
Sales and marketing	41,255	41,255	—	—
General and administrative	26,804	8,876	—	17,928
Restructuring charges	578	578	—	—
Amortization of intangible assets	3,610	2,944	—	666
Stock-based compensation charges	1,936	1,446	—	490

Total operating expenses	95,765	76,681		19,084

Income (loss) from operations	(9,505)	9,579	—	(19,084)
Other income (loss), net	471	(400)	—	871

Income (loss) before provision for income taxes	(9,034)	9,179	—	(18,213)
Provision for income taxes	910	910	—	—

Net income (loss)	$(9,944)	$8,269	$—	$(18,213)

Basic and diluted net loss per share	$(0.51)			$(0.94)

Weighted average shares used in computing basic and diluted net loss per share	19,477			19,477

The accompanying notes are an integral part of these consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Year Ended March 31, 2002

(In thousands except per share data)

	Historical
	Roxio	Consumer Software Division	Pro Forma Adjustments	Pro Forma Ongoing Business
Consumer software revenues	$142,521	$142,521	$—	$—

Cost of revenues:
Consumer software	29,154	29,154	—	—
Online music	—	—	—	—
Amortization of purchased technologies	1,474	1,474	—	—

Total cost of revenues	30,628	30,628	—	—

Gross profit	111,893	111,893	—	—

Operating expenses:
Research and development	21,637	21,637	—	—
Sales and marketing	49,247	49,247	—	—
General and administrative	19,327	3,009	—	16,318
Amortization of intangible assets	4,672	4,672	—	—
Stock-based compensation charges	8,110	7,684	—	426
Write-off of acquired in-process research and development	1,110	1,110		—

Total operating expenses	104,103	87,359		16,744

Income (loss) from operations	7,790	24,534	—	(16,744)
Other income (loss), net	1,285	131	—	1,154

Income (loss) before provision for income taxes	9,075	24,665	—	(15,590)
Provision for income taxes	6,726	6,726	—	—

Net income (loss)	$2,349	$17,939	$—	$(15,590)

Net income (loss) per share:
Basic	$0.14			$(0.91)

Diluted	$0.13			$(0.91)

Weighted average shares used in computing net income (loss) per share:
Basic	17,216			17,216

Diluted	17,518			17,216

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

The unaudited pro forma condensed financial statements of Roxio and CSD have been prepared based on the historical consolidated balance sheets of Roxio and CSD as of June 30, 2004 and the historical consolidated statements of operations for Roxio and CSD for the years ended March 31, 2004, 2003 and 2004, and the three months ended June 30, 2004, after giving effect to the adjustments and assumptions described below.

Roxio and CSD employ accounting policies that are in accordance with generally accepted accounting principles in the United States. In management’s opinion, all material adjustments necessary to reflect fairly the pro forma financial position and pro forma results of operations of Roxio and CSD have been made.

The ongoing activity presented in these pro forma condensed consolidated financial statements represents Roxio’s online music distribution division and corporate assets, liabilities and expenses that will not be divested of in the sale of CSD. This pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described above occurred on the dates indicated, nor are they necessarily indicative of the operating results and financial position that may occur in the future.

Note 2. Pro Forma Assumptions

Allocation of common costs:

Roxio and CSD have management service agreements with subsidiaries included in other segments of Roxio. Pursuant to these management service agreements, the actual costs incurred by CSD to support the other segments are charged to the segment plus a fixed mark up rate. Roxio management believes that the charge represents a reasonable approximation of what it would have cost to obtain these services from an outside third party.

Corporate overhead has not been allocated to CSD for any of the periods presented.

Pro forma adjustments:

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared as if the divestiture was completed on June 30, 2004 for balance sheet purposes and as of April 1, 2001 for statement of operations purposes and reflect the following pro forma adjustments:

(a)	To reflect sale consideration of $70 million cash and 653,837 shares of common stock from Sonic Solutions. In accordance with EITF ABSTRACTS Issue No. 99-12 “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” the $8.9 million fair value of the common stock was determined based on the market values of Sonic Solution’s common stock during the five trading days before and after the Agreement was signed.

(b)	To reflect the $1.75 million in estimated direct expenses of the transaction including legal, accounting, printing and other professional fees.

(c)	To reflect the net proceeds and resulting gain on the sale of assets sold to and the liabilities assumed by Sonic.

Total consideration	$78,977
Transaction costs	(1,750)
Income taxes	(5,000)

Net total proceeds	72,227
Net assets acquired by Sonic	(53,816)
Cumulative translation adjustment	5,323

Pro forma net gain	$23,734

(d)	To record the tax effect of pro forma adjustments considering management’s current expectations of available net operating losses and credits, as well as our effective tax rate.

Note 3. Unaudited Pro Forma Earnings Per Share Data

Basic and diluted pro forma earnings per share were calculated using the weighted average shares outstanding of Roxio for the years ended March 31, 2004, 2003 and 2002, and for the three months ended June 30, 2004. As the pro forma condensed consolidated statements of operations for all periods presented shows a net loss, weighted average basic and diluted shares are the same.

[FRONT OF PROXY CARD]

ROXIO, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, NOVEMBER 1, 2004

The undersigned, a stockholder of ROXIO, INC., a Delaware corporation, acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of Roxio’s Annual Report to Stockholders for its fiscal year ended March 31, 2004; and, revoking any proxy previously given, hereby constitutes and appoints Wm. Christopher Gorog and Nand Gangwani and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of Roxio standing in the name of the undersigned at the Annual Meeting of Stockholders of Roxio to be held at the company’s Los Angeles office at 9044 Melrose Avenue, Los Angeles, California 90069 on November 1, 2004 at 10:00 a.m. local time, and at any adjournment thereof, on all matters coming before said meeting.

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.

1.	Approval of the sale of our consumer software division to Sonic Solutions pursuant to the asset purchase agreement dated as of August 9, 2004 between us and Sonic Solutions.

☐	For

☐	Against

☐	Abstain

2.	Approval of amending and restating our Certificate of Incorporation to change our corporate name to “Napster, Inc.”

☐	For

☐	Against

☐	Abstain

3.	Election of members of our Board of Directors for a three-year term expiring in 2007.

Vernon E. Altman and Wm. Christopher Gorog

☐	For these Nominees*

☐	Withheld for all

*(Authority	to vote for any nominee may be withheld by lining through that nominee’s name)

4.	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2005.

☐	For

☐	Against

☐	Abstain

5.	In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

(continued and to be signed on other side)

[BACK OF PROXY CARD]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

Dated , 2004
Signature of Stockholder

Dated , 2004
Signature of Stockholder

(This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shares are held in joint name, either person may sign this Proxy. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.